SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Radiant Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials: $1,001.54.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 31, 2003

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Radiant Systems, Inc. (“Radiant”) to be held on January 30, 2004, at 10:00 a.m., local time, at the offices of Smith, Gambrell & Russell, LLP, Promenade II, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309. At the special meeting, you will be asked to consider and vote on a proposal to approve the separation of Radiant’s enterprise software business in a split-off transaction to Erez Goren, who is Co-Chairman of the Radiant board of directors and Radiant’s current Co-Chief Executive Officer. The split-off provides for the contribution by Radiant of the enterprise software business and approximately $4.0 million in cash to a newly formed company, Wave Enterprise Systems, Inc. (“Enterprise”), and for 100% of the outstanding shares of Enterprise to be transferred to Erez Goren in exchange for 2.0 million shares of Radiant common stock held by Erez Goren. The shareholders of Radiant (other than Erez Goren) will not receive any consideration from the proposed transaction.

The transaction, if completed, will result in two separate companies. Radiant will continue as a publicly traded company focused on its point-of-sale systems for the petroleum and convenience store, food service and entertainment markets. Enterprise, which initially will be 100% owned by Erez Goren, will assume development of the enterprise software business.

Copies of the principal transaction agreements are attached as Annex A to the accompanying proxy statement and should be read carefully.

A special committee of the board of directors, comprised of three independent directors, reviewed and evaluated the transaction agreements and the transaction. The special committee unanimously approved the transaction agreements and the transaction. Accordingly, the board of directors recommends that you vote FOR the approval of the transaction.

Among the factors considered by the special committee and the board of directors in evaluating the transaction was the opinion, dated October 8, 2003, of SunTrust Robinson Humphrey, financial advisor to the special committee, which provides that, as of that date, the terms of the transaction are fair from a financial point of view to the shareholders of Radiant (other than Erez Goren). The written opinion of SunTrust Robinson Humphrey is attached as Annex B to the accompanying proxy statement and should be read carefully.

Consummation of the transaction is conditioned upon, among other conditions, the affirmative vote of a majority of the shares of Radiant common stock outstanding as of November 28, 2003 (excluding shares held or controlled by Erez Goren, Alon Goren and members of their immediate family).

The accompanying notice of meeting and proxy statement explain the proposed transaction in greater detail and provide specific information concerning the special meeting. Please read these materials carefully. Whether or not you plan to attend the special meeting in person, please sign and return your proxy as soon as possible in the enclosed envelope so that your vote will be recorded. Your vote is very important.

Very truly yours,

John H. Heyman

Co-Chief Executive Officer

This proxy statement and the accompanying proxy are first being mailed to shareholders on December 31, 2003.

3925 Brookside Parkway

Alpharetta, Georgia 30022

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 30, 2004

A special meeting of shareholders of Radiant Systems, Inc., a Georgia corporation (“Radiant”), will be held on January 30, 2004, at 10:00 a.m., local time, at the offices of Smith, Gambrell & Russell, LLP, Promenade II, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, for the following purposes:

(1)  To consider and act upon a proposal to approve the Share Exchange Agreement, dated as of October 10, 2003, by and between Radiant and Erez Goren, and the transactions contemplated thereby, which are referred to in this proxy statement as the split-off transaction or the transaction, as more fully described in the accompanying proxy statement and in Annex A to the proxy statement; and

(2)  To transact any other business as may properly come before the special meeting or any postponements or adjournments thereof, including any motion to adjourn or postpone the special meeting to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing item.

The close of business on November 28, 2003, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the special meeting or any postponements or adjournments thereof. Information concerning the matters to be acted upon at the special meeting is set forth in the accompanying proxy statement.

PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY. RETURNING THE ENCLOSED PROXY DOES NOT PREVENT YOU FROM ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

By order of the Board of Directors,

John H. Heyman

Co-Chief Executive Officer

Alpharetta, Georgia

December 31, 2003

RADIANT SYSTEMS, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

i

ii

SUMMARY TERM SHEET

This summary term sheet is intended to give you a summary description of the material aspects of the proposed split-off transaction as described in this proxy statement. You should review this proxy statement and the annexes to this proxy statement so that you can gain a more complete understanding of the proposed transaction.

Proposed Transaction

On August 5, 2003, Radiant Systems, Inc. (“Radiant” or “we”) announced its intention to pursue a separation of its enterprise software business into a private company controlled by Erez Goren, who is Co-Chairman of the Radiant board of directors and the current Co-Chief Executive Officer of Radiant. On October 10, 2003, Radiant and Erez Goren entered into a definitive Share Exchange Agreement. The Share Exchange Agreement and the other agreements attached thereto (sometimes collectively referred to as the “transaction agreements”) contain the substantive terms of the proposed transaction.

Under the transaction agreements:

•	Radiant will contribute the assets of the enterprise software business to a new subsidiary, Wave Enterprise Systems, Inc. (“Enterprise”), and Enterprise will assume certain obligations associated with the enterprise software business. Such assets will include the Enterprise Productivity Suite, several other software products primarily associated with the enterprise software business and the intellectual property primarily associated with the software products being contributed to Enterprise. The assets will also include the rights under contracts with certain customers of the enterprise software business and the right to receive any termination payment from YUM! Brands. The obligations being assumed principally include post-closing obligations under the contracts being transferred and, with certain exceptions, any liabilities arising from infringement of the software products being transferred to Enterprise with any intellectual property rights of unaffiliated third parties. Enterprise will also assume the $3.5 million payable to YUM! Brands based on YUM! Brands’ acceptance and rollout of the Enterprise Productivity Suite and fulfillment of its total target client store commitment.

•	Radiant will also contribute $4.0 million in cash to Enterprise.

•	Radiant will transfer 100% of the outstanding shares of Enterprise to Erez Goren in exchange for 2.0 million shares of Radiant common stock held by Erez Goren.

•	The cash amount to be contributed to Enterprise shall be reduced by (or Enterprise shall otherwise be responsible for) any fees or expenses (other than expenses incurred by the enterprise software group in the ordinary course of business) paid by Radiant on behalf of Enterprise relating to the transaction or specifically for the benefit of Enterprise following the closing.

•	Erez Goren will resign from all employee, officer and director positions that he holds with Radiant.

•	The transaction is subject to, among other conditions, the approval of a majority of the outstanding shares of Radiant common stock (excluding shares held or controlled by Erez Goren, Alon Goren and members of their immediate family).

•	Radiant or Erez Goren may elect not to proceed with the transaction if either the special committee or the board of directors withdraws its recommendations in favor of the transaction.

•	Erez Goren may elect not to proceed with the transaction in the event of a material adverse effect with respect to the enterprise software business.

•	If the transaction does not occur for any reason other than a termination of the Share Exchange Agreement by Radiant as a result of the failure of any of Erez Goren’s representations or warranties therein to be true in all material respects or the breach by Erez Goren of any material covenants or agreements thereunder, Radiant agrees to pay all reasonable legal fees incurred by Erez Goren or Enterprise relating to the transaction.

•	Radiant and Enterprise will enter into a reseller and services agreement with an initial three-year term (with an option to renew by Radiant if certain minimum sales thresholds are met) pursuant to which Radiant will have the right to resell the Web-based productivity and enterprise management programs of Enterprise commonly known as the “Enterprise Productivity Suite.”

•	Radiant will have access to Enterprise’s application source code to ensure that Radiant can continue to serve its customers in the case of Enterprise’s insolvency or inability to perform its obligations.

•	Radiant will retain certain customer contracts, providing for an aggregate of approximately $12.0 million in revenue backlog, and share the revenue from such contracts with Enterprise.

•	Radiant will retain liability for the December 31, 2003, installment payment of $4.0 million to YUM! Brands.

•	Enterprise and Erez Goren will be prohibited, for a period of five years, from developing or partnering with certain third parties to develop a site-based point-of-sale product that is competitive with Radiant’s products. Also, Enterprise will be prohibited, for a period of four years, from being acquired by certain companies that offer a competitive point-of-sale product.

•	If Enterprise is acquired (or enters into an agreement to be acquired) prior to the second anniversary of the closing date, Enterprise or its shareholders may be required to pay a fee to Radiant based on the amount, if any, by which the consideration paid in such acquisition exceeds the value of the Radiant shares being redeemed in the split-off transaction.

•	Radiant and Enterprise will agree not to solicit employees from each other for a period of two years.

Based on the closing stock price of $8.20 for Radiant common stock on December 29, 2003, the implied valuation of the enterprise software business (not including the cash being contributed) in this transaction is approximately $12.4 million ([2,000,000 x $8.20]—$4,000,000). The transaction agreements do not provide any mechanism to address increases or decreases in the price of Radiant common stock prior to closing. The implied valuation is therefore subject to change and is not necessarily indicative of the valuation of the enterprise software business as a going concern.

The shareholders of Radiant (other than Erez Goren) will not receive any consideration from the proposed transaction.

Reasons for the Transaction

The special committee and the board of directors considered other possible alternatives, including selling the enterprise software business to an unaffiliated third party, spinning off the enterprise software business to shareholders, suspending development of the enterprise software business, and continuing to fund the enterprise software business. A spin-off of the enterprise software business would involve a pro rata distribution of the shares of Enterprise to all of Radiant’s shareholders. As opposed to this transaction after which Enterprise will be a privately held company owned Erez Goren, a spin-off would result in Enterprise being a separate publicly held company owned by all of Radiant’s shareholders. After consideration of the spin-off and other possible alternatives, the special committee and the board of directors concluded that the proposed split-off transaction was in the best interests of Radiant and its shareholders. Primary reasons for this conclusion include:

•	The special committee and the board of directors believe that the transaction will enhance Radiant’s ability to focus on its core point-of-sale operations.

•	The special committee and the board of directors believe that the transaction will be accretive to Radiant’s earnings and other key financial performance measurements.

•	The special committee and the board of directors believe that the transaction will allow Radiant to pursue strategic partnering arrangements with major enterprise software providers which might not otherwise be available if Radiant directly competes with those providers.

•	The special committee and the board of directors believe that the transaction will provide Radiant with better financing and capital-raising alternatives.

Fairness Opinion

In connection with the transaction, the special committee and the board of directors considered the opinion of the special committee’s financial advisor, SunTrust Robinson Humphrey, that the terms of the transaction are fair, from a financial point of view, to the shareholders of Radiant (other than Erez Goren). The full text of SunTrust Robinson Humphrey’s written opinion is attached to this proxy statement as Annex B. SunTrust Robinson Humphrey’s opinion does not constitute a recommendation to any shareholder with respect to any matter relating to the transaction. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by SunTrust Robinson Humphrey.

Tax Consequences

The transaction has been structured to qualify as a “reorganization” under Section 368(a)(1)(D) of the Internal Revenue Code that includes a tax free split-off qualifying under Section 355 of the Internal Revenue Code. The transaction is conditioned upon the receipt of a tax opinion from King & Spalding LLP, counsel to the special committee, that confirms these federal income tax consequences. Accordingly, except for the possible inclusion in taxable income by Radiant of certain advance payments as described below, neither Radiant nor Erez Goren will recognize any income, gain or loss for federal income tax purposes as a result of the transaction.

Despite the qualification of the transaction as a reorganization, Radiant may be required to include in its taxable income, to the extent not previously included, certain advance payments previously received by Radiant but for which Enterprise will assume Radiant’s obligation to provide the associated services or software. Radiant expects the aggregate of such amounts to be less than $2.0 million.

The transaction will not have any federal income tax consequences to Radiant’s shareholders other than Erez Goren.

Accounting Consequences

Upon consummation of the transaction, Radiant will record the disposition of the Enterprise business as a sale with the resulting gain or loss being included in income for the period. Also upon consummation of the transaction, the operations related to the Enterprise assets will be reflected in discontinued operations in the statements of operations of Radiant. The statements of operations of Radiant, for current and prior periods, will report the results of operations of Enterprise, including any gain or loss recognized, in discontinued operations.

Shareholder Vote

Radiant is not required by law or regulation to submit the proposed transaction to shareholders for approval. Nevertheless, because the transaction represents a significant departure from Radiant’s previous strategy and because the transaction involves a director and executive officer of Radiant, the special committee and the board of directors believes that the disinterested shareholders should have the opportunity to consider and vote upon the transaction. The special committee and the board of directors conditioned their approval of the transaction upon, among other items, the approval of a majority of the shares of Radiant common stock (excluding shares held or controlled by Erez Goren, Alon Goren and members of their immediate family) outstanding as of November 28, 2003, the record date for the special meeting. Alon Goren is the brother of Erez Goren and will remain as Chairman of the Board of Radiant following completion of the transaction.

If the requisite shareholders do not approve the transaction (or if the transaction is not completed for some other reason), the board of directors and management will evaluate other options relating to the enterprise software business. These options may include, without limitation, sale to an unaffiliated third party, spin-off of the business to shareholders, suspension of development of the business, and continuation of the business. The board of directors will not be obligated to submit any of these further options to the shareholders for approval.

Plans After the Transaction

The transaction, if completed, will result in two separate companies. Radiant will continue as a publicly traded company focused on its point-of-sale systems for the petroleum and convenience store, food service and entertainment markets. Enterprise, which initially will be 100% owned by Erez Goren, will assume development of the enterprise software business.

Recent Developments

On December 15, 2003, Radiant announced that it entered into a definitive purchase agreement with Aloha Technologies to acquire substantially all of the assets of Aloha, a leading provider of point-of-sale systems for the hospitality industry, and certain affiliated entities of Aloha. Under the terms of the purchase agreement, Radiant will acquire the assets for a purchase price of approximately $45 million. Radiant expects to close the acquisition of the Aloha assets early in the first quarter of 2004. Neither the closing of the Aloha transaction nor the split-off transaction is contingent upon the closing of the other transaction. For more information regarding the Aloha transaction, see “Recent Developments” on page 61.

QUESTIONS AND ANSWERS RELATING TO THE

TRANSACTION AND THE SPECIAL MEETING

Q:	What will be voted on at the special meeting?

A:	You are being asked to approve the split-off of Radiant’s enterprise software business to Erez Goren, who is Co-Chairman of the Radiant board of directors and Radiant’s current Co-Chief Executive Officer, as described in this proxy statement and the transaction agreements attached to this proxy statement as Annex A.

Q:	When will the transaction be completed?

A:	The parties expect to complete the transaction promptly after the special meeting. In addition to approval of the transaction by a majority of disinterested Radiant shareholders, each of Radiant and Erez Goren must satisfy or waive all of the other conditions to the completion of the transaction contained in the Share Exchange Agreement, as described beginning on page 35 of this proxy statement.

Q:	Will the shareholders of Radiant (other than Erez Goren) receive any consideration in connection with this transaction?

A:	The shareholders of Radiant (other than Erez Goren) will not receive any consideration in connection with this transaction. However, each shareholder’s (other than Erez Goren’s) proportionate interest in the company will increase as a result of the redemption of shares held by Erez Goren (and the corresponding reduction in the number of outstanding shares).

Q:	What value is Radiant receiving for the enterprise software business in this transaction?

A:	Based on the closing stock price of $8.20 for Radiant common stock on December 29, 2003, the implied valuation of the enterprise software business (not including the cash being contributed) in this transaction is approximately $12.4 million ([2,000,000 x $8.20]—$4,000,000). The transaction agreements do not provide any mechanism to address increases or decreases in the price of Radiant common stock prior to closing. The implied valuation is therefore subject to change and is not necessarily indicative of the valuation of the enterprise software business as a going concern.

Q:	What steps did Radiant and its board of directors take to address the conflicts of interest associated with the transaction?

A:	Management and the board of directors recognized the inherent conflict of interest in a transaction between Radiant and a director and executive officer. For this reason, the board of directors appointed a special committee to consider and evaluate the transaction and other alternatives to the transaction. The special committee was composed solely of independent directors. The special committee retained its own legal counsel and financial advisors to assist it in evaluating and negotiating the transaction. Also, although not required by applicable law or regulation, the board of directors and the special committee have conditioned the completion of the transaction upon the approval of the disinterested shareholders of Radiant.

Q:	How do the transaction agreements address the possible insolvency of Enterprise or inability of Enterprise to perform its obligations?

A:	Radiant will have a license to sell the Enterprise software and access to Enterprise’s application source code to ensure that Radiant can continue to serve its customers in the case of Enterprise’s insolvency or inability to perform its obligations. In addition, Radiant will retain ownership of certain assets and lease them to Enterprise and will have the ability to assume control of such assets in the event Enterprise is unable to fulfill its obligations.

Q:	What was the closing stock price for Radiant common stock on the day before the intention to pursue the transaction was announced?

A:	Radiant’s stock price closed at $6.40 per share on August 4, 2003.

Q:	What is the board of directors’ recommendation as to the transaction?

A:	Based on the recommendation of the special committee, the board of directors has approved the transaction agreements and the transaction and has determined that the transaction agreements and the transaction are in the best interests of Radiant and its shareholders and recommends that you vote FOR approval of the transaction.

Q:	Who is entitled to vote at the special meeting?

A:	All shareholders of record (other than Erez Goren, Alon Goren and members of their immediate family) as of the close of business on November 28, 2003, are entitled to vote at the special meeting. Such holders will be entitled to one vote per share of common stock owned. As of the close of business on November 28, 2003, the record date for the special meeting, there were a total of 27,758,554 shares of common stock outstanding. Erez Goren and Alon Goren have informed the company secretary that they and their immediate family members owned or controlled 9,862,150 shares of common stock outstanding as of November 28, 2003. As a result, a total of 17,896,404 shares are eligible to be cast at the special meeting.

Q:	What vote of Radiant shareholders is necessary to approve the transaction?

A:	Under applicable Georgia law and the terms of the transaction agreements, the affirmative vote of a majority of the shares of Radiant common stock (excluding shares held or controlled by Erez Goren, Alon Goren or members of their immediate family) outstanding as of November 28, 2003, the record date for the special meeting, is necessary to approve the transaction.

Q:	What happens if I do not give my proxy or if I abstain from voting?

A:	For the purposes of the transaction, abstentions and “broker non-votes” have the same effect as a vote against the proposal.

Q:	If I am a record owner, how do I vote my shares?

A:	To cast your vote, please complete the enclosed proxy card and follow the instructions on the proxy card.

Shareholders are also welcome to attend the special meeting and cast their votes in person.

Q:	If my shares are held in “street name” by my broker, how do I vote my shares?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the procedures that will be provided to you by your broker regarding the voting of your shares.

Q:	May I change my vote after I have submitted my completed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions.

Q:	Who will pay the costs of the proxies being solicited for the transaction?

A:	Radiant will bear the costs of the proxies being solicited for the transaction. Radiant has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $10,000 and reimbursement of specified expenses. Brokers, custodians and fiduciaries will be requested to forward proxy solicitation material to the owners of stock held in their names and, as required by law, we will, at their request, reimburse them for their out-of-pocket expenses in this regard.

Q:	Do I have dissenters’ rights in connection with the transaction?

A:	Under Georgia law, you will not have dissenters’ or other similar rights in connection with the transaction.

Q:	Who can help answer my questions on the transaction or the special meeting?

A:	If you have additional questions about the transaction or the special meeting, you should contact:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: Investor Relations

Telephone: 770-576-6577

You may also consult our website at www.radiantsystems.com for information concerning the transaction. Information included on our website is expressly not incorporated by reference into this proxy statement.

SELECTED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial data of Radiant for the periods indicated, which data has been derived from the audited annual consolidated financial statements and unaudited condensed consolidated interim financial statements of Radiant. This selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Radiant’s most recent Form 10-K and Form 10-Q and the consolidated financial statements of Radiant and the notes thereto included in the Current Report on Form 8-K filed by Radiant on October 14, 2003.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
System sales	$36,592	$56,305	$81,432	$71,268	$79,987	$91,946	$59,400
Client support, maintenance and other services	48,504	48,637	64,725	60,711	48,057	37,720	23,535

Total revenues	85,096	104,942	146,157	131,979	128,044	129,666	82,935
Cost of revenues:
System sales	22,069	29,082	43,348	38,799	39,620	46,001	28,877
Impairment of capitalized software and acquired software technology	17,091	—	—	—	—	—	—
Client support, maintenance and other services	33,531	28,213	39,000	38,043	37,356	29,989	20,288

Total cost of revenues	72,691	57,295	82,348	76,842	76,976	75,990	49,165

Gross profit	12,405	47,647	63,809	55,137	51,068	53,676	33,770
Operating expenses:
Product development	11,508	11,106	14,470	11,234	11,030	11,125	11,199
Sales and marketing	12,646	15,749	21,141	19,718	12,720	12,302	11,730
Depreciation and amortization	3,252	3,835	4,997	9,643	7,706	6,057	4,665
Impairment of TriYumf Asset	10,589	—	—	—	—	—	—
Impairment of goodwill	6,172	—	—	—	—	—	—
Lease termination and severance costs	761	—	—	—	—	—	—
Non-recurring charges	—	—	—	1,244	—	—	1,276
General and administrative	9,975	9,393	12,791	15,056	15,818	13,204	12,360

Income (loss) from operations	(42,498)	7,564	10,410	(1,758)	3,794	10,988	(7,460)
Gain from early extinguishment of debt(1)	—	—	—	—	2,530	—	—
Interest income, net	428	546	754	1,513	3,240	1,613	1,800

Income (loss) before income taxes	(42,070)	8,110	11,164	(245)	9,564	12,601	(5,660)
Income tax provision (benefit)	252	3,501	4,623	183	2,783	4,992	(2,265)

Net income (loss)	$(42,322)	$4,609	$6,541	$(428)	$6,781	$7,609	$(3,395)

Income (loss) per share:
Basic income (loss) per share	$(1.52)	$0.17	$0.24	$(0.02)	$0.24	$0.31	$(0.14)
Diluted income (loss) per share	$(1.52)	$0.16	$0.23	$(0.02)	$0.23	$0.28	$(0.14)

Weighted average shares outstanding:
Basic(2)	27,860	27,674	27,753	27,726	27,294	24,630	23,985

Diluted(2)	27,860	28,935	28,995	27,726	29,791	27,519	23,985

	September 30, 2003	December 31,
		2002	2001	2000	1999	1998
	(in thousands, except per share data)
Balance Sheet Data:
Working capital	$50,279	$66,201	$55,205	$70,882	$65,947	$47,329
Total assets	94,871	145,256	125,162	131,261	111,999	84,166
Long-term debt and shareholder loan, including current portion	785	1,151	1,610	—	4,355	4,267
Shareholders’ equity	69,802	114,710	103,614	108,387	85,935	69,245

(1)	In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which rescinds SFAS No. 4. As a result, gains and losses from extinguishments of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30 (“APB 30”). Radiant adopted SFAS No. 145 on January 1, 2003. As a result, the extraordinary gain on extinguishment of debt for the year ended December 31, 2000 of $2.53 million was reclassified as a component of income before taxes.

(2)	On April 1, 2000, Radiant effected a 3-for-2 stock split. All historical share and weighted average share amounts have been restated to account for this split.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this proxy statement and include all statements that are not statements of historical fact regarding intent, belief or current expectations of Radiant, its directors or its officers with respect to, among other things: (i) the terms of the proposed split-off transaction and Radiant’s ability to consummate the split-off transaction,  (ii) Radiant’s financing plans; (iii) trends affecting Radiant’s financial condition or results of operations;  (iv) Radiant’s growth strategy and operating strategy; (v) Radiant’s new or future product offerings, and (vi) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Radiant’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the effect of the split-off on Radiant’s financial position and results of operation, Radiant’s reliance on a small number of customers for a larger portion of its revenues, fluctuations in its quarterly results, ability to manage its liquidity and other capital resources issues, competition and the other factors discussed in detail in Radiant’s filings with the Securities and Exchange Commission.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held on January 30, 2004, at the offices of Smith, Gambrell & Russell, LLP, Promenade II, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, GA 30309, at 10:00 a.m., local time. At the special meeting, holders of Radiant common stock (other than Erez Goren, Alon Goren and members of their immediate family) will be asked to consider and vote upon a proposal to approve the split-off transaction described in this proxy statement. Such holders also may be asked to vote on such other matters as may properly come before the special meeting or any postponements or adjournments thereof. Although we have no intention at this time to seek an adjournment of the special meeting, we may seek an adjournment if it becomes apparent that we have not received proxies for a sufficient number of votes to approve the transaction.

Record Date and Shares Entitled to Vote

Only holders of record of Radiant common stock (other than Erez Goren, Alon Goren and members of their immediate family) as of the close of business on November 28, 2003, will be entitled to receive notice of, and to vote at, the special meeting. Such holders will be entitled to one vote per share of common stock owned. As of the close of business on November 28, 2003, there were a total of 27,758,554 shares of common stock outstanding. Erez Goren and Alon Goren have informed the company secretary that they and their family members owned or controlled 9,862,150 shares of common stock as of November 28, 2003. Each of Messrs. Erez and Alon Goren has agreed not to vote such shares at the special meeting and has agreed not to acquire the right to vote any additional shares or transfer voting rights to a third party until after the special meeting. As a result, a total of 17,896,404 shares are eligible to be cast at the special meeting.

Quorum

The presence in person or by proxy of the holders of shares representing a majority of votes eligible to be cast (which shall not include shares held by Erez Goren, Alon Goren and members of their immediate family) at the special meeting as of the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes with respect to any proposal under consideration at the special meeting will be counted for purposes of establishing a quorum.

Required Vote

The affirmative vote of a majority of the shares of Radiant common stock (excluding shares held or controlled by Erez Goren, Alon Goren and members of their immediate family) outstanding as of November 28, 2003, the record date for the special meeting, is necessary to approve the transaction.

By seeking shareholder approval of the transaction, Radiant intends to meet certain non-exclusive safe harbor requirements contained in the Georgia Business Corporation Code relating to transactions between a corporation and an interested director. Such safe harbor requirements call for, among other things, the transaction to be approved by a majority of the outstanding “qualified shares” of the corporation. “Qualified shares” is defined as “any shares entitled to vote with respect to a director’s conflicting interest transaction except shares that, to the knowledge, before the vote, of the secretary … are beneficially owned (or the voting of which is controlled) by a director who has a conflicting interest respecting the transaction or by a related person of the director, or both.” Radiant believes that if the transaction receives the affirmative vote of a majority of the shares of Radiant common stock (excluding the shares held by Erez Goren, Alon Goren and members of their immediate family) then the transaction will receive the desired safe harbor benefits set forth in the Georgia Business Corporation Code. Those benefits include the transaction being immune from judicial action on the grounds of the director’s conflicting interest.

Solicitation of Proxies

This proxy statement is furnished to the holders of shares of our common stock in connection with our solicitation of proxies for use at the special meeting. We will bear the cost of soliciting proxies pursuant to this proxy statement, including the cost of printing and mailing this proxy statement. In addition to the solicitation by mail, our directors, officers, and employees may solicit proxies from our shareholders in person or by telephone or electronically. Those directors, officers, and employees will not receive additional compensation for that solicitation but may be reimbursed for their reasonable out-of-pocket expenses. Radiant has retained Innisfree  M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $10,000 and reimbursement of specified expenses. Brokers, custodians and fiduciaries will be requested to forward proxy solicitation material to the owners of stock held in their names and, as required by law, we will, at their request, reimburse them for their out-of-pocket expenses in this regard.

Voting

Shareholders may grant a proxy to vote their shares by following the instructions on the proxy card. Proxies submitted by mail should be returned in the accompanying envelope which requires no postage if mailed in the United States.

Proxies submitted by mail should be sent so as to be received by 11:59 p.m. on the day immediately preceding the special meeting. Submitting your proxy by following the instructions on the proxy card will not affect your right to vote in person should you decide to attend the special meeting.

If your shares are held by a broker or bank in street name, then your broker or bank will provide you with instructions on how to vote your shares.

Revocation of Proxies

You may revoke your proxy at any time before it is voted. You may do this in one of three ways. First, by submitting a written, dated notice stating that you would like to revoke your proxy. Second, by completing, dating, and submitting a new proxy card in a manner permitted by this proxy statement. Third, by attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself revoke a proxy. However, voting in person with regard to a matter will revoke any proxy you may have given with regard to that matter. If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions. Any written notice of revocation either must be delivered at the special meeting or must be sent in a manner permitted by this proxy statement in time to be received before the day of the special meeting to:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: Investor Relations

Telephone: 770-576-6577

THE TRANSACTION

Background of the Transaction

During the fourth quarter of 2001, Radiant first evaluated the evolution of its business into two distinct types of operations. As a result, in January 2002, Radiant implemented a dual chief executive officer structure with John H. Heyman leading an Industry Solutions strategy and Erez Goren leading its Enterprise Productivity strategy. It was anticipated that its Industry Solutions strategy would primarily be responsible for offering the Radiant Point-of-Sale and Enterprise Productivity Suite of products to the Petroleum and Convenience Store, Grocery, Entertainment, Quick and Table Services Restaurants, and Lodging markets. The Enterprise Productivity strategy was expected to focus primarily on marketing the Enterprise Productivity Suite of products to the General and Specialty Retail markets. At that time, Radiant’s senior management had discussed the potential for a legal separation of the two business units in the future, but determined that it was more prudent to continue operating in an integrated fashion with two different leadership focus areas.

In the second half of 2002, senior management actively evaluated several acquisition opportunities. During this process, senior management examined a potential strategy to separate the two business units into two independent companies to facilitate a merger of Radiant’s core business with a similarly sized store solutions company. At this point, senior management began to evaluate structural options that would facilitate this acquisition strategy, as well as fulfilling the need for industry focus that was identified earlier in the year. Additionally, in this timeframe, management undertook a detailed strategic planning process. This strategic planning process led to a confirmation by the board that the company needed to improve its focus on the most critical aspects of the business and needed to develop a more narrowly defined set of opportunities to pursue.

In January 2003, senior management developed a strategy to put maximum focus on Radiant’s core markets and products where management believed the company had the highest potential for long term return on investment. Mr. Heyman and Mr. Erez Goren analyzed various strategic alternatives for both aspects of the business to determine a course of action by which Radiant could continue to grow and improve its profitability.

At a special meeting of the board of directors held on March 14, 2003, senior management introduced the idea of a legal separation of the two business units as a potential approach to pursue the company’s strategy of focusing on its core site systems business. The initial proposal introduced at this meeting contemplated a spin-off of the enterprise software business to shareholders as a separate publicly held company. After discussion of this proposal and the potential benefits to Radiant’s core business as well as the risks of executing this strategy, the board requested that management prepare a business plan for each of the business units so the board could more fully evaluate a separation strategy. No formal separation decision was made at that time.

At a meeting of the board of directors held on March 24, 2003, the primary purpose of which was to review Radiant’s financial results for 2002 and the company’s business plan for 2003, Mr. Heyman presented a detailed analysis of the company’s store systems business, including strategies, customer relationships, growth assumptions and acquisition strategy. Mr. Erez Goren then gave a similar detailed analysis of the company’s enterprise software business, including strategies, revenue projections, customer relationships, and profitability forecasts. Over the next several weeks, Radiant’s senior management began to reorganize the company more fully along the store systems and enterprise software business lines. This reorganization included physical separation of the respective businesses in their office space at Radiant’s headquarters and the separation of employees who were primarily devoted to either the store systems business or the enterprise software business. However, management and the board of directors were still evaluating possibilities for a legal separation and no formal decision was made at this meeting.

On April 11, 2003, the board of directors met to discuss specifically the separation strategy, which primarily focused on spinning off the enterprise business unit pro rata to Radiant’s shareholders. At this meeting, representatives from SunTrust Robinson Humphrey (which had been contacted by the independent directors about the potential separation) made a brief presentation about possible transaction structures and the board discussed various implications of this strategy ranging from the impact on customer relationships to economic implications.

The board also discussed the process for executing this strategy and a budget to pursue a more thorough evaluation of the alternatives of the separation strategy which included the hiring of independent financial advisors. Over the course of the next several weeks, management met with the representatives from SunTrust Robinson Humphrey to discuss the separation strategy and the financial implications of such a strategy.

On May 30, 2003, the board of directors, acting by unanimous written consent, formed a special committee for the purpose of considering a potential transaction involving the separation from Radiant of its enterprise software business by means of a pro rata spin-off to shareholders, a split-off with Mr. Erez Goren continuing in a management capacity, an initial public offering, a sale to a third party, suspending development of the business or other separation transaction. The special committee is comprised of all of the independent directors of the company, namely, Messrs. James S. Balloun, J. Alexander Douglas, Jr., and Michael Z. Kay. The special committee was tasked with analyzing the various strategic alternatives, considering and evaluating whether to proceed with a transaction and, if so, considering the form and structure of such a transaction.

On June 5, 2003, the special committee met for the purpose of discussing further a potential separation transaction of the enterprise software business. At this meeting, the special committee approved the retention of the law firm of King & Spalding LLP to act as legal counsel for the special committee. The special committee also retained SunTrust Robinson Humphrey to serve as financial advisor to the special committee regarding a potential separation transaction. At this meeting, SunTrust Robinson Humphrey provided a brief overview of the financial analyses and preliminary valuations that it had performed over the past several weeks based on its preliminary discussions with management. At this meeting, the special committee reviewed in detail various types and structures of transactions, including the tax considerations for each, the risks associated with Radiant providing the new entity with a line of credit or guarantee, whether Radiant could continue to maintain an ownership interest in the new entity and the size of the interest, required SEC filings, required financial statements, potential timetable for a transaction, transition services or the relationships that might exist between Radiant and the new entity, various accounting issues, and the advantages and disadvantages of the various forms of transaction alternatives. On that same day, the special committee reported to the full board of directors regarding the alternatives that had been considered. Representatives from SunTrust Robinson Humphrey, King & Spalding LLP, and Smith, Gambrell & Russell, LLP, Radiant’s legal counsel, were also present at the meeting. Based on the expected third party valuation of the enterprise software business and the importance of maintaining an ongoing commercial relationship following any sale or separation, the special committee decided not to direct SunTrust Robinson Humphrey to solicit actively any third party offers. The special committee recommended that the board consider either a spin-off or a split-off of the enterprise software business with Mr. Erez Goren to continue as owner and/or operator of that business. The special committee reported that it had considered pursuing several forms of possible alternative transactions and believed that these two alternatives represented the best business alternatives for Radiant and its shareholders. At this same meeting, the special committee requested that Mr. Erez Goren prepare a detailed proposal for the special committee to consider regarding his ownership and operation of the enterprise software business following its separation from Radiant. The special committee also recommended that Mr. Erez Goren retain independent counsel and that his proposal should minimize the capital commitment required by Radiant in order to facilitate the transaction and the ongoing business activities of the enterprise software business. At this meeting, the special committee also requested that SunTrust Robinson Humphrey present a number of different valuations of Radiant and the enterprise software business for the board to consider at its next meeting.

On June 19, 2003, the special committee met again to review a proposal presented by Mr. Erez Goren relating to the separation of the enterprise software business. Mr. Erez Goren presented a financial and valuation analysis of the enterprise software business including a review of contracted clients for the next five years.  Mr. Erez Goren presented financial models of the enterprise software business as a standalone operation and an analysis of revenue and operating expense components of the business. Mr. Erez Goren also presented the special committee with a capital requirement analysis under both conservative and optimistic projection models and a comparison of valuations of the enterprise software business with other publicly traded software companies. Based upon his analysis, Mr. Erez Goren proposed to acquire the enterprise software business through an exchange of 2.0 million shares of Radiant common stock owned by him for shares of a newly formed company which would own all the assets of the enterprise software business. Under the proposal, the new business entity would be capitalized with approximately $9 million in cash at the time of the separation and would assume the contractual obligations related to the enterprise software contracts, including Radiant’s obligation to pay Yum! Brands approximately $3.5 million over the course of that contract. Radiant would retain the obligation to pay the December 2003 installment payment to Yum! Brands in the amount of $4 million. At that meeting, the special committee questioned each member of senior management present regarding their opinion of the proposal as well as an analysis of the exposure and risks associated with separating the enterprise software business, especially risks to the site systems business if the enterprise software business failed to fulfill its ongoing obligations to clients, a significant number of which would remain Radiant’s clients after separation. At that meeting, representatives from SunTrust Robinson Humphrey provided a valuation analysis of Radiant as a whole and an analysis of each of the enterprise software business and the site systems business as stand alone entities. After much deliberation, members of the special committee concluded that, based upon the information reviewed to date, (1) the separation of the enterprise software business from Radiant was the proper strategy for Radiant, as it would allow management to focus exclusively on the site systems business and its growth potential and it would better enable management to create additional value for the shareholders of Radiant; (2) the valuation of the enterprise software business reflected in the proposal appeared to be within a reasonable range; and (3) the split-off of the enterprise software business to Mr. Goren appeared to be the most attractive alternative for Radiant to achieve the objectives of the separation. However, no formal separation decision was made at this time.

At this same June 19 meeting, a representative from SunTrust Robinson Humphrey reported that Radiant had received a call from a private equity fund indicating that it was interested in undertaking acquisitions in the technology sector and inquiring whether Radiant was interested in selling one or more parts of its business. The special committee requested that SunTrust Robinson Humphrey follow up on this call on behalf of Radiant. At the conclusion of this meeting, the special committee detailed specific steps that it requested management undertake prior to the next meeting including: (1) management of Radiant and Mr. Erez Goren should review and evaluate the information provided by SunTrust Robinson Humphrey to ensure that all parties were in agreement with the financial analysis presented in its report; (2) management of Radiant and Mr. Erez Goren should work together to create a term sheet containing the material terms of the proposed transaction; (3) management should begin preparing a road show presentation if the split-off transaction was ultimately approved by the board of directors; (4) Mark Haidet, Radiant’s chief financial officer, and SunTrust Robinson Humphrey should contact the private equity fund to explore its interest in acquiring the enterprise software business; and (5) customer contracts should be reviewed to evaluate the assignment of any such contracts in connection with the transaction.

At a meeting of the special committee held on July 7, 2003, the special committee reviewed the initial term sheet that had been negotiated between management of Radiant and Mr. Erez Goren containing the material terms of the split-off transaction. The initial term sheet provided for the exchange of 2.0 million shares of Radiant common stock in return for the enterprise software business and the infusion of $9 million in cash by Radiant. The term sheet also addressed the transfer of software products, the transition of significant customer contracts, prohibitions on the new company developing product offerings that are competitive to Radiant’s point-of-sale products, employee benefit matters and the transfer of other assets and liabilities of Radiant. The special committee then listened to presentations from legal counsel and management regarding various contract assignment issues in connection with customer contracts and revised financial information regarding the separation of the business, including a pro forma balance sheet giving effect to the transaction. The special committee also discussed the interest of the private equity fund in one or more parts of Radiant’s business. A representative from SunTrust Robinson Humphrey reported that a nondisclosure agreement had been sent to this private equity fund. The special committee recommended that this interest be investigated further.

On July 11, 2003, the special committee reconvened to discuss the proposed terms of the split-off transaction. Several open issues were identified at this meeting and the special committee requested additional information from management to assist the committee in negotiating specific aspects of the agreement. The open issues principally included the treatment of accrued vacation for Enterprise employees, Radiant’s desire to be protected in the event of a bankruptcy of Enterprise and the need for a restriction against a change of control of Enterprise involving a competitor of Radiant. In addition, the special committee requested that management begin a more detailed assessment of the potential customer impact of the transaction.

Over the next several weeks, members of management of Radiant contacted selected customers on a confidential basis to evaluate their response to this transaction. Radiant continued to pursue the outside equity fund to gauge its interest in the enterprise software business.

At a meeting held on July 24, 2003, the special committee received a revised term sheet for the proposed transaction. The revised term sheet addressed the open issues raised at the meeting held on July 11, 2003. The revised term sheet provided that Radiant would not be responsible for the accrued vacation and that certain tangible assets that had been proposed to be transferred to Enterprise would instead be leased by Radiant to Enterprise. The required cash contribution was agreed upon at $8.0 million. The term sheet also provided for a five year restriction against Enterprise being acquired by a company with a competitive point-of-sale product. The committee also reviewed issues concerning the assignment of various customer contracts. The special committee also discussed providing a mechanism to maintain the implied valuation of Enterprise in the proposed transaction in the event that the price of Radiant stock were to fluctuate prior to the closing of the transaction. At a meeting held on July 30, 2003, a representative from SunTrust Robinson Humphrey reported that the private equity firm had declined to submit a bid for the enterprise software business. The reasons provided by the private equity fund to SunTrust Robinson Humphrey for not making an offer included its belief that any offer the fund would make would provide no consideration to Radiant (other than assumption of operating liabilities) and would not be competitive with the terms of the transaction with Mr. Goren and that the fund would not be in a position to be able to offer Radiant an ongoing commercial relationship that would be satisfactory to Radiant. The special committee believed that this response confirmed the advisability of its decision not to have SunTrust Robinson Humphrey actively solicit other third party offers for the enterprise software business. The special committee then reviewed a revised term sheet and listened to an update from management on its customer communication plan for the transaction and the anticipated public announcement of the transaction.

Over the next several days, the outstanding issues relating to share price fluctuation were addressed by management and the special committee. Management and Mr. Goren agreed to a downward adjustment of the cash contribution in the event that Radiant’s stock price at closing was less than $5.00 and a downward adjustment of the number of Radiant shares to be transferred by Mr. Goren in the event that Radiant’s stock price at closing was greater than $8.00. On August 4, 2003, the special committee convened and recommended that Radiant pursue the split-off transaction of the enterprise software business based on the terms set forth in the current draft of the term sheet, subject to the negotiation of final terms and approval of the transaction. A meeting of the full board of directors was held on the same day. The board of directors, with Messrs. Erez and Alon Goren not participating, authorized Radiant to pursue a divestment of Radiant’s enterprise software business on the terms set forth in the term sheet, subject to the negotiation of final terms and approval of the transaction.

On August 5, 2003, Radiant publicly announced that the board of directors had authorized the company to pursue a divestment of the company’s enterprise software business. Over the course of the next several weeks, the transaction documents were circulated among the parties and the final terms of the transaction were negotiated. The parties agreed to remove the mechanism for adjusting the cash contribution or the number of Radiant shares based on fluctuations in the Radiant share price and to fix the amount of cash to be contributed at $4.0 million and the number of Radiant shares to be transferred at 2.0 million. At a meeting of the special committee held on September 29, 2003, SunTrust Robinson Humphrey reviewed with the special committee its financial analysis of the split-off transaction. At a meeting held on October 8, 2003, the special committee received an opinion from SunTrust Robinson Humphrey that the terms of the proposed transaction are fair, from a financial point of view, to the shareholders of Radiant (other than Erez Goren). At this same meeting, the special committee approved the final transaction documents and recommended approval of the transaction to the full board of directors. At a meeting held on the same day, the board of directors, with Messrs. Erez and Alon Goren not participating, approved the final transaction documents and authorized management to enter into the Share Exchange Agreement with Mr. Goren. On October 10, 2003, the parties entered into the Share Exchange Agreement.

On October 28, 2003, Radiant management received a telephone call from a representative of a privately held competitor in the enterprise software market who indicated that his company was interested in submitting a proposal for the enterprise software business. Management promptly notified the special committee and its legal and financial advisors of the indication of interest. The special committee instructed its advisors and management to pursue the potential proposal and report back to the committee. Radiant management requested that the potential buyer submit a written offer that the special committee could evaluate. On November 7, 2003, the potential buyer submitted a written non-binding offer to acquire the enterprise software business for $12 million, consisting of $8 million in cash and a $4 million secured note. The potential buyer then executed a confidentiality agreement and, on November 19, 2003, met with members of Radiant management and SunTrust Robinson Humphrey to discuss Radiant’s enterprise software business and to review financial and other information relating to the enterprise software business. The potential buyer advised Radiant management and SunTrust Robinson Humphrey that it would submit a revised written proposal that the special committee could evaluate.

On November 24, 2003, the potential buyer submitted a revised non-binding letter of intent and term sheet. The potential buyer indicated that the November 24, 2003 submission was its best offer based upon the due diligence that it had performed. The non-binding offer was subject to the potential buyer’s satisfaction with its further due diligence and to a financing contingency. The letter of intent provided for a purchase of the enterprise software business for $12 million in cash. Radiant management advised the special committee that this transaction would be a taxable transaction for Radiant and that the after-tax consideration to Radiant would be approximately $9.2 million. There was no material difference between the assets and liabilities to be included in the split-off transaction and the assets and liabilities to be transferred to the potential buyer in the proposed sale transaction, except that Radiant would not be required to contribute any cash to the enterprise software business and the potential buyer would acquire the tangible personal property used in the enterprise software business (such property, which has an approximate fair market value of $2.5 million, would be retained by Radiant in the split-off transaction and leased to Enterprise). In addition, the letter of intent did not provide that the potential buyer would be obligated to hire all or any minimum number of employees of the enterprise software business or provide the amount of office space that it would sublease from Radiant. Lastly, the letter of intent made reference to the parties entering into a joint marketing agreement in connection with the transaction but had no further meaningful details relating to that agreement.

On December 1, 2003, the special committee met with its advisors to consider the proposal from the competitor. The special committee determined that the split-off transaction continued to be the preferred transaction for Radiant and its shareholders and recommended to the board of directors that Radiant proceed with the split-off transaction. The principal reasons were as follows:

•	The after-tax consideration to be received by Radiant in the proposed sale transaction ($9.2 million) was less than the consideration to be received by Radiant in the split-off transaction (based on the current and expected trading price of Radiant common stock, net of the cash required to be contributed from Radiant). In this respect, the committee noted that the net value of the consideration to be received by Radiant in the split-off transaction, based on the closing trading price of Radiant common stock on November 28, 2003 ($7.10), was $10.2 million (calculated by multiplying 2.0 million shares times $7.10 and then subtracting the $4.0 million in cash to be contributed to Enterprise as a part of the split-off transaction).

•	The financing contingency and further due diligence requirements of the potential buyer materially increased the risk that the proposed sale transaction would not be consummated, while the split-off transaction agreements contain no such conditions.

•	Based on indications from the potential buyer and because the potential buyer is an existing operating business, it was unlikely that the potential buyer would hire all or substantially all of the employees to be transferred to Enterprise and sublease all or substantially all of the office space to be subleased by Enterprise, which could have generated material severance and lease termination costs to Radiant.

•	While it is difficult to anticipate what the final terms of a third-party reseller arrangement would be, Radiant management did not believe it was likely that the reseller arrangement with the potential buyer would be more favorable to Radiant than the terms of the reseller agreement with Enterprise.

Following the December 1 meeting, SunTrust Robinson Humphrey notified the potential buyer of the special committee’s determination.

Valuation of Enterprise Software Business

No appraisal of the enterprise software business or its related assets was undertaken by Radiant, the board of directors or the special committee. Based on the closing stock price of $8.20 for Radiant common stock on December 29, 2003, the implied valuation of the enterprise software business (not including the cash being contributed) in this transaction is approximately $12.4 million ([2,000,000 x $8.20 ]—$4,000,000). The transaction agreements do not provide any mechanism to address increases or decreases in the price of Radiant common stock prior to closing. The implied valuation is therefore subject to change and is not necessarily indicative of the valuation of the enterprise software business as a going concern.

Recommendations of the Special Committee and the Board of Directors

Because Erez Goren is a director and executive officer of Radiant and a brother of Alon Goren, the Radiant board of directors appointed a special committee of independent directors to evaluate the proposed transaction. None of the members of the special committee are officers or employees of Radiant or related to Erez Goren or Alon Goren. As compensation for their service on the committee, each member of the special committee has been granted a fully vested non-qualified option to purchase 8,400 shares of Radiant common stock with an exercise price equal to the fair market value on the date of grant. The options are otherwise subject to customary terms and conditions as set forth in a stock option agreement between Radiant and each member. The members of the special committee will not receive any other compensation for their service on the committee.

The special committee unanimously determined that the transaction is in the best interests of Radiant and its shareholders and approved the transaction agreements and the transaction. The special committee recommended to the board of directors that the board approve the transaction agreements and the transaction and that the board recommend to the shareholders that they approve the transaction.

The board of directors, with Erez Goren and Alon Goren not participating in the determination or vote, determined that the transaction is in the best interests of Radiant and its shareholders and approved the transaction agreements and the transaction. Accordingly, the board of directors recommends that the shareholders vote FOR the approval of the transaction.

Reasons for the Transaction and Negative Factors Considered

In reaching their determinations that the transaction is in the best interests of Radiant and its shareholders, and in approving the terms of the transaction, the special committee and the board of directors consulted with senior management and their respective advisors and considered, among other things, the following substantive and procedural factors:

•	Positive Financial Results. The special committee and the board of directors believe that the transaction will be accretive to Radiant’s earnings and other key financial performance measurements.

•	Improved Focus on Core Operations. The special committee and the board of directors believe that the transaction will enhance Radiant’s ability to focus on its core point-of-sale operations.

•	Better Financing Alternatives. The special committee and the board of directors believe that the transaction will provide Radiant with better financing and capital-raising alternatives.

•	Increased Opportunity for Strategic Partnerships. The special committee and the board of directors believe that the transaction will allow Radiant to pursue strategic partnering arrangements with major enterprise software providers which might not otherwise be available if Radiant were to compete directly with those providers.

•	Lack of Superior Alternatives. The special committee and the board of directors have explored alternatives to this transaction with respect to the enterprise software business. They have considered a sale of the business to a third party, a pro rata spin-off of the business, suspending development of the business and continuing to operate and fund the business. The special committee and the board of directors concluded that these potential alternatives were either not feasible or were not likely to enhance shareholder value as much as this transaction. The chart below indicates the principal negative implications of such alternatives considered by the special committee and the board of directors:

Description of Alternative	Principal Negative Implications
Sale of business to a third party	➢	No superior proposals from potential buyers

	➢	No unaffiliated buyer would be willing to agree on reseller terms as favorable to Radiant as available in this split-off transaction

Pro rata spin-off to Radiant shareholders	➢	Enterprise not desirable as a standalone public company based on being a microcap company with liquidity risk for shareholders

	➢	Initial funding requirements due to limited ability to raise capital

Suspend development of the Enterprise business	➢	Significant severance and contract termination costs and penalties

	➢	No ability to have reseller relationship

	➢	Negative impact on relationships with customers that utilize both point-of-sale and enterprise products

Continuation of Enterprise business	➢	Continued negative impact on Radiant earnings and capital resources

•	Ability to Maintain Ongoing Relationship with Enterprise. The transaction provides Radiant with the right to resell the Web-based productivity and enterprise management programs of Enterprise commonly known as the “Enterprise Productivity Suite,” which Radiant considers a key advantage of the split-off transaction over certain other alternatives.

•	Fairness Opinion. SunTrust Robinson Humphrey, as independent financial advisor to the special committee, has rendered a fairness opinion that the terms of the transaction are fair, from a financial point of view, to Radiant and its shareholders (other than Erez Goren).

•	Deliberations. The special committee and the board of directors engaged in extensive discussions and deliberations with respect to the transaction over an extended period of time. The special committee held a total of ten meetings over several months to discuss and evaluate the transaction.

The special committee and the board of directors believe that each of the above factors generally supported its determination. The special committee and the board of directors did, however, consider the potential adverse effects of other factors in connection with the transaction. These included the following:

•	No Participation in Growth of Enterprise Software Business. Radiant will not retain any ownership in the enterprise software business following the transaction. Thus, Radiant’s shareholders will have no opportunity to participate in any future growth or “upside” of this business. Radiant will, however, receive revenue from the reseller relationship and may potentially share in growth of the business in that manner.

•	Conflicts of Interest. The transaction constitutes a related party transaction because Erez Goren is a Co-Chairman of the Board and Co-Chief Executive Officer of Radiant. Though the board of directors has implemented important procedural and substantive safeguards, much of the important information necessary to make a decision with respect to the enterprise software business was created by, or is within the control of, Erez Goren. Additionally, the terms of the transaction agreements provide for an ongoing commercial relationship between Radiant and Enterprise. Erez Goren’s continuing significant share ownership of Radiant should reduce the risk that the Enterprise business will be conducted in a manner disadvantageous to Radiant.

•	Change in Strategic Direction. Radiant has portrayed itself previously as an integrated provider of software solutions. The separation of the enterprise software business represents a significant change in this strategy and may require extensive explanation to its customers and to the investment community. Radiant believes, however, that the reseller relationship with Enterprise provides Radiant with the ability to continue to provide an integrated solution without the associated development costs of the enterprise product line.

•	Early Stage Company. Following the transaction, Enterprise will be, in effect, an early stage company with relatively small capitalization. Enterprise will face continued development costs with respect to the enterprise software business. This small capitalization could have negative ramifications to Radiant in relation to the ongoing reseller relationship. Radiant has attempted to mitigate these risks by, among other things, requiring access to Enterprise’s application source code in the case of Enterprise’s insolvency or inability to perform its obligations. Additionally, the tangible personal property provided by Radiant to Enterprise will be subject to a lease, which should afford Radiant with the ability to reassert control over these assets in the event of Enterprise’s insolvency.

•	Loss of Important Employees. Erez Goren will resign all officer, director and employee positions with Radiant as part of the transaction. Additionally, approximately 235 current employees of Radiant are expected to resign their positions with Radiant and become employed by Enterprise in similar capacities. Many of these employees, including Erez Goren, have spent at least a portion of their time in areas of Radiant’s business other than the enterprise software business. Enterprise, through these employees, will retain and have the right to use any residual knowledge obtained by them associated with all products owned by Radiant prior to the closing. However, Enterprise and Erez Goren will be subject to certain competitive restrictions, including a four-year prohibition on Enterprise being acquired by a significant competitor of Radiant and a five-year prohibition on building products competitive to Radiant’s products or assisting a significant competitor in the development of competitive products.

•	Valuation Difficulties. Because of its small size and historical and projected operating losses, valuation of the enterprise software business is a difficult and highly subjective undertaking. Also, as noted above, much of the information necessary to value the enterprise software business was created by, or within the control of, Erez Goren and may be subject to a conflict of interest.

The above discussion concerning the information and factors considered by the special committee and the board of directors is not intended to be exhaustive, but includes the material factors considered in making their determinations. In view of the variety of factors considered, the special committee and the board of directors did not quantify or otherwise attempt to assign relative weights to these factors. In addition, individual members of the special committee and board of directors may have given different weight to different factors and therefore may have viewed certain factors more positively or negatively than others.

Reasons for Submitting the Transaction for Shareholder Vote

Radiant is not required by law or regulation to submit the proposed transaction to shareholders for approval. Nevertheless, because the transaction represents a significant departure from Radiant’s previous strategy and because the transaction involves a director and executive officer of Radiant, the special committee and the board of directors believe that the disinterested shareholders should have the opportunity to consider and vote upon the transaction. The special committee and the board of directors conditioned their approval of the transaction upon, among other items, the approval of a majority of the shares of Radiant common stock (excluding shares held or controlled by Erez Goren, Alon Goren and members of their immediate family) outstanding as of November 28, 2003, the record date for the special meeting. Alon Goren is the brother of Erez Goren and will remain in his capacity as a director and officer of Radiant following completion of the transaction.

Conduct of Enterprise Software Business if the Transaction is Not Completed

If the requisite shareholders do not approve the transaction (or if the transaction does not close for some other reason), the board of directors and management will not complete the transaction (or a substantially similar transaction) with Erez Goren. The board of directors and management will evaluate other options relating to the enterprise software business. These options may include a sale, a spin-off of the business to shareholders, suspension of development of the business, and continuation of the business. Each of these options involve significant risks and adverse consequences to Radiant, as described in the chart above. The board of directors will not be obligated to submit any of these further options to the shareholders for approval.

Opinion of Financial Advisor

The special committee has engaged SunTrust Robinson Humphrey as its financial advisor in connection with the proposed split-off transaction. At the September 29, 2003 meeting of the special committee, SunTrust Robinson Humphrey reviewed with the special committee its financial analysis of the split-off transaction. At the October 8, 2003 meeting of the special committee, SunTrust Robinson Humphrey delivered to the special committee its opinion that, as of the date of such opinion and based upon and subject to certain matters stated therein, the terms of the proposed split-off transaction are fair, from a financial point of view, to the shareholders of Radiant (other than Erez Goren).

The full text of the opinion of SunTrust Robinson Humphrey, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth herein should be read in conjunction with the full text of the SunTrust Robinson Humphrey opinion. Radiant shareholders are urged to read the opinion in its entirety.

SunTrust Robinson Humphrey’s opinion is addressed to the special committee and relates only to the fairness, from a financial point of view, of the terms of the proposed split-off transaction to the shareholders of Radiant (other than Erez Goren). SunTrust Robinson Humphrey’s opinion does not address any other aspect of the proposed split-off transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting.

Material and Information Considered with Respect to the Proposed Split-off Transaction

In arriving at its opinion, SunTrust Robinson Humphrey among other things:

•	reviewed and analyzed a draft of the Separation Agreement dated October 6, 2003;

•	reviewed and analyzed a draft of the Share Exchange Agreement dated October 6, 2003;

•	reviewed and analyzed a draft of the Reseller and Services Agreement dated October 6, 2003;

•	reviewed and analyzed a draft of the Noncompetition Agreement dated October 6, 2003;

•	reviewed and analyzed a draft of the Tax Disaffiliation Agreement dated October 6, 2003;

•	reviewed and analyzed a draft of the Employee Benefits Agreement dated October 6, 2003;

•	reviewed and analyzed a draft of the Right of First Refusal and Purchase Option Agreement dated October 6, 2003;

•	reviewed and analyzed a draft of the Sublease and Facilities Agreement dated October 6, 2003;

•	reviewed and analyzed a draft of the Proxy Statement dated October 6, 2003;

•	reviewed certain publicly available information concerning Radiant that SunTrust Robinson Humphrey believed to be relevant to its analysis;

•	reviewed and analyzed historical and projected financial and operating information with respect to the business, operations and prospects of Radiant and Enterprise furnished to SunTrust Robinson Humphrey by Radiant;

•	conducted discussions with members of management of Radiant concerning their respective businesses, operations, present conditions, future prospects and expected strategic benefits from the split-off of Enterprise from Radiant, to continue as a privately-held company, and Radiant’s post-split-off operations (sometimes referred to in this proxy statement as “Site Systems”);

•	reviewed the historical market prices and trading activities of Radiant’s common stock from February 13, 1997 to the present and compared them with those of other publicly-traded companies which SunTrust Robinson Humphrey deemed relevant;

•	compared the historical and projected financial results and present financial condition of Radiant and Enterprise with those of selected publicly-traded companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed and analyzed projected financial results of Radiant and Enterprise;

•	reviewed and analyzed a comparison of the financial terms of the proposed split-off with the financial terms, to the extent publicly available, of certain other recent transactions that SunTrust Robinson Humphrey deemed relevant;

•	performed certain financial analyses with respect to Radiant’s pro forma financial condition and projected future operating performance; and

•	reviewed other financial statistics and undertook other analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

In addition, SunTrust Robinson Humphrey has had discussions with the management of Radiant concerning Radiant’s and Enterprise’s respective businesses, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Radiant without independent verification. With respect to the financial forecasts of Radiant and Enterprise, SunTrust Robinson Humphrey was advised by the senior management of Radiant that they were reasonably prepared and reflected the best available estimates and judgments of the management of Radiant. In arriving at its opinion, SunTrust Robinson Humphrey has conducted only a limited physical inspection of the properties and facilities of Radiant and has not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of Radiant.

The SunTrust Robinson Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to SunTrust Robinson Humphrey, as of the date of its opinion. The financial markets in general and the market for the common stock of Radiant, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets, the underlying valuation, future performance or long-term viability of Radiant and Enterprise or the market for the common stock of Radiant after the date of its opinion.

For purposes of its opinion, SunTrust Robinson Humphrey assumed that:

•	the proposed split-off will be consummated in accordance with the terms of the transaction agreements;

•	the exchange of Radiant shares for Enterprise shares will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code and that the contribution of the Enterprise assets and liabilities to Enterprise will qualify as a tax-free reorganization under Section 368 (a)(1)(D) of the Internal Revenue Code; and

•	all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed split-off will be obtained without any adverse effect on Radiant or on the expected benefits of the proposed split-off.

SunTrust Robinson Humphrey has also assumed without independent verification that neither the proposed split-off nor any related transaction will be voidable as a fraudulent conveyance or fraudulent transfer. In addition, the special committee did not authorize SunTrust Robinson Humphrey to solicit, and SunTrust Robinson Humphrey has not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Enterprise business.

Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update, revise or reaffirm its opinion.

In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.

In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Radiant as well as Enterprise and Site Systems as stand-alone entities, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Radiant. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the special committee in its evaluation of the proposed split-off and should not be viewed as determinative of the views of the special committee, Radiant’s board of directors or management of Radiant with respect to the proposed split-off, the terms or the consideration to be received by Radiant in the proposed split-off. The consideration to be received by Radiant in the proposed split-off was determined on the basis of negotiations between Radiant and Erez Goren. Radiant’s decision to enter into the proposed split-off was made solely by the special committee.

The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the special committee.

Analysis of Transaction Structure

In order to effect the proposed split-off, Radiant and Enterprise intend to enter into several agreements, including a Separation Agreement, whereby Radiant will transfer to Enterprise the assets associated with the Enterprise business (the “Enterprise Assets”) plus $4.0 million in cash, and Enterprise will assume the liabilities associated with the Enterprise business (the “Separation”). Pursuant to a Share Exchange Agreement between Radiant and Erez Goren, Radiant will transfer 100% of the issued and outstanding capital stock of Enterprise to Erez Goren in exchange for 2.0 million shares of common stock of Radiant held by Erez Goren (the “Exchange”).

In addition to the Separation Agreement and the Share Exchange Agreement, Radiant and Enterprise intend to enter into various ancillary agreements, including the Reseller and Services Agreement, the Noncompetition Agreement, the Tax Disaffiliation Agreement, the Employee Benefits Agreement, the Right of First Refusal and Purchase Option Agreement and the Sublease and Facilities Agreement (collectively the “Split-off Agreements”) pursuant to which, among other things, Radiant will become a preferred reseller of Enterprise’s products and Enterprise will provide service and support for certain of the Enterprise Assets and certain hosting, support and professional services to certain customers of Radiant. The terms and conditions of the proposed split-off are set forth in more detail in the drafts of the Split-off Agreements. Radiant, Enterprise and Erez Goren intend that the Exchange will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, and that the Separation will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code.

SunTrust Robinson Humphrey analyzed the terms of the proposed split-off based on Radiant’s closing stock price on August 5, 2003 (the closing price immediately prior to the public announcement of the proposed split-off) and October 6, 2003, and closing and trading average stock prices for the 10-day and 30-day trading periods preceding October 6, 2003. The results of this analysis are summarized below. All amounts are in thousands, except unit data.

		10-Day		30-Day
	Closing on 10/6/03	Closing Average [1]	Average Trading Average [2]	Closing Average [1]	Average Trading Average [2]	Closing on 8/5/03
Radiant Stock Price	$6.49	$6.18	$6.18	$6.06	$6.10	$6.36
Radiant Shares to be Exchanged	2,000	2,000	2,000	2,000	2,000	2,000
Value of Radiant Shares to be Exchanged	$12,980	$12,360	$12,368	$12,112	$12,202	$12,720
Cash to be Contributed to Enterprise	(4,000)	(4,000)	(4,000)	(4,000)	(4,000)	(4,000)

Implied Enterprise Firm Value	$8,980	$8,360	$8,368	$8,112	$8,202	$8,720

[1]	Reflects the average of the closing prices for each day of the specified periods.
[2]	Reflects the average of the daily volume weighted average price for each day of the specified periods from Bloomberg.

Analysis of Radiant Pre-Split-off

Market Analysis of Selected Publicly-Traded Companies

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Radiant with other selected publicly-traded companies that SunTrust Robinson Humphrey deemed relevant to Radiant. These companies are:

Coinstar, Inc. (CSTR)

Diebold, Inc. (DBD)

IBM Corporation (IBM)

JDA Software Group, Inc. (JDAS)

Kronos Incorporated (KRON)

Micros Systems, Inc. (MCRS)

NCR Corp. (NCR)

Optimal Robotics Corp. (OPMR)

PAR Technology Corporation (PTC)

Retalix Ltd. (RTLX)

Retek, Inc. (RETK)

Symbol Technologies, Inc. (SBL)

For the selected publicly-traded companies, SunTrust Robinson Humphrey analyzed, among other things, firm value (or market capitalization plus debt less cash and cash equivalents) as a multiple of: latest twelve months (“LTM”) revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”); latest quarter annualized (“LQA”) revenues and EBITDA; and projected calendar year 2003 and 2004 revenues. SunTrust Robinson Humphrey also compared stock price as a multiple of LTM, LQA and projected calendar year 2003 and 2004 earnings per share (“EPS”). All multiples were based on closing stock prices as of October 6, 2003. Historical revenues, EBITDA and EPS results were based on financial information available in public filings and press releases of the selected companies. Projected revenues and EPS estimates were based on research reports and Bloomberg or First Call consensus estimates. First Call is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. The following table sets forth the average multiples for Radiant indicated by the market analysis of selected publicly-traded companies:

	All Selected Companies
Firm Value to:
LTM Revenues	1.70	x
LQA Revenues	1.64
Calendar 2003E Revenues	1.72
Calendar 2004E Revenues	1.57
LTM EBITDA	13.6
LQA EBITDA	13.3
Calendar 2003E EBITDA	13.7
Calendar 2004E EBITDA	11.1
Equity Value to:
LTM Net Income	29.8
LQA Net Income	28.7
Calendar 2003E Net Income	28.1
Calendar 2004E Net Income	25.5

Based upon the multiples derived from this analysis and Radiant’s historical and projected results, SunTrust Robinson Humphrey calculated a range of implied equity values for Radiant between $1.39 and $9.71 per share, with average and median implied equity values of $4.41 and $2.39 per share, respectively, based on all the selected publicly-traded companies.

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to Radiant and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Discounted Cash Flow Analysis of Radiant Pre-Split-off

SunTrust Robinson Humphrey performed a discounted cash flow analysis of Radiant based upon projections provided by Radiant’s management for the six months ending December 31, 2003 and the calendar years ending December 31, 2004 through 2007 to estimate the net present equity value per share of Radiant. SunTrust Robinson Humphrey calculated a range of net present firm values for Radiant based on its free cash flow (EBITDA minus capital expenditures and increases in working capital plus decreases in working capital) over the projected time period using a weighted average cost of capital for Radiant ranging between 12.5% to 22.5% and terminal value multiples of calendar year 2007 EBITDA ranging from 8.0x to 10.0x. The analysis indicated the following per share equity valuations of Radiant:

Discount Rate	Discounted Present Value of Equity per Share
	8.0x	8.5x	9.0x	9.5x	10.0x
12.5%	$6.83	$7.16	$7.48	$7.80	$8.13
15.0%	$6.20	$6.49	$6.77	$7.06	$7.34
17.5%	$5.65	$5.90	$6.16	$6.41	$6.67
20.0%	$5.17	$5.39	$5.62	$5.85	$6.07
22.5%	$4.75	$4.95	$5.15	$5.35	$5.56

Analysis of Enterprise

Market Analysis of Selected Publicly-Traded Companies

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Enterprise with other selected publicly-traded companies that SunTrust Robinson Humphrey deemed relavent to Enterprise. These companies are:

Microcap Enterprise Software	ERP Software
Catalyst International, Inc. (CLYS)	Datastream Systems, Inc. (DSTM)
Docent Inc. (DCNT)	Epicor Software Corporation (EPIC)
EXE Technologies Inc. (EXEE)	Indus International, Inc. (IINT)
Logility, Inc. (LGTY)	Lawson Software, Inc. (LWSN)
Niku Corporation (NIKU)	MAPICS, Inc. (MAPX)
Pivotal Corporation (PVTL)	MRO Software, Inc. (MROI)
QRS Corporation (QRS)	QAD, Inc. (QADI)
Ross Systems Inc. (ROSS)

Retail Software
JDA Software Group, Inc. (JDAS)
Retalix Ltd. (RTLX)
Retek, Inc. (RETK)

For the selected publicly-traded companies, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of: LTM revenues and EBITDA; LQA revenues and EBITDA; and projected calendar year 2003 and 2004 revenues. SunTrust Robinson Humphrey also compared stock price as a multiple of LTM, LQA and projected calendar year 2003 and 2004 EPS. All multiples were based on closing stock prices as of October 6, 2003. Historical revenues, EBITDA and EPS results were based on financial information available in public filings and press releases of the selected companies. Projected revenues and EPS estimates were based on research reports and Bloomberg or First Call consensus estimates. The following table sets forth the average multiples for Enterprise indicated by the market analysis of selected publicly-traded companies:

	Microcap Enterprise Software		All Selected Companies
Firm Value to:
Revenues
LTM Revenues	0.81	x	1.34	x
LQA Revenues	0.84		1.28
Calendar 2003E Revenues	0.74		1.37
Calendar 2004E Revenues	0.48		1.23
EBITDA
LTM EBITDA	7.3		14.0
LQA EBITDA	6.2		14.9
Calendar 2003E EBITDA	6.4		12.8
Calendar 2004E EBITDA	5.3		9.7
Equity Value to:
LTM Net Income	22.8		37.4
LQA Net Income	22.7		48.3
Calendar 2003E Net Income	14.1		34.7
Calendar 2004E Net Income	18.4		22.5

Based upon the multiples derived from this analysis and Enterprise’s historical and projected results, SunTrust Robinson Humphrey calculated a range of implied equity values for Enterprise between $4.0 million and $25.1 million with average and median implied equity values of $8.8 million and $4.0 million, respectively, based on the group of microcap enterprise software companies, and between $4.0 million and $38.7 million with average and median implied equity values of $12.7 million and $4.0 million, respectively, based on all the selected publicly-traded companies.

Based upon the multiples derived from this analysis and Enterprise’s historical and projected results, SunTrust Robinson Humphrey calculated a range of implied firm values for Enterprise between $0.0 million and $21.1 million with average and median implied firm values of $4.8 million and $0.0 million, respectively, based on the group of microcap enterprise software companies, and between $0.0 million and $34.7 million with average and median implied firm values of $8.7 million and $0.0 million, respectively, based on all the selected publicly-traded companies.

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to Enterprise and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Analysis of Selected Merger and Acquisition Transactions

SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in 27 selected completed and pending mergers and acquisitions that SunTrust Robinson Humphrey deemed relevant.

For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of LTM revenues, EBITDA and earnings before interest and taxes (“EBIT”), and equity value as a multiple of LTM Net Income. Revenues, EBITDA, EBIT and Net Income values were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected transactions. The following table sets forth the multiples indicated by this analysis:

	Average of All Reference Transactions
Firm Value to:
LTM Revenues	1.12	x
LTM EBITDA	9.6
LTM EBIT	18.3
Equity Value to:
LTM Net Income	34.0

Based upon the multiples derived from this analysis and Enterprise’s historical results, SunTrust Robinson Humphrey calculated a range of implied equity values for Enterprise between $4.0 million and $33.1 million with average and median implied equity values of $11.3 million and $4.0 million, respectively, based on all of the reference transactions.

Based upon the multiples derived from this analysis and Enterprise’s historical results, SunTrust Robinson Humphrey calculated a range of implied firm values for Enterprise between $0.0 million and $29.1 million with average and median implied firm values of $7.3 million and $0.0 million, respectively, based on all of the reference transactions.

SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the proposed split-off. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis

SunTrust Robinson Humphrey performed a discounted cash flow analysis of Enterprise based upon projections provided by management for the six months ending December 31, 2003 and the calendar years ending December 31, 2004 through 2008 to estimate the net present equity value of Enterprise. SunTrust Robinson Humphrey calculated a range of net present firm values for Enterprise based on its free cash flow (EBITDA minus capital expenditures and increases in working capital plus decreases in working capital) over the projected time period using a weighted average cost of capital for Enterprise ranging between 30% to 40% and terminal value multiples of calendar year 2008 EBITDA ranging from 6.0x to 8.0x. The analysis indicated the following equity valuations of Enterprise:

Discount Rate	Discounted Present Value of Equity
	6.0x	6.5x	7.0x	7.5x	8.0x
30.0%	$1,654	$2,189	$2,724	$3,259	$3,795
32.5%	$1,146	$1,628	$2,110	$2,592	$3,074
35.0%	$ 709	$1,143	$1,578	$2,013	$2,448
37.5%	$ 331	$ 724	$1,117	$1,510	$1,903
40.0%	$ 5	$ 361	$ 717	$1,073	$1,429

Summary Valuation

	Implied Equity Value
	Low	Mean	Median	High
Proposed Transaction [1]	$12,212	$12,457	$12,364	$12,980

Market Analysis of Selected Publicly-Traded Companies—Microcap	$4,000	$8,791	$4,000	$25,092
Market Analysis of Selected Publicly-Traded Companies—Overall	$4,000	$12,689	$4,000	$38,713
Analysis of Selected Merger and Acquisition Transactions	$4,000	$11,263	$4,000	$33,050
Discounted Cash Flow	$5	$1,649	$1,578	$3,795

Mean	$3,001	$8,598	$3,395	$25,162
Median	$4,000	$10,027	$4,000	$29,071
High	$4,000	$12,689	$4,000	$38,713
Low	$5	$1,649	$1,578	$3,795

	Implied Firm Value
	Low	Mean	Median	High
Proposed Transaction [1]	$8,112	$8,457	$8,364	$8,980

Market Analysis of Selected Publicly-Traded Companies—Microcap	$0	$4,791	$0	$21,092
Market Analysis of Selected Publicly-Traded Companies—Overall	$0	$8,524	$0	$34,713
Analysis of Selected Merger and Acquisition Transactions	$0	$7,263	$0	$29,050
Discounted Cash Flow	$(3,995)	$(2,351)	$(2,422)	$(205)

Mean	$(999)	$4,557	$(605)	$21,162
Median	$0	$6,027	$0	$25,071
High	$0	$8,524	$0	$34,713
Low	$(3,995)	$(2,351)	$(2,422)	$(205)

[1]	Calculated using Radiant’s stock price as of (i) October 6, 2003; (ii) August 5, 2003; (iii) the Closing Average and Average Trading Price for the 10-day period ending October 6, 2003; and (iv) the Closing Average and Average Trading Price for the 30-day period ending October 6, 2003.

Analysis of Site Systems

Market Analysis of Selected Publicly-Traded Companies

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Site Systems with other selected publicly-traded companies that SunTrust Robinson Humphrey deemed relevant to Site Systems. For purposes of analyzing Site Systems, SunTrust Robinson Humphrey used ten of the 12 selected publicly-traded companies that it used to analyze Radiant with the exception that JDA Software Group, Inc. (JDAS) and Retek Inc. (RETK) were removed from the group as they were not deemed relevant to Site Systems by SunTrust Robinson Humphrey.

For the selected publicly-traded companies, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of: LTM revenues and EBITDA; LQA revenues and EBITDA; and projected calendar year 2003 and 2004 revenues. SunTrust Robinson Humphrey also analyzed stock price as a multiple of LTM, LQA and projected calendar year 2003 and 2004 EPS. All multiples were based on closing stock prices as of October 6, 2003. Historical revenues, EBITDA and EPS results were based on financial information available in public filings and press releases of the selected companies. Projected revenues and EPS estimates were based on research reports and Bloomberg or First Call consensus estimates. The following table sets forth the average multiples for Site Systems indicated by the market analysis of selected publicly-traded companies:

All Selected Companies
Firm Value to:
LTM Revenues	1.64x
LQA Revenues	1.59
Calendar 2003E Revenues	1.67
Calendar 2004E Revenues	1.52
LTM EBITDA	13.0
LQA EBITDA	13.1
Calendar 2003E EBITDA	11.9
Calendar 2004E EBITDA	9.9
Equity Value to:
LTM Net Income	29.8
LQA Net Income	28.7
Calendar 2003E Net Income	25.4
Calendar 2004E Net Income	24.4

Based upon the multiples derived from this analysis and Site Systems’ historical and projected results provided by management, SunTrust Robinson Humphrey calculated a range of implied equity values for Site Systems between $1.19 and $8.17 per share with average and median implied equity values of $5.64 and $5.96 per share, respectively, based on all the selected publicly-traded companies. SunTrust Robinson Humphrey also calculated a range of implied equity values for Site Systems based on SunTrust Robinson Humphrey Equity Research estimates between $1.70 and $8.17 per share with an average and median implied equity values of $5.67 and $5.43 per share, respectively, based on all the selected publicly-traded companies.

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to Site Systems and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Discounted Cash Flow Analysis

SunTrust Robinson Humphrey performed a discounted cash flow analysis of Site Systems based upon projections provided by management for the six months ending December 31, 2003 and the calendar years ending December 31, 2004 through 2007 to estimate the net present equity value of Site Systems. SunTrust Robinson Humphrey calculated a range of net present firm values for Site Systems based on its free cash flow (EBITDA minus capital expenditures and increases in working capital plus decreases in working capital) over the projected time period using a weighted average cost of capital for Site Systems ranging between 12.5% to 22.5% and terminal value multiples of calendar year 2007 EBITDA ranging from 8.0x to 10.0x. The analysis indicated the following per share equity valuations of Site Systems:

Discount Rate	Discounted Present Value of Equity per Share
	8.0x	8.5x	9.0x	9.5x	10.0x
12.5%	$8.35	$8.72	$9.09	$9.46	$9.82
15.0%	$7.59	$7.92	$8.25	$8.57	$8.90
17.5%	$6.93	$7.22	$7.51	$7.80	$8.09
20.0%	$6.36	$6.61	$6.87	$7.13	$7.39
22.5%	$5.85	$6.08	$6.31	$6.54	$6.77

Pro Forma Analysis

Summary Split-off Valuation

	Implied Equity Value
	Low	Mean	Median	High
Trading Valuation[1]	$6.06	$6.23	$6.18	$6.49
Current Radiant Pre-Split-off
Market Analysis of Selected Publicly-Traded Companies	$1.39	$4.41	$2.39	$9.71
Discounted Cash Flow	$4.75	$6.24	$6.16	$8.13

Mean	$3.07	$5.32	$4.27	$8.92
Median	$3.07	$5.32	$4.27	$8.92
High	$4.75	$6.24	$6.16	$9.71
Low	$1.39	$4.41	$2.39	$8.13
Site Systems Post-Split-off
Market Analysis of Selected Publicly-Traded Companies—Company Projections	$1.19	$5.64	$5.96	$8.17
Market Analysis of Selected Publicly-Traded Companies—STRH Research Estimates	$1.70	$5.67	$5.43	$8.17
Discounted Cash Flow	$5.85	$7.61	$7.51	$9.82

Mean	$2.91	$6.30	$6.30	$8.72
Median	$1.70	$5.67	$5.96	$8.17
High	$5.85	$7.61	$7.51	$9.82
Low	$1.19	$5.64	$5.43	$8.17

[1]	Calculated using Radiant’s stock price as of (i) October 6, 2003; (ii) August 5, 2003; (iii) the Closing Average and Average Trading Price for the 10-day period ending October 6, 2003; and (iv) the Closing Average and Average Trading Price for the 30-day period ending October 6, 2003.

Other Factors and Analyses

SunTrust Robinson Humphrey took into consideration various other factors and analyses, including: historical market prices and trading volumes for Radiant’s common stock; movements in the common stock of selected publicly-traded companies; movements in the S&P 500 Index and the NASDAQ Composite Index; and analyses of the weighted average costs of capital of selected publicly-traded companies.

Information Regarding SunTrust Robinson Humphrey

The special committee selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the proposed split-off because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed split-off transaction and because it is familiar with Radiant, its business and its industry. SunTrust Robinson Humphrey has from time to time rendered, and may in the future render, investment banking, financial advisory and other services to Radiant for which it has received, or will receive, customary compensation. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Pursuant to a letter agreement dated June 5, 2003, SunTrust Robinson Humphrey has acted as financial advisor to the special committee in connection with the proposed split-off and will receive a fee for its services, a portion of which is contingent upon the consummation of the proposed split-off. Radiant has agreed to pay SunTrust Robinson Humphrey an opinion fee of $150,000, which was payable upon the delivery of the fairness opinion. The fees paid or payable to SunTrust Robinson Humphrey are not contingent upon the contents of the opinion delivered. In addition, Radiant has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify SunTrust Robinson Humphrey and its affiliates and their respective directors, officers, partners, members, agents and employees and each other person controlling SunTrust Robinson Humphrey or any of its affiliates against any liabilities (including liabilities arising under the federal securities laws) relating to or arising out of the engagement of SunTrust Robinson Humphrey as financial advisor in the transaction, except that this right of indemnification does not apply to (i) amounts paid in settlement without Radiant’s consent (which cannot be unreasonably withheld) or (ii) liabilities resulting primarily from the negligence or willful misconduct of the indemnified party. SunTrust Robinson Humphrey has also performed various investment banking services for Radiant in the past (including serving as private placement agent for Radiant on August 2, 1996, serving as a co-manager on Radiant’s initial public offering on February 13, 1997 and serving as a co-manager on Radiant’s secondary equity offering on July 16, 1997) and has received customary fees for such services. In the ordinary course of its business, SunTrust Robinson Humphrey and its affiliates actively trade in the debt and equity securities of Radiant for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc. and its subsidiaries) may have other financing and business relationships with Radiant in the ordinary course of business.

Summary of Financial Projections of Enterprise Software Business

Radiant does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Radiant has prepared the prospective financial information for Enterprise set forth below for the special committee’s consideration in connection with the proposed split-off transaction. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Radiant’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and reflects, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the enterprise software business. However, this information is not fact and should not be relied upon as being necessarily indicative of future results of Enterprise, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither Radiant’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The following summary is set forth below for the limited purpose of giving Radiant shareholders a summary of the projected financial information for Enterprise made available to the special committee in connection with the transaction.

	For the Year Projected Ending December 31,
	2003[3]		2004	2005	2006	2007	2008
Revenues	$18,007		$19,923	$20,993	$27,248	$32,838	$37,857
Cost of Sales	13,970	[1]	7,979	8,291	8,386	9,541	10,444
Gross Profit	4,038	[1]	11,944	12,702	18,862	23,297	27,413
Operating Expenses	17,077	[2]	17,933	18,444	19,330	21,208	23,921
Pre-Tax Income (Loss)	(13,074)[1,2]		(5,989)	(5,914)	(847)	1,721	3,256
Net Income (Loss)	(10,603)[1,2]		(3,683)	(3,637)	(521)	1,058	2,002
EBITDA	(10,016)[1,2]		(5,879)	(5,383)	142	2,943	4,531

[1]	Excludes $14.821 million non-recurring item for impairment of capitalized software costs and acquired software technology.
[2]	Excludes $11.150 million non-recurring items related to impairment of Yum! Brands assets, lease settlement fees for one office closure in California in 2001 and termination and severance costs.

[3]	Includes actual results for the six months ended June 30, 2003 and projected results for the six months ended December 31, 2003.

The projected financial information included above utilized management’s assessment of the future operations of the enterprise business. Projected revenues include software sales, maintenance, hosting and consulting/custom development services from both existing contracts and anticipated new business. Cost of sales includes costs of providing maintenance and consulting/customer development services based upon currently anticipated staffing levels commensurate with the anticipated level of sales. Gross profit is a result of anticipated revenue levels and the costs to provide the software and services to customers. Operating expenses include projected product development, sales and marketing, general and administrative expenses and depreciation and amortization based on anticipated staffing and activity levels consistent with the anticipated levels of sales and product development activity.

The information set forth above should be read with caution. The foregoing projections were not prepared in accordance with generally accepted accounting principles. While presented with numerical specificity, the foregoing projections are based upon a variety of estimates and hypothetical assumptions which may not be accurate and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict. It is likely that the actual financial performance of the enterprise software business over the periods presented will vary materially from those set forth above.

Interests of Certain Persons in the Transaction

When considering whether to approve the proposed transaction, you should be aware that certain directors and executive officers of Radiant have interests that are different from, or in addition to, the interests of Radiant shareholders generally. The board of directors appointed the special committee in response to these differing or additional interests.

Erez Goren is the current Co-Chairman of the Board and Co-Chief Executive Officer of Radiant. He is also a co-founder of the company and currently owns approximately 17.9% of the outstanding common stock of Radiant. If the transaction is completed, Erez Goren will resign from all employee, director and officer positions with Radiant. He will initially own 100% of Enterprise.

Alon Goren is the current Co-Chairman of the Board and Chief Technology Officer of Radiant. Alon Goren and Erez Goren are brothers. Alon Goren is also a co-founder of the company and currently owns approximately 17.4% of the outstanding common stock of Radiant. Alon Goren will remain as a director and executive officer with Radiant following the transaction.

In addition, members of the Gorens’ immediate family own 61,000 shares of Radiant common stock.

As set forth in the transaction agreements, Radiant and Enterprise will have an ongoing commercial business relationship following the transaction.

The special committee and the board of directors were aware of these differing or additional interests and considered them, among other matters, in evaluating and negotiating the transaction and in making their respective recommendations.

Certain Federal Income Tax Consequences

The transaction has been structured to qualify as a “reorganization” under Section 368(a)(1)(D) of the Internal Revenue Code that includes a tax free split-off qualifying under Section 355 of the Internal Revenue Code. The transaction is conditioned upon the receipt of a tax opinion from King & Spalding LLP, counsel to the special committee, that confirms these federal income tax consequences. Accordingly, except for the possible inclusion in taxable income by Radiant of certain advance payments as described below, neither Radiant nor Erez Goren will recognize any income, gain or loss for federal income tax purposes as a result of the transaction.

Despite the qualification of the transaction as a reorganization, Radiant may be required to include in its taxable income, to the extent not previously included, certain advance payments previously received by Radiant but for which Enterprise will assume Radiant’s obligation to provide the associated services or software. Radiant expects the aggregate of such amounts to be less than $2.0 million.

The transaction will not have any federal income tax consequences to Radiant’s shareholders other than Erez Goren.

Accounting Treatment of the Transaction

Upon consummation of the transaction, Radiant will record the disposition of the Enterprise business as a sale with the resulting gain or loss being included in income for the period. Also upon consummation of the transaction, the operations related to the Enterprise assets will be reflected in discontinued operations in the statements of operations of Radiant. The statements of operations of Radiant, for current and prior periods, will report the results of operations of Enterprise, including any gain or loss recognized, in discontinued operations.

No Dissenters’ Rights

Under the Georgia Business Corporation Code, Radiant shareholders are not entitled to any dissenters’ or other similar rights in connection with the transaction.

SUMMARY OF PRINCIPAL TRANSACTION AGREEMENTS

The following summarizes the material provisions of the transaction agreements and should be read in conjunction with the complete text of those documents included in this proxy statement as Annex A and/or as exhibits to Radiant’s Form 8-K filed on October 14, 2003. Shareholders should read the transaction agreements included as Annex A and/or as exhibits to the Form 8-K carefully and in their entirety.

Share Exchange Agreement

Share Exchange.    On October 10, 2003, Radiant and Erez Goren entered into a Share Exchange Agreement. The Share Exchange Agreement provides that, upon the satisfaction of the conditions described below and immediately following the execution and delivery of the other transaction agreements described below, Radiant will transfer all of the shares of its wholly owned subsidiary, Enterprise, to Erez Goren in exchange for 2.0 million shares of Radiant common stock held by Erez Goren.

Representations and Warranties.

Erez Goren made customary representations and warranties in the Share Exchange Agreement relating to, among other things:

•	his due execution and delivery of the Share Exchange Agreement;

•	the enforceability of the Share Exchange and Non-Competition Agreements;

•	the absence of any conflicts, violations or defaults arising under applicable laws, orders, or permits in connection with the execution, delivery and performance of the Share Exchange Agreement;

•	the absence of undisclosed brokers’, finders’ or other fees or commissions;

•	the title to the shares of our common stock held by Erez Goren that are to be redeemed by us in exchange for all of the shares of Enterprise;

•	disclosure of all material pending transactions and proposed business opportunities that exist relating to the enterprise software business as currently proposed to be conducted and prospective customers of the enterprise software business; and

•	the preparation of the projected financial information that was furnished to the special committee and the assumptions underlying such projections.

We have made customary representations and warranties in the Share Exchange Agreement relating to, among other things:

•	the due organization, valid existence, good standing and requisite corporate power and authority of each of Radiant and Enterprise to own, lease and operate its properties and to carry on its business as it is now being conducted;

•	the absence of any subsidiaries of Enterprise;

•	the capitalization of Enterprise and the title to the shares of Enterprise to be distributed to Erez Goren in connection with the share exchange;

•	our authority to enter into, and carry out the obligations under, the transaction agreements, and the enforceability of the transaction agreements;

•	the absence of any conflicts, violations or defaults arising under our articles of incorporation and bylaws, and charter or bylaws of any of our subsidiaries, and any applicable laws, orders, or permits in connection with the execution, delivery and performance of the transaction agreements or consummation of the transactions contemplated thereby;

•	the absence of undisclosed brokers’, finders’ or other fees or commissions;

•	the receipt by the special committee of the fairness opinion of SunTrust Robinson Humphrey;

•	the absence of any conduct of business by Enterprise; and

•	title to certain assets to be transferred to and that will be used by Enterprise in the conduct of its business after the closing.

Conduct of the Enterprise Software Business Prior to Closing.    We have agreed, until the earlier of the termination of the Share Exchange Agreement or the closing date, to use all reasonable efforts consistent with past practices and policies (except to the extent that Erez Goren otherwise consents or directs) to carry on the enterprise software business in the ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due, pay or perform other obligations when due, comply with all applicable laws and, to the extent consistent therewith, to use all reasonable efforts consistent with past practice and policies to preserve intact the present business organization of and properties of the enterprise software business, keep available the services of its present officers and employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and maintain its franchises, rights and permits, all with the goal of preserving unimpaired the goodwill and ongoing business of the enterprise software business at the closing date.

Conditions to Closing.

The obligations of Radiant and Erez Goren to consummate the transactions contemplated by the Share Exchange Agreement are subject to the satisfaction or waiver of the following conditions:

•	the absence of any order issued by any governmental authority or law preventing the consummation of the transactions, and any proceeding brought by a governmental authority seeking any of the foregoing;

•	the absence of any action taken by any governmental authority, and any law or order enacted, entered, enforced, or deemed applicable to the transactions that would make the consummation of the transactions illegal;

•	neither the special committee nor the board of directors shall have withdrawn its approval of and recommendation to shareholders of the transaction agreements and the transactions contemplated thereby;

•	the absence of any action pending against Erez Goren or Radiant, its properties or any of its officers or directors arising out of, or in any way connected with, the transactions contemplated by the transaction agreements;

•	we will have obtained the approval of the Share Exchange Agreement and the transactions contemplated thereby through the affirmative vote of at least a majority of the “qualified shares” at an annual or special meeting of our shareholders;

•	receipt of an opinion from King & Spalding LLP to the effect that, subject to certain assumptions, limitations and exceptions set forth therein, neither Radiant nor Erez Goren will recognize any income, gain or loss for federal income tax purposes as a result of the transactions contemplated by the transaction agreements; and

•	SunTrust Robinson Humphrey shall not have withdrawn its opinion delivered to the special committee, dated October 8, 2003, or its consent to include its name and a description of such opinion in this proxy statement.

The obligations of Erez Goren to consummate the transactions contemplated by the Share Exchange Agreement are subject to the satisfaction or waiver of the following additional conditions:

•	all of our representations and warranties in the Share Exchange Agreement will have been true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of the Share Exchange Agreement; and will be true and correct in all material respects on the closing date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date);

•	we will have performed or complied in all material respects with all of our agreements and covenants required to be performed or complied with by us on or prior to the closing date;

•	each of the transaction agreements other than the Share Exchange Agreement shall have been executed and delivered by us and Enterprise;

•	each of the officers and directors of Enterprise shall have resigned in writing effective as of the closing date; and

•	there shall not have occurred after the date hereof any material adverse effect (as hereinafter defined).

A “material adverse effect” means any state of facts, change, development, effect or occurrence that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, prospects, results of operations, properties (including intangible properties) or condition (financial or otherwise), taken as a whole, of the enterprise software business, excepting any:

•	actions or omissions of Radiant or any of its subsidiaries taken with the prior consent, or at the direction, of Erez Goren;

•	actions or omissions of Erez Goren;

•	actions or omissions of management of the enterprise software business taken with the prior consent, or at the direction, of Erez Goren; or

•	effect to the extent resulting from the announcement or pendency of the transactions contemplated by the Share Exchange Agreement (except for any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of such transactions and except with respect to obtaining certain consents of third parties).

The obligations of Radiant to consummate the transactions contemplated by the Share Exchange Agreement are subject to the satisfaction or waiver of the following additional conditions:

•	all of Erez Goren’s representations and warranties in the Share Exchange Agreement will have been true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of the Share Exchange Agreement; and will be true and correct in all material respects on the closing date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date);

•	Erez Goren will have performed or complied in all material respects with all of his agreements and covenants required to be performed or complied with by him on or prior to the closing date;

•	Erez Goren will have resigned as a director of Radiant and from all officer and employee positions held with Radiant in writing effective as of the closing date; and

•	an individual noncompetition agreement shall have been executed and delivered by Erez Goren.

Termination.    The Share Exchange Agreement may be terminated and the transactions may be abandoned at any time:

•	by mutual written consent of Radiant and Erez Goren;

•	by either Erez Goren or us if:

•	any governmental authority shall have issued any order prohibiting, enjoining or otherwise restraining the transactions contemplated by the Share Exchange Agreement and such order shall have become final and nonappealable (provided however, that the party seeking to terminate the Share Exchange Agreement pursuant to this provision shall have used reasonable best efforts to remove such order);

•	any law is promulgated or enacted by any governmental authority which prohibits the consummation of the transactions contemplated by the transaction agreements shall be in effect, provided that no party who brought or is affiliated with the party who brought any action seeking the permanent enjoinment of the transactions contemplated by the transaction agreements may seek termination pursuant to this provision; or

•	if the transactions contemplated by the transaction agreements are not completed by January 31, 2004 for any reason, with the exception that a party may not terminate the Share Exchange Agreement if its failure to fulfill any of its or his obligations under the Share Exchange Agreement has been the primary cause of, or resulted in, the failure to consummate the transactions on or before that date.

•	by Erez Goren if any of the conditions to his obligation to consummate the transactions shall have become incapable of fulfillment and shall not have been waived by him; and

•	by us if any of the conditions to our obligation to consummate the transactions shall have become incapable of fulfillment and shall not have been waived by us.

Expenses.    If the transaction does not occur for any reason other than a termination of the Share Exchange Agreement by Radiant as a result of the failure of any of Erez Goren’s representations or warranties therein to be true in all material respects or the breach by Erez Goren of any material covenants or agreements thereunder, Radiant agrees to pay all reasonable legal fees incurred by Erez Goren or Enterprise relating to the transaction.

Indemnification.    We have agreed to indemnify and hold harmless Erez Goren and his affiliates, heirs, beneficiaries, executors, and assigns from, against, and in respect of any and all liabilities arising out of or relating to:

•	any breach or inaccuracy of any representation or warranty made by us in the Share Exchange Agreement (other than any such breach or inaccuracy of which Erez Goren had actual knowledge as of the date of the Share Exchange Agreement); and

•	any breach of any of our covenants, agreements, or undertakings in the Share Exchange Agreement.

Erez Goren has agreed to indemnify and hold harmless Radiant and its officers, directors, employees, and affiliates, and each of the heirs, executors, successors, and assigns of any of the foregoing from, against, and in respect of any and all liabilities arising out of or relating to:

•	any breach or inaccuracy of any representation or warranty made by Erez Goren in the Share Exchange Agreement (other than any such breach or inaccuracy of which the executive officers or directors of Radiant other than Erez Goren or Alon Goren had actual knowledge as of the date of the Share Exchange Agreement); and

•	any breach of any covenant, agreement, or undertaking of Erez Goren in the Share Exchange Agreement.

With the exception of:

•	our representations and warranties concerning our authority to enter into, and carry out our obligations under, the transaction agreements and our title to the shares of Enterprise, and

•	the representations and warranties of Erez Goren regarding title to the shares of our common stock to be redeemed in exchange for the shares of Enterprise;

which, in each case will survive until the expiration of any statute of limitations that may apply, our representations and warranties and those of Erez Goren in the Share Exchange Agreement will survive the closing for a period of one year.

Erez Goren’s obligations to indemnify us pursuant to these provisions are subject to certain limitations, which include a cap on the amount of his liability thereunder equal to the value of the Radiant shares tendered in the transaction (valued using a weighted average calculation at the time of closing) and the option of satisfying any obligations to indemnify us by tendering shares of our common stock, which shares, for such purposes, shall be valued using the same weighted average calculation. The Share Exchange Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Separation Agreement

The Separation Agreement will set forth the agreements between us and Enterprise with respect to the principal corporate transactions required to effect the separation of the enterprise software business from Radiant prior to the share exchange and the other agreements governing the relationship between Enterprise and us after the closing.

Enterprise Assets.    We will transfer or agree to transfer, or to cause our subsidiaries to transfer, certain assets used in the conduct of the enterprise software business described in this proxy statement to Enterprise immediately prior to the consummation of transactions contemplated by the Share Exchange Agreement. Such assets will include our Enterprise Productivity Suite, several other software products primarily associated with the enterprise software business, the rights under contracts with certain customers of the enterprise software business, and subject to certain limitations, any unearned revenues associated with such assigned contracts. Enterprise will also receive ownership of the intellectual property primarily associated with software products it is receiving. Lastly, Enterprise will have the right to receive 100% of any termination payment from YUM! Brands.

Cash Contribution.    We will also contribute an amount in cash to Enterprise equal to $4 million. Such cash amount shall be reduced by (or Enterprise shall otherwise be responsible for) any fees or expenses (other than expenses incurred by the enterprise software group in the ordinary course of business) paid by Radiant on behalf of Enterprise relating to the transaction or specifically for the benefit of Enterprise following the closing.

Enterprise Liabilities.    Enterprise will assume, or agree to assume, and will agree to perform and fulfill all of the following liabilities of the enterprise software business:

•	any and all liabilities that are expressly contemplated by the Separation Agreement or any ancillary agreement as liabilities to be assumed by Enterprise, and all agreements, obligations and liabilities of Enterprise under the Separation Agreement or any of the ancillary agreements; and

•	all liabilities (other than taxes and any employee-related liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Agreement, respectively) primarily relating to, arising out of or resulting from:

•	the operation of the enterprise software business or the enterprise assets at any time after the closing date;

•	obligations arising under the enterprise contracts after the closing date;

•	with certain exceptions, any liabilities arising from any misappropriation or any infringement by, or conflict of, certain software products transferred to Enterprise with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any person (other than Radiant and certain of its affiliates), whether occurring prior to, on or after the closing date; and

•	the $3.5 million payable to YUM! Brands based on YUM! Brands’ acceptance and rollout of the Enterprise Productivity Suite and fulfillment of its target client store commitment.

Excluded Liabilities.    We shall retain the following liabilities:

•	any and all liabilities that are expressly contemplated by the Separation Agreement or any ancillary agreement as liabilities to be retained or assumed by us and certain of our subsidiaries, and all agreements and obligations of us and certain of our subsidiaries under the Separation Agreement and any of the ancillary agreements;

•	any and all liabilities primarily relating to, arising out of or resulting from any of our assets other than the enterprise assets; and

•	all liabilities (other than taxes and any employee-related liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Agreement, respectively) primarily relating to, arising out of or resulting from:

•	the operation of our business (including the enterprise software business), as conducted at any time prior to the closing date, and the operation of our business (excluding the enterprise software business) on or after the closing date;

•	the ownership of the enterprise assets and the performance of the enterprise contracts prior to the closing date; and

•	any of our assets (other than the enterprise assets), whether arising before, on or after the closing date.

Limited Representations and Warranties.    Except as expressly set forth in the Share Exchange Agreement, the Separation Agreement or in any other ancillary agreement, neither we nor Enterprise makes any representation or warranty whatsoever to any other party as to the value, quality or condition of any assets of such party, and all such representations and warranties have been disclaimed and negated. Neither we nor Enterprise will make any warranties whatsoever, whether express or implied, as to the condition, quality, merchantability or fitness for a particular purpose of any of the assets, businesses or other rights transferred or retained by the parties, as the case may be, and all such assets, businesses and other rights shall be “as is, where is” and “with all faults.”

Indemnification.

Enterprise will agree to indemnify, hold harmless and defend us, each of our affiliates and each of our respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from the failure of Enterprise to pay, perform or otherwise promptly discharge any enterprise liabilities in accordance with their respective terms after the closing date.

We will agree to indemnify, hold harmless and defend Enterprise, each of its affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from our failure to pay, perform or otherwise promptly discharge any excluded liabilities.

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Sales and Marketing Partnerships.    Except as described below, Radiant and Enterprise will have the unrestricted ability to partner with third parties for the sales and marketing of their products following the closing.

Competitive Offerings.    Enterprise and Erez Goren will be prohibited, for a period of five years, from developing or partnering with certain third parties to develop a site-based point-of-sale product that is competitive with Radiant’s products. Also, Enterprise will be prohibited, for a period of four years, from being acquired by certain companies that offer a competitive point-of-sale product.

“Excess Value Fee.”    If Enterprise is acquired (or enters into an agreement to be acquired) prior to the second anniversary of the closing date, Enterprise or its shareholders will pay a fee to Radiant equal to a percentage of the amount, if any, by which the consideration paid in such acquisition exceeds the value (determined using a weighted average calculation made prior to the closing date of the split-off transaction) of the Radiant shares being redeemed in the split-off transaction. The applicable percentage is 70% if the acquisition occurs (or the agreement is entered into) during the first year and 40% if the acquisition occurs (or the agreement is entered into) during the second year. The value of the consideration paid in the acquisition will be measured on an after-tax basis. Any obligations of Enterprise assumed by the purchaser (other than the excess value fee) will not be included in the value of the acquisition. In addition, consideration paid with respect to capital contributed to Enterprise following the closing date of the split-off transaction is excluded from the value of the acquisition.

Non-Solicitation of Employees.    Radiant and Enterprise will agree not to solicit employees from each other for a period of two years.

Director and Officer Indemnification.    We will agree that all rights to indemnification (and advancement of expenses) and all rights with respect to the elimination or limitation of liability now existing in favor of all individuals who at any time (1) prior to the closing date of the transaction were directors or officers of ours, and (2) thereafter, were directors, officers or employees of Enterprise, provided in our articles of incorporation and bylaws or under any contract in effect as of the closing date of the transaction, with respect to matters occurring at or prior to such time, shall survive and continue in full force and effect for a period of six years after the closing date. We have also agreed, subject to certain limitations, to indemnify these individuals from and against any and all liabilities relating to, arising out of or resulting from any claim of a current or former shareholder of Radiant against any of them made in connection with or related to the execution and delivery of the Share Exchange Agreement or any of the other transaction agreements, or consummation of the split-off, and to pay any of their related expenses, as incurred, in advance of the final disposition of any action relating to such claims. We will also agree that during such period we will:

•	not amend, repeal or otherwise modify such provisions for indemnification (and advancement of expenses) and elimination or limitation of liability in any manner that would materially and adversely affect the rights thereunder of such individuals in respect of actions or omissions occurring at or prior to the closing date of the transaction, without the written consent of Enterprise, which consent shall not be unreasonably withheld or delayed, unless such modification is required by law; and

•	maintain, on a primary, non-contributory basis for the benefit of these individuals, directors’ and officers’, errors and omissions, professional liability, employment practices, fiduciary, ERISA, and/or any other insurance that provides coverage on a claims made basis if such coverage is now provided on this basis for events or in respect of actions or omissions occurring at or prior to the closing date of the transaction.

Reseller and Services Agreement

Radiant and Enterprise will enter into a Reseller and Services Agreement which will, among other things, delineate a number of important transactions between Radiant and Enterprise including appointing Radiant as a preferred reseller of Enterprise’s Web-based productivity and management programs known as “Enterprise Productivity Suite” and Enterprise providing hosting, support, maintenance and professional services under selected Radiant legacy client contracts which relate to the Enterprise software products acquired by Enterprise under the Separation Agreement.

Markets/Customers/Appointment.    Radiant’s right to market, sell, resell, sublicense and distribute the Enterprise Productivity Suite will be limited to the petroleum, food service and entertainment markets, including businesses selling fuel products, operating convenience stores, restaurants and entertainment venues like movie theatres and arenas, contract food service operators and those involved in food service management. Radiant will not be required to pay any fees or royalties to Enterprise for the right to be a reseller and Radiant will make no commitment as to the level of sales it will achieve with respect to the Enterprise product.

Term.    The term of the Reseller and Services Agreement will be for three years, and Radiant will receive a perpetual license to Enterprise’s products so that Radiant can perform its obligations under its contracts with legacy clients existing as of the date of the agreement (“Radiant Legacy Contracts”). Radiant will be entitled to renew the Reseller and Services Agreement for two additional one year terms provided Radiant attains certain sales volumes associated with the resale of the Enterprise Productivity Suite during the third year of the initial term and during the first renewal term, if any.

Pricing.    During the term of the Reseller and Services Agreement, Radiant will receive most favored nation pricing in order that pricing to Radiant will be equal to, or better than, other Enterprise resellers for the Enterprise Productivity Suite.

Additional License.    Radiant will also receive a license to distribute Enterprise’s software products to its legacy clients under Radiant Legacy Contracts.

Services under Designated Radiant Legacy Contracts.    For those Radiant Legacy Contracts which are not assumed by Enterprise under the Separation Agreement, Radiant will engage Enterprise to provide hosting, support, maintenance and professional services relating to the Enterprise software products acquired by Enterprise under the Separation Agreement (“Legacy Services”). Except for designated legacy clients, Radiant intends to pass through to Enterprise all revenues that Radiant receives from legacy clients for the Legacy Services. For those designated legacy clients, Radiant will split with Enterprise revenues realized under the Legacy Contracts. Enterprise will be responsible for all expenses and costs it incurs in performing the Legacy Services and will indemnify Radiant for its failure to perform the Legacy Services. Enterprise’s obligations with respect to Legacy Services continue during the term of the Legacy Contracts irrespective of the expiration or termination of the Reseller and Services Agreement.

Hosting Services.    Customers acquiring the Enterprise products through Radiant will have the option of:

•	providing hosting services for their own account or using a third party host other than Enterprise,

•	receiving hosting services from Radiant if it decides to offer such services,

•	receiving Enterprise’s hosting services through Radiant’s reseller relationship, or

•	contracting directly with Enterprise for hosting services.

Source Code.    Radiant will have access to the source code for all Enterprise products under certain conditions.

Development Services.    The Reseller and Services Agreement includes a mechanism which allows Radiant to request custom development services from Enterprise. If the parties mutually agree to undertake the custom development activities, the parties will enter into a statement of work which will outline the deliverables and fees and payment terms for the requested services.

Trademarks.    Radiant will receive a license to use Enterprise’s trademarks in connection with its reseller activities.

Warranties.    Radiant will receive industry standard warranties for the Enterprise products it will resell.

Tax Disaffiliation Agreement

Radiant and Enterprise will enter into a Tax Disaffiliation Agreement, which will set forth each party’s rights and obligations with respect to the payment of deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the transaction and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits. Under the Tax Disaffiliation Agreement, Radiant and Enterprise will each be responsible for their own tax liabilities for any taxable period, or portion of a taxable period, that begins after the closing date of the transaction, and Radiant will be solely responsible for any tax liabilities of Radiant or Enterprise for any taxable period, or portion of a taxable period, that ends on or before the closing date. However, Enterprise will indemnify Radiant for all tax liabilities incurred by Radiant solely because (1) Enterprise breaches a representation or covenant given to King & Spalding LLP in connection with its tax opinion, which breach contributes to an Internal Revenue Service determination that the transaction was not tax-free to Radiant or (2) a post-transaction action taken by Enterprise or an affiliate of Enterprise contributes to a determination that the transaction was not tax-free to Radiant. Radiant will indemnify Enterprise and Erez Goren for any tax liabilities incurred by either of them solely because (1) Radiant breaches a representation or covenant given to King & Spalding LLP in connection with its tax opinion, which breach contributes to a determination that the transaction was not tax-free to Enterprise and/or Erez Goren or (2) a post-transaction action taken by Radiant or an affiliate of Radiant contributes to a determination that the transaction was not tax-free to Enterprise and/or Erez Goren.

Radiant will also indemnify Enterprise for any taxes resulting from the transfer of assets and liabilities to Enterprise pursuant to the Separation Agreement. Any such taxes are not expected to be material.

Employee Benefits Agreement

Radiant will enter into an Employee Benefits Agreement with Enterprise that will provide for the transition of employee plans and programs sponsored by Radiant for employees to be employed by Enterprise after the transaction (“Transferred Individuals”) and will allocate responsibility for certain employee benefits matters and liabilities after the transaction. In some cases, Enterprise will adopt separate plans for its employees, and in others, Enterprise will continue to participate in Radiant plans through the end of the current plan year, which is May 31, 2004. In general, we will remain responsible for the liabilities with respect to Transferred Individuals for periods prior to the closing date, and Enterprise will be responsible for liabilities with respect to Transferred Individuals arising after the closing date.

Stock Options.    The Employee Benefits Agreement provides that, as of the closing of the transaction, each Transferred Individual will be treated as having terminated employment with Radiant for purposes of determining his or her eligibility to participate in the Radiant 1995 Stock Option Plan. Accordingly, any stock options held by a Transferred Individual or unexercised portion thereof which was exercisable on the closing date of the transaction will expire unless exercised in the time period set forth in the individual’s option agreement. Any portion of a stock option held by a Transferred Individual which was not exercisable as of the closing date of the transaction will expire as of the closing date. Any options which expire unexercised will become available for regrant by Radiant in accordance with the 1995 Stock Option Plan.

Employee Stock Purchase Plan.    As of the closing date of the transaction, each Transferred Individual will be treated as having terminated employment with Radiant for purposes of determining his or her eligibility to participate in the 1998 Employee Stock Purchase Plan for any offerings which may be in effect as of the closing date of the transaction. Any amounts contributed by a Transferred Individual to the Radiant Employee Stock Purchase Plan for an offering in effect as of the closing date of the transaction will be refunded to such individual in accordance with the terms of the Plan.

401(k) Plan.    Effective immediately after the Separation Date, Enterprise shall establish and become plan sponsor of a separate defined contribution plan for Transferred Individuals to be qualified under Section 401(k) of the Internal Revenue Code. Following the transaction, Radiant will cause cash (or other assets) in an amount equal to the value of the assets attributable to the accounts of Transferred Individuals under the Radiant 401(k) Plan to be transferred to the Enterprise 401(k) Plan.

Health and Welfare Plans.    Enterprise and its employees will continue to participate in the Radiant health and welfare plans through a benefit transition period to the end of the current plan year, which is May 31, 2004. Radiant will continue as the plan sponsor of these health and welfare plans through the benefit transition period. Effective as of the close of the benefit transition period, Enterprise will cease to be a participating company in any of the Radiant plans.

Severance/Separation Pay.    The parties have agreed that the split-off transaction will not constitute a termination of employment of any employee whose employment is transferred to Enterprise for purposes of any policy, plan, program or agreement of Radiant that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

The parties have also agreed to allocate between themselves certain liabilities with respect to immigration-related matters, accrued paid time off, and the payment of bonuses and commissions that are unpaid as of the closing date.

Sublease and Facilities Agreement

Radiant will agree to sublet to Enterprise the office building property in which Enterprise will conduct its business for a term to expire on February 28, 2013. Enterprise will not have any renewal or extension options. Beginning on the third anniversary of the date of the sublease, each of Radiant and Enterprise will have the right to terminate the sublease by giving the other party eighteen months’ notice, provided, however, should Enterprise give Radiant the early termination notice, Radiant will have the right to accelerate the early termination of the sublease by giving Enterprise 120 days’ notice of the accelerated early termination. The terms of Radiant’s lease with its landlord are incorporated into the sublease. Each of Radiant and Enterprise will agree to indemnify the other party for liability arising out of the indemnifying party’s failure to comply with its obligations under the terms of the sublease. Radiant will not be responsible to Enterprise for the cost of any services or repairs on the property that are the responsibility of the property landlord. In connection with the sublease, Radiant will also lease to Enterprise all furniture, fixtures and other personal property of Radiant located on the property as well as certain off-site hosting equipment. Radiant will also grant to Enterprise an option to purchase certain items of such furniture, fixtures and other personal property and such hosting equipment.

Right of First Refusal and Purchase Option Agreement

Right of Refusal.    Under the terms of the sublease to be entered into between Radiant and Enterprise, Radiant will agree to sublease the office building property in which Enterprise will conduct its business to Enterprise for a term to expire on February 28, 2013. Adjacent to the office building property is a parcel of unimproved real estate of approximately 5.819 acres. Enterprise will have a right of refusal with respect to such parcel, such that if during the term of the sublease Radiant receives a bona fide offer from a third party to acquire the adjacent parcel of real estate, then Radiant will provide notice of the offer to Enterprise. Subject to the right of first refusal in favor of Radiant’s landlord, Enterprise will have 30 days to notify Radiant of its intent to purchase the adjacent property. If Enterprise elects not to purchase the property, Enterprise will have no further rights to the property provided that Radiant does in fact sell the property to the third party within six months following the date Radiant first provided notice to Enterprise, but, in such event, Radiant and Enterprise will share the proceeds of the sale to such third party to the extent in excess of Radiant’s book value for such parcel. Enterprise’s right of refusal will terminate upon the notice of early termination of the sublease by Enterprise or upon the effective date of any such early termination of the sublease by Radiant. In addition, the right of refusal will not apply to any proposed sale or transfer by Radiant to any entity for the purposes of constructing a building on the property for use by Radiant or any of its affiliates, but in the event of such sale or transfer, Radiant will, subject to certain conditions, grant a similar right to Enterprise with respect to any other building parcel then owned by Radiant located within the larger parcel of which the original right of refusal parcel is a part. In the event that Enterprise chooses to exercise its right of refusal, it must provide notice to Radiant and designate a date within 120 days for closing on the sale of the property. In the event Enterprise exercises its right of refusal and acquires the property, the purchase price of the property will be equal to the sum of Radiant’s book value for the property plus one-half of the amount by which the per acre price contained in the third party offer multiplied by the acreage of the property exceeds such book value.

Purchase Option.    In addition to the right of refusal, Radiant will grant to Enterprise an exclusive option to purchase the adjacent property until the earlier of the termination or the expiration of the sublease. Enterprise will be prohibited from exercising its purchase option at any time during the six month period following the date that Radiant has provided Enterprise notice of receipt of a third party offer to acquire the property which Radiant desires to accept. Further, the option to purchase will be subject to the aforementioned right of first refusal in favor of Radiant’s landlord with respect to the property.

“Profit” Sharing Upon Resale.    In the event that Enterprise purchases the adjacent property pursuant to either its right of refusal or purchase option right and thereafter sells the property to a third party within twelve months after such purchase, Radiant will be entitled to a portion of any proceeds of such sale in excess of the purchase price paid by Enterprise.

DESCRIPTION OF BUSINESS

Radiant Systems, Inc.

General.

Founded in 1985, Radiant Systems, Inc. builds and delivers site management solutions for petroleum and convenience store, food service, and cinema businesses. Radiant’s site management solution includes the following software products, each of which can be purchased independently or as a suite of integrated products depending on the customer’s individual preferences:

•	Point-of-Sale
•	Customer Self-Service
•	Back Office

Radiant also builds and delivers a full line of open, standards-based site management hardware including:

•	Point-of-Sale terminals
•	Customer Self-Service kiosks
•	Peripheral Devices
•	Servers

Radiant offers professional services focusing on technical implementation and process improvement, as well as hardware maintenance services and 24-hour help desk support.

Radiant offers best-of-breed solutions designed for ease of integration with operators’ existing infrastructures. Radiant’s site management technology enables retail and food service operators to improve customer service and profitability. Radiant believes its approach to site management is unique in that its product solutions provide visibility and control at the site, field, and headquarters levels. Additionally, Radiant focuses on addressing the unique requirements of the highly specialized environments in which its customers operate. These environments require a high degree of reliability, specialized functionality, and peripheral compatibility. Using Radiant’s point-of-sale, customer self-service and back-office technology, businesses are able to improve their speed of service, reduce fraud and shrink, optimize labor resources, and effectively manage inventory.

Management believes its current generation of point-of-sale and customer self-service products, which utilizes Microsoft Windows 2000, Windows XP, Windows XP Embedded, and Windows CE operating systems, represents an innovative platform based on an open, modular software and hardware architecture that offers increased functionality and stability compared to other systems in the marketplace, at a lower total cost of ownership.

Industry Background.

Successful retail and food service operators increasingly require information systems that capture detailed information of consumer activity at the point-of-sale and store and transport that data in an easy-to-access fashion. Early technology innovators in the retail and food service industries deployed robust, integrated information systems at the point-of-sale and used the information to react rapidly to changing consumer preferences, ultimately gaining market share in the process. In addition, integrated information systems helped these early innovators achieve operational efficiencies. Many large national retail and food service companies have followed suit by investing in proprietary information systems.

For many types of retail and food service operators, however, this type of information system did not make economic or business sense. In particular, merchants with a large number of relatively small sites, such as convenience stores, petroleum retail sites, and food service and entertainment venues, generally have not been able to cost-effectively develop and deploy sophisticated, enterprise-wide information systems. Economic and standardization problems for these markets are exacerbated by the fact that many sites operate as franchises, dealerships or under other decentralized ownership and control structures. Without an investment in technology, these operators continue to depend on labor and paper to process transactions. Management believes that high labor costs, lack of centralized management control of distributed sites, and inadequate informational reporting, together with emerging technology trends, have caused many of these retail and food service businesses to reexamine how technology solutions can benefit their operations.

At the end of 2002, there were more than 132,000 convenience stores nationwide and the cinema industry had approximately 36,000 screens within approximately 6,100 sites nationwide. The food service industry has more than 874,000 domestic units, of which approximately 247,000 are classified as quick service restaurants. Typically, the existing information systems in these industries consist of stand-alone devices such as cash registers or other point-of-sale systems with little or no integration with either the back office of the site or an enterprise-wide information system. Implementation of information systems providing this functionality typically involves multiple vendors and an independent systems integration firm. The resulting proprietary solutions are often difficult to support and have inherently high risks associated with implementation. Management believes that technology solutions that are highly functional and scalable, relatively inexpensive, and easy to deploy are critical for successful penetration in these markets.

In the absence of an integrated solution, operators in these markets typically rely on manual reporting to capture data on site activity and disseminate it to different levels of management. Basic information on consumers (i.e., who they are, when they visit and what they buy) is not captured in sufficient detail, at the right time or in a manner that can be communicated easily to others in the organization. Similarly, information such as price changes does not flow from headquarters to individual sites in a timely manner. In addition, communications with vendors often remain manual, involving paperwork, delays, and other process-related problems.

Recent trends in the retail and food service industries have accelerated the need for information and have heightened demand for feature-rich operational systems. Based in part upon industry association reports and other studies, as well as Radiant’s experience in marketing its products, Radiant believes consumer preferences have shifted away from brand loyalty toward value and convenience, creating a greater need for timely data concerning consumer buying patterns and preferences. Management also believes that convenient consumer-activated ordering and payment systems, such as automated kiosks, ATMs, voice response units and “pay at the pump” systems have become important to retailers, food service providers, and cinema operators that wish to retain and build a customer base. Additionally, through the use of integrated systems, retail and food service businesses can improve operational efficiencies through better management of inventory, purchasing, merchandising, pricing, promotions and shrinkage control. Management believes that the ability to provide tight system integration to a variety of industry standard back office solutions can enable customers to improve control and enforce best practices across operational sites. Furthermore, management believes that the constant flow of information among the point-of-sale, the back office, headquarters, and the supply chain has become a key competitive advantage in the retail and food service industries, resulting in operators demanding more sophisticated and easily integrated solutions from their systems vendors. In a parallel development, technological advances have improved the capability of information systems that are available. With the price of computing power declining, technology investments have become economically feasible for many retail and food service businesses. Furthermore, computing power has become increasingly flexible and distributable, facilitating data capture and processing by applications located at the point-of-sale. Also, front-end graphical user interfaces have made systems easier to use, which reduces training time and transaction costs and facilitates more types of consumer-activated applications.

The Radiant Solution.

The Radiant site management solution is tailored to the unique requirements of the segments of the retail and food service industries that Radiant serves, such as petroleum and convenience stores, quick service restaurants, table service restaurants, and cinemas. Depending on the customer’s particular needs, Radiant can provide an entire suite of integrated products or the customer can purchase these products individually. Radiant believes that its site management solutions are easy to implement. Assuming the site is using an existing image and configuration, it typically requires less than one week to install the system and a few hours to train individual users. The following summarizes the site management solutions provided by Radiant:

Software	Hardware	Services
Point-of-Sale	POS Terminals	Consulting
Customer Self-Service	Kiosk Terminals	Training
Back Office	Specialty Devices	Maintenance
	Peripherals	Technical Support
	Servers	Integration
Installation
Legacy Systems
Inventory Control
Vendor Management
Purchasing/Receiving
Electronic Price Book
Vendor EDI
Decision Support Systems

Retail and food service businesses derive the following benefits from Radiant’s solutions:

•	Improved customer service—Radiant’s technology enables operators to improve customer service by quickly processing customer transactions, increasing transaction accuracy, maximizing point-of-sale system uptime, reducing lines, avoiding stock outs, and scheduling labor according to forecasted sales volume.

•	Increased profitability—Radiant’s site management technology enables retail and food service operators to increase profitability by increasing customer throughput, maximizing sales of high-margin items through intelligent, automated up-selling, reducing labor costs, reducing inventory shrink, enforcing best practices across sites, and reducing fraud.

•	Increased productivity—Radiant’s site management solution enables retail and food service businesses to increase productivity by reducing employee training time, automating the order-taking process, reducing administration time, and freeing up managers to spend more time coaching employees and driving customer service.

•	Reduced total cost of technology ownership—Radiant’s site management solution enables operators to reduce the total cost of technology ownership by lowering initial deployment and ongoing maintenance costs. The technology’s Web-based centralized administration reduces the cost of deploying changes.

Radiant’s Strategy.

Radiant’s objective is to be the leading worldwide provider of site management systems for petroleum and convenience store, food service, and cinema businesses. Radiant is pursuing the following strategies to achieve this objective:

•

Further develop reseller channel.    A large portion of the food service and convenience store market is comprised of small businesses. Historically, Radiant has primarily built its business on serving large operators. While serving large operators remains a top priority, Radiant intends to serve the needs of all operators within its core segments. To better serve the small to medium-size market, Radiant will continue to develop the reseller channel and package its solutions in a manner that is easy for operators to afford, implement, and support. Radiant’s strategy is to deliver rich products that are easy to implement and support, establish a strong presence within critical franchised brands, and support resellers with strong operational tools. While Radiant has focused on a limited number of reseller relationships in targeted regions of the U.S., management plans to expand the reseller base to gain nationwide coverage over the next couple of years. Radiant’s reseller business grew approximately 100% in 2002.

•	Increase sales and marketing efforts outside the United States. During 2002, Radiant’s international revenues grew to $21.6 million, or 14.8% of total revenues, from $13.4 million, or 10.1% of total revenues in 2001. Management believes that the growing number of large, multi-national companies who are among Radiant’s major North American customers together with its successful record of implementing solutions with retailers in Western Europe, Eastern Europe and Asia will allow it to make additional progress internationally in the future. Additionally, the majority of Radiant’s current business outside the United States has been in the petroleum and convenience store segment. Management believes there is opportunity for significant growth in the food service and entertainment markets outside the United States. With Radiant’s acquisition of Breeze Software Proprietary Limited (“Breeze”) in 2001, it has increased its international presence and its development, consulting and sales capabilities. Currently, Radiant has more than 100 employees in Europe, Asia, and Australia. Radiant has previously executed international projects in Canada, Spain, the Czech Republic, Hong Kong, Japan, Malaysia, Poland, Sweden, Switzerland, Thailand, and the United Kingdom. Radiant currently has offices in Melbourne, Prague, and Singapore and representation in the United Kingdom and Spain.

•	Integrate with third-party back-office systems. Convenience store, food service, and cinema operators have varying requirements for back office systems—from the most basic site-based technology to the most advanced centralized back office system. In addition, many operators need to move up to a next-generation point-of-sale products, but retain an adequate back office infrastructure. While Radiant has traditionally focused on serving large operators with very sophisticated back office requirements, management believes that Radiant can expand its market position by integrating its best-of-breed point-of-sale and customer self service technology with leading third-party back-office systems. This strategy will give operators the flexibility to deploy the Radiant site management solution with basic site-based back-office capabilities, a powerful Web-based back office or an existing back office infrastructure.

•	Make strategic acquisitions. Radiant has accelerated its entry into new vertical markets through acquisitions and joint venture arrangements. In 2001, Radiant purchased Breeze, a leading provider of software applications for retailers in the Australian and Asia-Pacific marketplaces. To the extent Radiant believes acquisitions or joint ventures can better position it to serve its current markets, it will continue to pursue such opportunities.

•	Attract and retain outstanding personnel. Radiant believes its strongest asset is its people. To attract and retain top talent, Radiant intends to maintain its entrepreneurial culture and to continue offering competitive benefit programs. Radiant has granted stock options to a majority of its employees and will strive to continue to align employee interests with those of Radiant’s shareholders.

Our Markets.

Petroleum and Convenience Store Market

In the United States, there currently are approximately 132,000 convenience stores, which derive a significant portion of revenues from selling products other than gasoline. Additionally, Radiant believes that the international petroleum and convenience store market represents a substantial opportunity for its technology solutions.

Radiant believes that its technology solutions in the petroleum and convenience store market will continue to have strong demand for the foreseeable future as store owners continue to experience gross margin pressure, high turnover, and extensive competition as high-volume retailers and grocery stores are now selling fuel. In response, convenience store operators are changing business models and pursuing new revenue channels. Made-to-order food and expanded services such as car washes, lottery, and money orders present new operating challenges. These challenges encourage additional investments in store automation in order to more efficiently manage store operations. In addition, high-volume retailers and grocery stores also represent growth opportunities for Radiant as they add fuel and made-to-order food to their offerings. Management also believes that based on the success of technology in recent years, and the positive return on investment associated with Radiant’s solutions, demand for new technology will remain strong from both new and existing customers.

Food Service Market

The domestic food service market includes approximately 874,000 sites. Radiant believes that food service operators today face an environment in which consumers eat out more often, have more dining choices than ever, and demand good food and fast service. To meet these challenges, food service operators require new technology that enables them to improve speed of service, manage site operations more efficiently, and reduce the total cost of technology ownership. Systems must permit employees to increase the speed and accuracy with which they take an order, prepare the food, and fill the order, often accommodating numerous concurrent orders at multiple table-top, counter-top or drive-through locations. Operators need solutions to better manage menu and pricing functions, manage recipes and inventory, and schedule and track labor. Additionally, food service operators need the ability to centrally manage changes across sites and brands. Above-store managers need access to timely operational information in order to proactively make good business decisions across all sites. The market for automated information and transaction systems for restaurants is typically more advanced than in the convenience store and entertainment markets, but is highly fragmented and includes a large number of proprietary, closed systems.

Entertainment Market

The domestic cinema industry is concentrated, with the top six chains operating approximately 48% of the cinema screens in the United States. In addition to increasing the number of screens per site, “megaplexes” have evolved, which combine restaurants, movies and other forms of entertainment in one facility. There are approximately 36,000 cinema screens in the United States. These screens are operated at more than 6,100 sites. While cinema sites typically are operated in a decentralized manner, Radiant believes cinema operators are focusing on implementing cost controls from headquarters. Operators can improve customer service and profitability by implementing integrated site management systems that enable them to speed customer transactions, reduce lines, manage inventory, and schedule labor to meet traffic volumes. Due to economic conditions during 2000 and 2001, the cinema market suffered significant financial losses including bankruptcies and site closings. During 2002, box office revenues set an all-time high. More importantly, admissions rose approximately 10% to a level not seen since 1957. As the industry continues to stabilize, Radiant expects that cinema operators will begin investing in technology to more efficiently manage site operations.

Radiant Products.

While Radiant believes that its core technology may be adapted to provide solutions to numerous segments of the retail and food service markets, it concentrates its efforts in the petroleum and convenience store, food service, and entertainment markets. Radiant’s principal products, sales and marketing efforts, customers, and competitors are discussed below for these markets. Radiant markets a family of products and services as part of its strategy to serve as a full-service solution provider. From customer self-service ordering solutions to feature-rich, highly functional point-of-sale and back-office systems, Radiant’s solutions interact with the consumer, site employees, field managers, and headquarters-based management. To ensure that operators maximize the value of these systems, Radiant also offers a wide array of consulting, training and support services provided by experienced professionals. Radiant further provides “ruggedized” hardware systems designed to cope with harsh retail and food service environments.

Point-of-Sale

Radiant builds and delivers open point-of-sale technology for petroleum and convenience store, food service, and cinema businesses. With ten years experience in providing touch-screen systems for the retail and food service industries, Radiant’s point-of-sale systems increase speed and quality of service, minimize user training, and provide mission-critical reliability. The point-of-sale systems can be integrated with Radiant’s back-office system or other third party back-office applications. Radiant’s point-of-sale software runs on IBM, NCR, PAR, WincorNixdorf, and Radiant hardware. At the same time, Radiant’s point-of-sale hardware supports Radiant Point-of-Sale software and third-party point-of-sale software products that adhere to open standards. Radiant’s point-of-sale terminals offer an open architecture, retail-hardened design, comprehensive support and return-to-service programs, and run on Windows CE, Windows XP, Windows XP Embedded, and Windows 2000.

Customer Self-Service (CSS)

Within many segments of the retail and food service industry, customer self-service has emerged as a preferred ordering and transaction method. In response, Radiant has developed an easy to use, consumer-activated system that allows a consumer to purchase tickets, place a food order, pay with a credit card, make inquiries, and view promotions through the use of a touch screen application. The software development environment and authoring tools allow various media such as video clips, logos, pictures, and recordings to be quickly integrated into a consumer-friendly application.

Management believes customer self-service kiosks allow food service and cinema operators to accelerate speed of service, increase revenues through suggestive up-selling, increase order accuracy, capture consumer information at the point-of-sale, increase labor productivity, and respond quickly to changing consumer preferences. Radiant’s Customer Self-Service products help operators create a uniform and repeatable approach to customer service while improving revenue.

Back-Office Systems—Legacy

Radiant back-office software provides operators with the capabilities to manage employees and inventory, automate daily reports, analyze costs, and forecast results. Additionally, these systems provide the means for operators to easily gather point-of-sale and management information including current sales monitoring.

Headquarters-Based Management Systems—Legacy

Radiant headquarters-based management systems permit convenience store operators to manage individual sites from headquarters. The following is a summary of the features and functionality of Radiant’s headquarters application:

•	Price book—allows operators to set prices for products in a timely manner on a site-by-site, zone-by-zone or system-wide basis. Price book also allows operators to target prices based on a variety of different factors, including markups based on cost, gross margins, and target margins.

•	Site configuration and management—allows operators to define and control the parameters of site operations, such as prohibiting clerks from authorizing fuel dispensing without prepayment.

•	Fuel management—allows operators to manage fuel inventory movement and pricing. Such features allow management to define and regulate site pricing and strategies, including responding to price changes at competitors’ sites.

•	Decision Support System (“DSS”)—supports headquarters analysis of site operations, such as sales versus cost analysis, sales versus budget analysis, labor productivity analysis and category management analysis. DSS also facilitates “what if” analyses, allowing retailers to incorporate and ascertain the sensitivities of operational variables such as price, cost, and volume.

•	Electronic Data Interchange—supports the routing and analysis of purchase orders and vendor invoices.

Back-Office Integration

In order to serve the needs of convenience store, food service, and cinema operators of all sizes, the Radiant site management solution must address all levels of back office sophistication—from the most basic site-based technology to the most advanced centralized back office system. In addition, many operators need to move to a next-generation point-of-sale, but have an adequate back office infrastructure in place. Radiant believes that it is critical to provide site management solutions that can operate independently, as well as tightly integrate into the customer’s existing technology infrastructure. Through both strategic partnerships and resellers, Radiant’s site management solution will be complemented with tight integration to industry-leading back office and enterprise management solutions.

Sales and Marketing.

Through a focused and dedicated sales effort designed to address the requirements of the petroleum and convenience store, food service, and entertainment industries, Radiant believes its sales force is positioned to understand its customers’ businesses, trends in the marketplace, competitive products, and opportunities for new product development. This allows Radiant to take a consultative approach to working with customers.

Radiant’s sales personnel focus on selling its technology solutions to major customers, both domestically and internationally. All sales personnel are compensated with a base salary and commission based on revenue quotas, gross margins, and other profitability measures.

Over the last few years, Radiant has increased investments in developing relationships with third party resellers to distribute the product. The company has built a reseller operations group and a sales support strategy to help ensure the success of this channel. The company plans to continue to expand its coverage across the United States through third party resellers as well as a regional based sales force.

To date, Radiant’s primary marketing objectives have been to increase awareness of Radiant’s technology solutions and generate sales leads. To this end, Radiant attends industry trade shows, executes direct marketing programs, and selectively advertises in industry publications. Radiant intends to increase its sales and marketing activities both domestically and internationally. Additionally, Radiant intends to continue expanding an independent distribution network to sell and service its products to certain segments of the domestic and international markets.

Customers.

During the year ended December 31, 2002, no customer individually accounted for more than 10.0% of Radiant’s total revenues, while in both 2001 and 2000, one customer, Speedway SuperAmerica, LLC accounted for 10.2% of Radiant’s total revenues.

The following is a partial list of customers who have licensed or purchased Radiant’s products and services:

Petroleum, Convenience, and Grocery Store	Entertainment	Food Service
BP Amoco, p.l.c.	AMC Entertainment	AFC Enterprises, Inc.
ConocoPhillips	Loews Cineplex Entertainment	KFC
Holiday Stationstores	National Amusements, Inc.	Chick-fil-A, Inc.
Kroger Corporation	Regal Entertainment Group	Hooters of America
Maverick Country Stores		Krispy Kreme Doughnut Corp.
Repsol YPF, S.A.		New World Restaurant Group, Inc.
Sheetz, Inc.		The Krystal Company
Speedway SuperAmerica, LLC
Valero Energy Corporation
Wawa, Inc.

Competition.

In marketing its technology solutions, Radiant faces intense competition, including internal efforts by some potential customers. Radiant believes the principal competitive factors are product quality, reliability, performance, price, vendor and product reputation, financial stability, features and functions, ease of use, quality of support and degree of integration effort required with other systems. The Internet has presented new competition to Radiant. These companies often offer new business models, which may force Radiant to change its terms of business to continue to maintain its market position.

Within the markets it serves, Radiant believes it is uniquely positioned with its exclusive focus on providing site management systems for petroleum and convenience, food service, and entertainment businesses. Within these product lines, Radiant faces intense levels of competition from a variety of competitors. International Business Machines, Corp., NCR Corporation, VeriFone, Inc. (held by Gores Technology Group, an international acquisition and management company), Dresser Wayne, Retalix, Ltd., Pacer/CATS, a subsidiary of USA Networks, Inc., Micros Systems, Inc., Par Technology Corporation, Aloha Technologies, Danaher Corporation, Panasonic, The Pinnacle Corporation, InfoGenesis, and others provide point-of-sale and site management systems with varying degrees of functionality.

Radiant believes there are barriers to entry in the market for convenience store automation solutions. Radiant has invested a significant amount of time and effort to create the functionality of its point-of-sale and back-office headquarters-based management systems. Radiant believes that the time required for a competitor to duplicate the functionality of these products is substantial and would require detailed knowledge of a retailer’s operations at local sites and headquarters. Also, developing a credit card network interface often can take an additional six to nine months, as the certification process can be time consuming. Moreover, the major petroleum companies are extremely selective about which automation system providers are permitted to interface to their credit networks. As of July 31, 2003, Radiant is certified with 22 networks and continues to explore opportunities for certifications with networks servicing its core industries.

Professional Services.

The integration, design, implementation, application and installation of technology solutions are critical to Radiant’s ability to effectively market its solutions. The following is a summary of some of the professional services Radiant provides:

•	Consulting. Business consultants, systems analysts and technical personnel assist customers in all phases of systems development, including systems planning and design, customer specific configuration of application modules and on-site implementation or conversion from existing systems. Directors in Radiant’s consulting organization typically have significant consulting or retail technology experience. Radiant’s consulting personnel undergo extensive training in retail operations and Radiant’s products. Consulting services typically are billed on a per diem basis.

•	Customization. Radiant provides custom application development work for customers billed on a project or per diem basis. All customization remains the property of Radiant.

•	Training. Radiant has a formal training program available to its customers, which is provided on a per diem rate at Radiant’s offices or at the customer’s site.

•	Integration. Radiant integrates and builds interfaces for both site level and enterprise level systems for its customers. As part of the site implementation, the goal is to maximize the quality of the overall site solution and to provide the customers with a system that is easy to support over the long term. As part of the enterprise implementation, interfaces and integration points are developed to ensure customers achieve their ultimate business objectives.

The market for Radiant’s professional services is intensely competitive. Radiant believes the principal competitive factors are the professional qualifications, expertise and experience of individual consultants. In the market for professional services, Radiant competes with Accenture, Ltd., The Cap Gemini Ernst & Young Group, Electronic Data Systems, Inc., International Business Machines and other systems integrators.

Maintenance and Client Support.

Radiant offers client support on a 24-hour basis, a service that historically has been purchased by a majority of its clients and also entitles the client to product upgrades. In some cases, hardware support is provided by third parties. Radiant can remotely access its clients’ systems in order to perform quick diagnostics and provide on-line assistance. The annual support option is typically priced at a percentage of the software and hardware cost. Additionally, Radiant offers its clients hardware and software maintenance and unspecified software enhancements. Revenue from support and maintenance is recognized ratably over the term of the agreement.

Product Development.

Radiant’s product development strategy is focused on creating common technology elements that can be leveraged in applications across its core markets. Radiant’s software architecture is based on open platforms and is modular, thereby allowing it to be phased into a customer’s operations. Radiant has developed numerous applications running on Microsoft Windows-based platforms, including Windows 2000, Windows XP, Windows XP Embedded, and Windows CE. The software architecture incorporates Microsoft’s Component Object Model, providing an efficient environment for application development.

During 1998 Radiant’s management determined that significant internal cost efficiencies and increased market appeal could be obtained through the consolidation of its legacy point-of-sale products into a single family of products, Radiant 6e Point-of-Sale. This consolidation effort integrated the best business and technical knowledge from multiple markets. Throughout 1999, Radiant enhanced its Radiant 6e Point-of-Sale product, and successfully introduced this replacement technology into the convenience store, food service, and entertainment markets. By the end of 2000, Radiant 6e Point-of-Sale had been released in all of the markets Radiant serves.

Proprietary Rights.

Radiant’s success and ability to compete is dependent in part upon its proprietary technology, including its software source code. To protect its proprietary technology, Radiant relies on a combination of trade secret, nondisclosure, copyright and patent law, which may afford only limited protection. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Although

Radiant relies on the limited protection afforded by such intellectual property laws, it also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable maintenance are essential to establishing and maintaining a technology leadership position. Radiant presently has seven patents and five patents pending. The source code for Radiant’s various proprietary software products is protected both as a trade secret and as a copyrighted work. Radiant generally enters into confidentiality or license agreements with its employees, consultants and customers and generally controls access to and distribution of its software, documentation and other proprietary information. Although Radiant restricts its customers’ use of Radiant’s software and does not permit the resale, sublicense or other transfer of such software, there can be no assurance that unauthorized use of Radiant’s technology will not occur.

Despite the measures taken by Radiant to protect its proprietary rights, unauthorized parties may attempt to reverse engineer or copy aspects of Radiant’s products or to obtain and use information that Radiant regards as proprietary. Policing unauthorized use of Radiant’s products is difficult. In addition, litigation may be necessary in the future to enforce Radiant’s intellectual property rights, such as to protect Radiant’s trade secrets, to determine the validity and scope of Radiant’s and or others proprietary rights, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Radiant’s business, operating results and financial condition.

Certain technology used in conjunction with Radiant’s products is licensed from third parties, generally on a non-exclusive basis. These licenses usually require Radiant to pay royalties and fulfill confidentiality obligations. Radiant believes that there are alternative sources for each of the material components of technology licensed by Radiant from third parties. However, the termination of any of these licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in a delay in Radiant’s ability to ship certain of its products while it seeks to implement technology offered by alternative sources. Any required alternative licenses could prove costly. Also, any such delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could result in a material adverse effect on Radiant’s business, operating results and financial condition. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of Radiant’s products or relating to current or future technologies, there can be no assurance that Radiant will be able to do so on commercially reasonable terms or at all.

There can be no assurance that Radiant will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, Radiant may initiate claims or litigation against third parties for infringement of Radiant’s proprietary rights or to establish the validity of Radiant’s proprietary rights. Defending against any such claim could be time-consuming, result in costly litigation, cause product shipment delays or force Radiant to enter into royalty or license agreements rather than dispute the merits of such claims. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject Radiant to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require Radiant to cease the marketing or use of certain products, any of which could have a material adverse effect on Radiant’s business, operating results and financial condition. To the extent Radiant desires or is required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to Radiant, if at all. As the number of software products in the industry increases and the functionality of these products further overlaps, Radiant believes that software developers may become increasingly subject to infringement claims. Any such claims against Radiant, with or without merit, as well as claims initiated by Radiant against third parties, can be time consuming and expensive to defend, prosecute or resolve.

Employees.

As of November 25, 2003, Radiant employed 870 persons, of which approximately 235 employees will be transferred to work with Enterprise following the transaction. None of Radiant’s employees is represented by a collective bargaining agreement nor has Radiant experienced any work stoppage. Radiant considers its relations with its employees to be good.

Radiant’s future operating results depend in significant part upon the continued service of its key technical, consulting and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that Radiant will retain its key managerial or technical personnel or attract such personnel in the future. Radiant has at times experienced and continues to experience difficulty recruiting qualified personnel, and there can be no assurance that Radiant will not experience such difficulties in the future. Radiant, either directly or through personnel search firms, actively recruits qualified product development, consulting and sales and marketing personnel. If Radiant is unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on Radiant’s business, operating results and financial condition.

Available Information.

Radiant maintains a website at www.radiantsystems.com. Radiant makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K on its website as soon as practicable after such reports are filed with the SEC. These filings can be accessed through the ‘Investor Relations’ page on Radiant’s website. Radiant’s common stock is traded on the Nasdaq National Market under the symbol “RADS.”

Wave Enterprise Systems, Inc.

General

In 1999, Radiant began developing its new generation of back-office software products—Radiant 6e™ Enterprise Productivity Suite, formerly WAVE™. This product’s architecture was designed to combine and expand the functionality of Radiant’s previous generation back-office systems primarily for use on a broader operational scale than its previous generation back office software. Enterprise’s architecture and platform for these products is entirely web-based, which Enterprise believes will enable it to increase the functionality while decreasing the costs of implementing and maintaining technology solutions for retail and food service businesses. The centerpiece of Enterprise’s technology, the Enterprise Productivity Suite, includes the following software products, each of which can be purchased independently or as a suite of integrated products depending on the client’s individual preferences:

•	Inventory Management

•	Workforce Management

•	Business Performance Management

•	Financial Management

•	Merchandise Management

•	Sales Management

•	e-Learning

•	Development Tools

The Enterprise Productivity Suite was generally released by Radiant during the first quarter of 2002. The Enterprise Productivity Suite is offered both through the application service provider, or “ASP”, delivery model as well as through installations directly in client locations as “client-hosted” systems. In instances where clients select the ASP delivery model, Enterprise will remotely host applications from an off-site central server that users can access over dedicated lines, virtual private networks or the Internet. Enterprise will continue to develop the Enterprise Productivity Suite and to establish strategic relationships to facilitate its product offerings.

Enterprise will offer its products primarily on a subscription-based pricing model. Under this subscription-based pricing model, clients pay a fixed, monthly fee for use of the Enterprise Productivity Suite and the hosting services needed to utilize those applications and solutions. This price model is different from Radiant’s historical pricing model, which charged clients an initial licensing fee for use of Radiant’s products and continuing maintenance and support during the license period.

On August 27, 2003, Wave Enterprise Systems, Inc. was incorporated under the laws of the State of Georgia. Enterprise was formed as a wholly owned subsidiary of Radiant to operate the enterprise software business. Following the split-off transaction, Erez Goren will initially own 100% of the common stock of Enterprise.

Enterprise’s Products.

Pursuant to the terms of the Separation Agreement, Radiant will transfer to Enterprise the following products:

The Enterprise Productivity Suite

The Enterprise Productivity Suite uniquely offers the following key architectural elements:

•	Native Web architecture—built on the principle of a single, centralized database shared by all users across the business, that is accessed via a Web browser and network connection;

•	Tiered architecture—provides businesses with a high degree of flexibility in how they use and improve technology systems;

•	Integration architecture – designed from the ground up to simplify communication and integration with headquarters-based applications such as finance, human resource, and others;

•	Customization framework – designed to support frequently changing business requirements with rich configuration capabilities, custom report building, and an application customization environment;

•	Corporate Data Management – technology that provides businesses with tremendous system flexibility in how they centrally collect, consolidate, and distribute information across distributed sites;

•	Business Activity Monitoring – technology that enables operators to evaluate performance in near real time and deliver the resulting information to the right people within the enterprise; and

•	Site-use design—designed for site-level users, accommodating limitations in computing skills, time, and network infrastructure at the site.

The following is a summary of the features of the Enterprise Productivity Suite:

•	Workforce Management – provides automated forecasting, labor scheduling, and time and attendance across all sites. The Workforce Management software enables businesses to reduce labor costs, improve customer service, and reduce administration time. The software allows for employee self-service to their profile, schedules and time off requests.

•	Inventory Management – perpetually tracks all inventory transactions in the store and improves efficiency and control of inventory ordering, receiving, counting, and transfers between stores. It provides visibility into inventory in the supply chain and other stores. The Inventory Management software enables operators to control inventory shrink and meet customer demand more effectively.

•	Business Performance Management – provides site-level and above-store reports, graphical snapshots of performance, and alerts to focus attention on critical areas of the business and provide guidance to problem resolution. The Business Performance Management software enables operators to monitor performance at the site and consolidated levels and make proactive decisions.

•	Financial Management – provides simple accounts receivable, general ledger, and loss prevention functions including interfaces to major financial systems providers. Allows clients to seamlessly track the financial impact of store level transactions to the enterprise. Also provides the ability to quickly isolate and resolve cash control issues.

•	Merchandise Management – provides price book management, supplier management and contract management functions. This allows clients to centrally manage their pricing strategies down to the store level, as well as centrally manage all suppliers to the enterprise.

•	Sales Management – provides sales order entry, sales transactions processing and cash management functions. The Sales Management software enables retailers to record sales orders associated with a specific customer or account and better control cash using various counting methods and corporate exception reporting.

•	e-Learning – provides the ability to administer and deliver training to field employees. Includes the ability to create and score tests as well as report on results. This application significantly reduces the cost to train employees and improves the clients’ ability to more rapidly implement change. E-Courses on the Enterprise Productivity Suite modules are available through e-Learning.

•	Development Tools – provides clients with the ability to customize their implementation of the Enterprise software. This allows clients to get the benefit of packaged software, with the ability to implement enhancements that provide competitive advantage.

Workforce Management Software—Legacy

Enterprise will also offer Radiant’s Legacy Workforce Management Software. Radiant acquired the Workforce Management Software through its acquisition of the TimeCorp division of Verifone, Inc. in 2000. This software provides retail and hospitality operators the ability to forecast anticipated demand at a store level, project the corresponding labor required to meet this demand, schedule the appropriate personnel for the labor requirement, manage employee time and attendance activity and generate payroll and interface with time clocks for ease in monitoring hours worked. It also provides job costing and exception reporting, as well as management reporting functionality. These workforce management systems, which were developed with a user friendly, graphical interface and are based on open architecture, have been installed in various supermarket, retail, food service, and hospitality chains.

•	Visual Labor Management Software

•	Minute Man Labor Management Software

Food Service Management Software—Legacy

Enterprise will also offer Radiant’s Legacy Food Service Management Software. Radiant acquired the Food Service Management Software through its acquisition of Restaurant Management and Control Systems, Inc. in 1997. This software provides food service operators the ability to manage inventory, labor, operations, and reporting at the site through a client server based system.

•	ReMACS Back Office Software

Enterprise’s Markets.

Enterprise is primarily focused on the following markets; retail, food service, petroleum/convenience and entertainment markets.

Retail

The retail market consists of grocery, big box, apparel, department stores, drug stores, and specialty retail establishments. The primary products marketed to this industry include Workforce Management, Business Performance Management, e-Learning and Development tools. The market consists of approximately 300 Tier 1 and Tier 2 retailers in excess of $250 million in revenue.

Food Service

Enterprise will target large chain food service providers with the entire suite of Enterprise Productivity products.

Petroleum/Convenience Retail

Enterprise will target major oil companies and regional providers with the entire suite of Enterprise Productivity products.

Entertainment

Enterprise will target major cinema operators with the entire suite of Enterprise Productivity products.

Sales and Marketing.

Enterprise’s sales personnel focus on selling its technology solutions to major customers, both domestically and internationally. All sales personnel are compensated with a base salary and commission based on revenue quotas, gross margins, and other profitability measures.

Enterprise plans to expand it sales coverage through strategic resellers. Radiant Systems will be the initial reseller focused on the petroleum and convenience, food service and entertainment markets.

To date, Radiant’s primary marketing objectives have been to increase awareness of the company’s technology solutions and generate sales leads. Enterprise plans to continue with the same objectives enabled through attendance at industry trade shows, specialized web events, targeted direct marketing programs, and advertising.

Clients.

The following is a partial list of major companies who have licensed or purchased the Enterprise products:

Petroleum and Convenience Retail	Food Service	Grocery	Retail
Repsol YPF, S.A. Sheetz, Inc. TOTAL	AFC Enterprises, Inc. Boston Market Chick-fil-A, Inc. Hooters of America The Krystal Company Westwind, Inc. Yum! Brands	Ahold Albertsons Harris Teeter Meijer Stores Fred Meyer	ALLTEL Corporation J.C. Penney Co. Lenscrafters Container Store Sears Tiffany’s

Competition.

In marketing its technology solutions, Enterprise will face intense competition, including internal efforts by some potential clients. Enterprise believes the principal competitive factors are product quality, reliability, performance, price, vendor and product reputation, financial stability, features and functions, ease of use, quality of support and degree of integration effort required with other systems. Enterprise will face competition primarily from other back office and headquarters software providers, including Retek, Inc., Professional Datasolutions Inc., SAP AG, MenuLink Computer Solutions, Inc., PerformanceRetail Inc., PeopleSoft, Inc., Kronos Incorporated, Retalix Ltd., Timera, Inc., TempoSoft, Inc., Workbrain, and JDA Software Group, Inc. In addition, Enterprise will face additional competition from systems integrators who offer an integrated technology solution approach by integrating other third party products.

Professional Services

The integration, design, implementation, application and installation of technology solutions are critical to Enterprise’s ability to effectively market its solutions. The following is a summary of some of the professional services Enterprise provides:

Consulting. Business consultants, systems analysts and technical personnel assist retailers in all phases of systems development, including systems planning and design, client-specific configuration of application modules and on-site implementation or conversion from existing systems.

Customization. Enterprise will provide custom application development work for clients billed on a project or per diem basis. All customization remains the property of Enterprise.

Training. Enterprise will have a formal training program available to its clients, which is provided on a per diem rate at Enterprise’s offices or at the client’s site.

Integration. Enterprise will develop and perform implementation, interfaces and integration points to ensure clients achieve their ultimate business objectives.

Maintenance and Client Support.

Enterprise will offer client support on a 24-hour basis, a service that historically has been purchased by a majority of its clients and also entitles the client to product upgrades. In some cases, hardware support is provided by third parties. Enterprise will be able to remotely access its clients’ systems in order to perform quick diagnostics and provide on-line assistance. The annual support option is typically priced at a percentage of the software and hardware cost. Additionally, Enterprise will offer its clients software maintenance and unspecified software enhancements. Revenue from support and maintenance is recognized ratably over the term of the agreement.

Proprietary Rights.

Enterprise’s success and ability to compete after the transaction will be dependent in part upon its proprietary technology, including its software source code. To protect its proprietary technology, Enterprise will rely on a combination of trade secret, nondisclosure, copyright and patent law, which may afford only limited protection. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Although Enterprise will rely on the limited protection afforded by such intellectual property laws, it also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable maintenance will be essential to establishing and maintaining a technology leadership position. Enterprise will be assigned the rights to four patents from Radiant. The source code for the Enterprise Productivity Suite is protected both as a trade secret and as a copyrighted work. Enterprise will continue Radiant’s practice of entering into confidentiality or license agreements with its employees, consultants and clients and will generally attempt to control access to and distribution of its software, documentation and other proprietary information. Although Enterprise will restrict its clients’ use of its software and will not permit the resale, sublicense or other transfer of such software, there can be no assurance that unauthorized use of Enterprise’s technology will not occur.

Employees.

Initially, Enterprise expects to employ approximately 235 persons. Enterprise’s future operating results depend in significant part upon the continued service of its key technical, consulting and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that Enterprise will retain its key managerial or technical personnel or attract such personnel in the future. Radiant has at times experienced and continues to experience difficulty recruiting qualified personnel, and there can be no assurance that Enterprise will not experience similar difficulties in the future. Enterprise will, either directly or through personnel search firms, actively recruit qualified product development, consulting and sales and marketing personnel. If Enterprise is unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on its business, operating results and financial condition.

RECENT DEVELOPMENTS

On December 15, 2003, Radiant announced that it entered into a definitive purchase agreement with Aloha Technologies to acquire substantially all of the assets of Aloha, a leading provider of point-of-sale systems for the hospitality industry, and certain affiliated entities of Aloha. Under the terms of the purchase agreement, Radiant will acquire the assets for a purchase price of approximately $45 million. The consideration to be paid by Radiant for the purchased assets consists of $11 million in cash, a five-year note in the principal amount of $17 million, a one-year note in the principal amount of $1.7 million, 2,353,846 shares of restricted Radiant common stock and the assumption of Aloha’s accounts payable, contractual obligations and certain other liabilities. The transaction is expected to close early in the first quarter of 2004. Manny Negreiro, the Chief Executive Officer of Aloha, will become the head of Radiant’s new hospitality division, which will be based in Dallas, Texas.

Neither the closing of the Aloha transaction nor the split-off transaction is contingent upon the closing of the other transaction. None of the assets or liabilities to be acquired in the Aloha transaction will be transferred to Enterprise in the split-off transaction. The unaudited pro forma financial data included in this proxy statement does not give effect to the consummation of the Aloha transaction. For more information regarding the Aloha transaction, you should read Radiant’s Current Report on Form 8-K which was filed with the SEC on December 16, 2003 and is incorporated by reference into this proxy statement. The asset purchase agreement with Aloha is filed as an exhibit to the Form 8-K.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data (the “Pro Forma Financial Data”) are based on the historical Consolidated Financial Statements of Radiant incorporated by reference into this proxy statement, adjusted to give pro forma effect to the transaction. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods ended September 30, 2003 and 2002, December 31, 2002, December 31, 2001, and December 31, 2000 give effect to the transaction as if it had occurred as of January 1, 2000. The Unaudited Pro Forma Balance Sheet gives effect to the transaction as if it had occurred as of September 30, 2003. The transaction and the related adjustments are described in the accompanying notes. The Pro Forma Financial Data should be read in conjunction with the historical financial statements for Radiant and Enterprise included or incorporated by reference in this proxy statement.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(IN THOUSANDS, EXCEPT SHARE DATA)

As of September 30, 2003

	Historical Radiant	Split-off Transaction (A)	Pro Forma Radiant
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$36,706	$(4,000)	$32,706
Accounts receivable, net of allowance for doubtful accounts	19,075	—	19,075
Inventories, net	12,453	—	12,453
Intangible assets, net	550	—	550
Other short-term assets	5,414	—	5,414

Total current assets	74,198	(4,000)	70,198
PROPERTY AND EQUIPMENT, net	11,940	—	11,940
SOFTWARE DEVELOPMENT COSTS, net	2,111	—	2,111
GOODWILL, NET	6,349	—	6,349
INTANGIBLE ASSETS, NET	225	—	225
TRIYUMF ASSET and OTHER LONG-TERM ASSETS	48	—	48

	$94,871	$(4,000)	$90,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,648	—	$5,648
Accrued liabilities	6,562	$5,500	12,062
Client deposits and deferred revenue	11,194	—	11,194
Current portion of capital lease obligation	515	—	515

Total current liabilities	23,919	5,500	29,419
DEFERRED TAX LIABILITY	880	—	880
CAPITAL LEASE OBLIGATION, NET OF CURRENT PORTION	270	—	270

Total liabilities	25,069	5,500	30,569
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, $0.00001 par value; 100,000,000 shares authorized, 27,725,559 shares issued and outstanding (Pro forma Radiant: 25,725,559 shares issued and outstanding)	0	—	0
Additional paid-in capital	114,166	(12,200)	101,966
Accumulated deficit	(44,364)	2,700	(41,664)

Total shareholders’ equity	69,802	(9,500)	60,302

	$94,871	$(4,000)	$90,871

See notes to unaudited pro forma financial statements

Note 1.	Unaudited Pro Forma Balance Sheet: The unaudited pro forma consolidated balance sheet gives effect to the split-off of the enterprise business of Radiant Systems, as described below, as if these events had occurred as of September 30, 2003. As a result of the split-off, these adjustments reflect the historical balances as of September 30, 2003 for assets sold and liabilities assumed.

(A)	Under the proposed terms of the divestment, Radiant will contribute the assets of the enterprise software business and $4.0 million cash to a new subsidiary, Wave Enterprise Systems, Inc. (“Enterprise”) and Enterprise will assume certain obligations associated with the enterprise software business. Radiant will transfer 100% of the outstanding shares of Enterprise to Erez Goren in exchange for 2.0 million shares of Radiant common stock held by Erez Goren, representing approximately 7.0% of Radiant’s outstanding shares of common stock. Upon closing of the transaction, Mr. Goren will resign as Co-Chairman and Co-CEO of Radiant Systems and as a member of Radiant’s Board of Directors. In addition, Radiant and Enterprise will enter into a reseller and services agreement with an initial three-year term (with an option to renew by Radiant if certain minimum sales thresholds are met) pursuant to which Radiant will have the right to resell Enterprise’s enterprise management product. The transaction, if completed, will result in two separate companies. Radiant will continue as a publicly traded company focused on its point-of-sale systems for the petroleum and convenience store, food service and entertainment markets. Enterprise, which initially will be 100% owned by Erez Goren, will assume development of the enterprise software business.

The accrued liabilities recorded in the split-off include a $4.0 million payment Radiant has agreed to make on behalf of Enterprise to Yum! Brands and an estimate of $1.5 million of professional fees related to the transaction. The professional fees are related to expenses incurred by Radiant for the transaction, excluding fees incurred on behalf of Enterprise.

The equity value is a result of the 2,000,000 shares at a closing price of $6.10 on September 30, 2003 in exchange for $4.0 million in cash.

Based on the terms of the transaction outlined above, including the $4.0 million payment to Yum! Brands, the $1.5 million professional fees and the $6.10 stock price as of September 30, 2003, Radiant would have recorded a gain of $2.7 million which is included as a reduction in accumulated deficit on the pro forma balance sheet. The final stock price and impact to the financial statements will be determined on the date of consummation. The 2,000,000 shares will be retired on the transaction date.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine Months Ended September 30, 2003
	Historical Radiant	Historical Enterprise Operations (A)	Pro Forma Radiant
REVENUES:
System sales	$36,592	$(4,119)	$32,473
Client support, maintenance, and other services	48,504	(9,370)	39,134

Total revenues	85,096	(13,489)	71,607

COST OF REVENUES:
System sales	22,069	(3,707)	18,362
Impairment of capitalized software and acquired software technology	17,091	(16,188)	903
Client support, maintenance, and other services	33,531	(8,134)	25,397

Total cost of revenues	72,691	(28,029)	44,662

GROSS (LOSS) PROFIT	12,405	14,540	26,945
OPERATING EXPENSES:
Product development	11,508	(4,199)	7,309
Sales and marketing	12,646	(2,231)	10,415
Depreciation and amortization	3,252	(967)	2,285
Impairment of TriYumf Asset	10,589	(10,589)	—
Impairment of goodwill	6,172	—	6,172
Lease termination and severance costs	761	(561)	200
General and administrative	9,975	(2,578)	7,397

(LOSS) FROM CONTINUING OPERATIONS	(42,498)	35,665	(6,833)
INTEREST INCOME (EXPENSE), NET	428	48	476

(LOSS) BEFORE INCOME TAXES	(42,070)	35,713	(6,357)
INCOME TAX PROVISION	252	(32)	220

NET (LOSS)	$(42,322)	$35,745	$(6,577)

BASIC (LOSS) PER SHARE:	$(1.52)		$(0.25)

DILUTED (LOSS) PER SHARE:	$(1.52)		$(0.25)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,860	(2,000)	25,860

Diluted	27,860	(2,000)	25,860

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine Months Ended September 30, 2002
	Historical Radiant	Historical Enterprise Operations (A)	Pro Forma Radiant
REVENUES:
System sales	$56,305	$(8,847)	$47,458
Client support, maintenance, and other services	48,637	(12,277)	36,360

Total revenues	104,942	(21,124)	83,818

COST OF REVENUES:
System sales	29,082	(3,159)	25,923
Client support, maintenance, and other services	28,213	(5,960)	22,253

Total cost of revenues	57,295	(9,119)	48,176

GROSS PROFIT	47,647	(12,005)	35,642
OPERATING EXPENSES:
Product development	11,106	(3,620)	7,486
Sales and marketing	15,749	(4,933)	10,816
Depreciation and amortization	3,835	(1,117)	2,718
General and administrative	9,393	(2,434)	6,959

INCOME (LOSS) FROM CONTINUING OPERATIONS	7,564	99	7,663
INTEREST INCOME, NET	546	49	595

INCOME (LOSS) BEFORE INCOME TAXES	8,110	148	8,258
INCOME TAX PROVISION	3,501	179	3,322

INCOME (LOSS)	$4,609	$327	$4,936

BASIC INCOME PER SHARE:	$0.17		$0.19

DILUTED INCOME PER SHARE:	$0.16		$0.18

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,674	(2,000)	25,674

Diluted	28,935	(2,000)	26,935

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended December 31, 2002
	Historical Radiant	Historical Enterprise Operations (A)	Pro Forma Radiant
REVENUES:
System sales	$81,432	$(10,889)	$70,543
Client support, maintenance, and other services	64,725	(16,816)	47,909

Total revenues	146,157	(27,705)	118,452

COST OF REVENUES:
System sales	43,348	(4,510)	38,838
Client support, maintenance, and other services	39,000	(9,525)	29,475

Total cost of revenues	82,348	(14,035)	68,313

GROSS PROFIT	63,809	(13,670)	50,139
OPERATING EXPENSES:
Product development	14,470	(4,125)	10,345
Sales and marketing	21,141	(6,267)	14,874
Depreciation and amortization	4,997	(1,473)	3,524
General and administrative	12,791	(3,266)	9,525

INCOME (LOSS) FROM CONTINUING OPERATIONS	10,410	1,461	11,871
INTEREST INCOME (EXPENSE), NET	754	58	812

INCOME (LOSS) BEFORE INCOME TAXES	11,164	1,519	12,683
INCOME TAX PROVISION	4,623	(182)	4,441

INCOME (LOSS)	$6,541	$1,701	$8,242

BASIC INCOME PER SHARE:	$0.24		$0.32

DILUTED INCOME PER SHARE:	$0.23		$0.31

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,753	(2,000)	25,753

Diluted	28,995	(2,000)	26,995

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended December 31, 2001
	Historical Radiant	Historical Enterprise Operations (A)	Pro Forma Radiant
REVENUES:
System sales	$71,268	$(1,803)	$69,465
Client support, maintenance, and other services	60,711	(9,159)	51,552

Total revenues	131,979	(10,962)	121,017

COST OF REVENUES:
System sales	38,799	(2,062)	36,737
Client support, maintenance, and other services	38,043	(3,859)	34,184

Total cost of revenues	76,842	(5,921)	70,921

GROSS PROFIT	55,137	(5,041)	50,096
OPERATING EXPENSES:
Product development	11,234	(1,745)	9,489
Sales and marketing	19,718	(3,040)	16,678
Depreciation and amortization	9,643	(1,595)	8,048
Non-recurring charges	1,244	(314)	930
General and administrative	15,056	(2,363)	12,693

INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,758)	4,016	2,258
INTEREST INCOME (EXPENSE), NET	1,513	84	1,597

INCOME (LOSS) BEFORE INCOME TAXES	(245)	4,100	3,855
INCOME TAX PROVISION	183	—	183

NET INCOME (LOSS)	$(428)	$4,100	$3,672

BASIC INCOME (LOSS) PER SHARE:	$(0.02)		$0.14

DILUTED INCOME (LOSS) PER SHARE:	$(0.02)		$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,726	(2,000)	25,726

Diluted	27,726	(2,000)	25,726

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended December 31, 2000
	Historical Radiant	Historical Enterprise Operations(A)	Pro Forma Radiant
REVENUES:
System sales	$79,987	$(3,430)	$76,557
Client support, maintenance, and other services	48,057	(5,613)	42,444

Total revenues	128,044	(9,043)	119,001

COST OF REVENUES:
System sales	39,620	(1,686)	37,934
Client support, maintenance, and other services	37,356	(3,980)	33,376

Total cost of revenues	76,976	(5,666)	71,310

GROSS PROFIT	51,068	(3,377)	47,691
OPERATING EXPENSES:
Product development	11,030	(1,776)	9,254
Sales and marketing	12,720	(2,572)	10,148
Depreciation and amortization	7,706	(878)	6,828
General and administrative	15,818	(2,118)	13,700

INCOME (LOSS) FROM CONTINUING OPERATIONS	3,794	3,967	7,761
GAIN FROM EARLY EXTINGISHMENT OF DEBT (B)	2,530	—	2,530
INTEREST INCOME, NET	3,240	—	3,240

INCOME (LOSS) BEFORE INCOME TAXES	9,564	3,967	13,531
INCOME TAX PROVISION	2,783	—	2,783

NET INCOME (LOSS)	$6,781	$3,967	$10,748

BASIC INCOME PER SHARE	$0.24		$0.42

DILUTED INCOME PER SHARE	$0.23		$0.39

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,294	(2,000)	25,294

Diluted	29,791	(2,000)	27,791

Note 1. Unaudited Pro Forma Condensed Consolidated Statement of Operations:

(A)	The following adjustments to the unaudited pro forma condensed consolidated statement of operations reflect the elimination of historical revenues generated from assets contributed to the enterprise business pursuant to the split-off transaction, as well as historical expenses relating to the operations assumed by the enterprise business as if the transactions were consummated as of January 1, 2000. Any gain or loss related to this transaction is not reflected in the pro forma condensed consolidated statements of operations as it will be recorded upon the closing of the transaction. The 2,000,000 shares transferred to Radiant by Erez Goren as part of the transaction will be retired on the transaction date.

(B)	In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which rescinds SFAS No. 4. As a result, gains and losses from extinguishments of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30 (“APB 30”). Radiant adopted SFAS No. 145 on January 1, 2003. As a result, the gain on extinguishment of debt for the year ended December 31, 2000 of $2.53 million was reclassified as a component of income before income taxes.

TRADING MARKET AND PRICE AND RELATED MATTERS

Radiant’s common stock has traded on The Nasdaq National Market under the symbol “RADS” since Radiant’s initial public offering on February 13, 1997. The following table sets forth the high and low bid prices per share for the common stock for the periods indicated as reported by The Nasdaq National Market.

Year ended December 31, 2003	High	Low
First Quarter	$10.350	$6.200
Second Quarter	7.770	5.660
Third Quarter	7.030	5.000
Fourth Quarter (through December 29, 2003)	8.200	6.000

Year ended December 31, 2002	High	Low
First Quarter	$13.980	$7.510
Second Quarter	14.910	8.250
Third Quarter	13.240	6.510
Fourth Quarter	11.900	7.800

Year ended December 31, 2001	High	Low
First Quarter	$23.250	$11.625
Second Quarter	18.820	10.500
Third Quarter	16.070	7.750
Fourth Quarter	11.610	5.040

As of November 28, 2003, there were 169 holders of record of the common stock. Management of Radiant believes that there are in excess of 5,100 beneficial holders of its common stock.

Radiant currently anticipates that all of its earnings will be retained for development of Radiant’s business and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the board of directors and will depend upon, among other things, Radiant’s future earnings, operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Radiant’s common stock as of November 28, 2003, by (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding common stock; (ii) each director of Radiant; (iii) each executive officer of Radiant; and (iv) all directors and executive officers of Radiant as a group.

Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class
Erez Goren (2)	5,070,280(3)	18.2%
Alon Goren (2)	4,940,860(4)	17.7%
John H. Heyman	562,006(5)	2.0%
Andrew S. Heyman	392,348(6)	1.4%
Mark E. Haidet	99,133(7)	*
Carlyle M. Taylor	229,469(8)	*
James S. Balloun	110,900(9)	*
J. Alexander Douglas, Jr.	33,400(10)	*
Michael Z. Kay	26,734(11)	*
Credit Suisse Asset Management, LLC	3,679,500(12)	13.3%
A. Alex Porter	1,468,326(13)	5.3%
Paul Orlin Geoffrey Hulme Jonathan W. Friedland
All directors and executive officers as a group (9 persons)	11,465,130(14)	39.7%

*	Less than 1%
(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of November 28, 2003. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial Ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of Radiant’s common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The business address of Erez Goren and Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.
(3)	Includes 103,980 shares of common stock subject to stock options that are currently exercisable.
(4)	Includes 106,010 shares of common stock subject to stock options that are currently exercisable.
(5)	Includes 217,169 shares of common stock subject to stock options that are currently exercisable.
(6)	Includes 300,614 shares of common stock subject to stock options that are currently exercisable.
(7)	Includes 97,895 shares of common stock subject to stock options that are currently exercisable.
(8)	Includes 183,298 shares of common stock subject to stock options that are currently exercisable.
(9)	Includes 73,400 shares of common stock subject to stock options that are currently exercisable.
(10)	Includes 33,400 shares of common stock subject to stock options that are currently exercisable.
(11)	Includes 26,734 shares of common stock subject to stock options that are currently exercisable.
(12)	Based on a Form 13F filed with the Securities and Exchange Commission on November 12, 2003, by Credit Suisse Asset Management, LLC. Radiant makes no representation as to the accuracy or completeness of the information reported. The address of Credit Suisse Asset Management, LLC is 466 Lexington Avenue, 12th Floor, New York, New York 10017.
(13)	Based on a Schedule 13G filed with the Securities and Exchange Commission on November 6, 2003, by Messrs. Porter, Orlin, Hulme and Friedland. Radiant makes no representation as to the accuracy or completeness of the information reported. According to the Schedule 13G, Mr. Porter has shared voting and investment power covering 1,468,326 shares, Mr. Orlin has shared voting and investment power covering 1,468,326 shares, Mr. Hulme has shared voting and investment power covering 1,439,626 shares, and Mr. Friedland has shared voting and investment power covering 1,439,626 shares. The address of Messrs. Porter, Orlin, Hulme and Friedland is 666 5th Avenue, 34th Floor, New York, New York 10103.
(14)	Includes 1,142,500 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of November 28, 2003.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our 2004 annual meeting must be received at our principal executive offices by February 25, 2004, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

With respect to any such proposals we receive after May 11, 2004, the persons named in the form of proxy solicited by management in connection with our 2004 annual meeting of shareholders will have discretionary authority to vote on any such shareholder proposals in accordance with their judgment of what is in the best interests of Radiant.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents may be read without charge at the public reference room maintained by the SEC, located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549, and copies of all or any part of these documents may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Our corporate website is http://www.radiantsystems.com. We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the SEC. Information on our website is not incorporated by reference into this proxy statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following documents previously filed with the SEC:

1.    Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002; (“our Form 10-K”);

2.    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

3.    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

4.    Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003; and

5.    Each of our Current Reports on Form 8-K filed on February 11, 2003, August 5, 2003, October 14, 2003 and December 16, 2003.

You should note Items 6, 8 and 15 of our Form 10-K containing financial information have been superseded by our Current Report on Form 8-K filed on October 14, 2003, which contains Updated 2002 Consolidated Financial Statements reflecting new reportable segments and the adoption of SFAS No. 145.

We also incorporate by reference additional documents that we may file with the SEC between the date of the proxy statement and the date of the special meeting of shareholders. These documents include any Current Reports on Form 8-K.

We will provide without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this proxy statement (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Investor Relations, Radiant Systems, Inc., 3925 Brookside Parkway, Alpharetta, Georgia 30022, telephone number (770) 576-6577.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the special meeting. However, if other matters should come before the special meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in their discretion.

By Order of the Board of Directors,

John H. Heyman

Co-Chief Executive Officer

Alpharetta, Georgia

December 31, 2003

INDEX TO UNAUDITED FINANCIAL STATEMENTS OF THE ENTERPRISE SOFTWARE BUSINESS

The following tables present the unaudited financial statements of the Enterprise Business of Radiant Systems, Inc. (the “Business” or “Enterprise”). The unaudited statements of operations data set forth below are for the years ended December 31, 2002, December 31, 2001, December 31, 2000 and the interim nine-month periods ended September 30, 2003 and 2002. The unaudited balance sheet data is as of September 30, 2003, December 31, 2002 and December 31, 2001. These financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring accruals that are necessary for a fair presentation of the financial position and results of operations for these periods. The historical financial information may not be indicative of Enterprise’s future performance and does not reflect what Enterprise’s financial position and results of operations would have been had it operated as a separate, stand-alone entity during the periods presented.

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

UNAUDITED BALANCE SHEETS

(IN THOUSANDS)

	September 30,	December 31,
	2003	2002	2001
ASSETS
CURRENT ASSETS:
Accounts receivable, net of allowances for doubtful accounts of $549, $432 and $190, respectively	$2,607	$5,425	$2,315
TriYumf asset and capitalized professional services costs	299	—	—
Other short term assets	556	461	290

Total current assets	3,462	5,886	2,605
PROPERTY AND EQUIPMENT, net	3,069	3,271	4,029
SOFTWARE DEVELOPMENT COSTS, net	—	14,258	12,157
TRIYUMF ASSET and OTHER LONG-TERM ASSETS	—	9,436	3,359

	$6,531	$32,851	$22,150

LIABILITIES AND SHAREHOLDER’S NET INVESTMENT
CURRENT LIABILITIES:
Accounts payable	$691	$1,018	$436
Accrued liabilities	1,623	1,533	764
Client deposits and deferred revenue	6,645	4,692	2,773
Current portion of capital lease obligation	515	491	460

Total current liabilities	9,474	7,734	4,433
CLIENT DEPOSITS AND DEFERRED REVENUES, net of current portion	—	2,994	—
CAPITAL LEASE OBLIGATION, net of current portion	270	660	1,150

Total liabilities	9,744	11,388	5,583
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER’S NET INVESTMENT	(3,213)	21,463	16,567

	$6,531	$32,851	$22,150

The accompanying notes are an integral part of these financial statements.

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

UNAUDITED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
REVENUES:
System sales	$4,119	$8,847	$10,889	$1,803	$3,430
Client support, maintenance, and other services	9,370	12,277	16,816	9,159	5,613

Total revenues	13,489	21,124	27,705	10,962	9,043

COST OF REVENUES:
System sales	3,707	3,159	4,510	2,062	1,686
Impairment of capitalized software and acquired software technology	16,188	—	—	—	—
Client support, maintenance, and other services	8,134	5,960	9,525	3,859	3,980

Total cost of revenues	28,029	9,119	14,035	5,921	5,666

GROSS (LOSS) PROFIT	(14,540)	12,005	13,670	5,041	3,377
OPERATING EXPENSES:
Product development	4,199	3,620	4,125	1,745	1,776
Sales and marketing	2,231	4,933	6,267	3,040	2,572
Depreciation and amortization	967	1,117	1,473	1,595	878
Impairment of TriYumf Asset	10,589	—	—	—	—
Restructuring charges	561	—	—	314	—
General and administrative	2,578	2,434	3,266	2,363	2,118

LOSS FROM OPERATIONS	(35,665)	(99)	(1,461)	(4,016)	(3,967)
INTEREST EXPENSE, NET	48	49	58	84	—

LOSS BEFORE INCOME TAXES	(35,713)	(148)	(1,519)	(4,100)	(3,967)
INCOME TAX PROVISION	32	179	182	—	—

NET LOSS	$(35,745)	$(327)	$(1,701)	$(4,100)	$(3,967)

The accompanying notes are an integral part of these financial statements.

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

UNAUDITED STATEMENTS OF SHAREHOLDER’S NET INVESTMENT

(IN THOUSANDS)

Balance at January 1, 2000	$952
Net loss	(3,967)
Net change due to allocations and intercompany reimbursements with Radiant Systems, Inc.	12,268

Balance at December 31, 2000	9,253
Net loss	(4,100)
Net change due to allocations and intercompany reimbursements with Radiant Systems, Inc.	11,414

Balance at December 31, 2001	16,567
Net loss	(1,701)
Net change due to allocations and intercompany reimbursements with Radiant Systems, Inc.	6,597

Balance at December 31, 2002	21,463
Net loss	(35,745)
Net change due to allocations and intercompany reimbursements with Radiant Systems, Inc.	11,069

Balance at September 30, 2003	$(3,213)

The accompanying notes are an integral part of these financial statements.

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine Months ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,745)	$(327)	$(1,701)	$(4,100)	$(3,967)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of TriYumf Asset	10,589	—	—	—	—
Impairment of capitalized software	16,188	—	—	—	—
Depreciation and amortization	2,934	3,341	4,294	2,259	1,143
Changes in assets and liabilities:
Accounts receivable	2,818	(3,780)	(3,110)	821	(1,445)
Other assets	(79)	(679)	(165)	722	(876)
Accounts payable	(327)	791	582	(525)	601
Accrued liabilities	64	1,154	749	128	(38)
Client deposits and deferred revenue	2,703	1,538	4,912	889	375

Net cash (used in) provided by operating activities	(855)	1,838	5,561	194	(4,207)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,006)	(1,219)	(1,104)	(3,041)	(3,586)
Software development costs	(3,657)	(3,445)	(4,532)	(6,872)	(4,506)
Purchase of TriYumf asset and capitalized professional services costs	(5,211)	(5,700)	(6,083)	(3,338)	—

Net cash used in investing activities	(9,874)	(10,364)	(11,719)	(13,251)	(8,092)
CASH FLOWS FROM FINANCING ACTIVITIES:
Employee stock purchase plan	26	1	20	33	32
Principal payments under capital lease obligations and other long-term debt	(366)	(343)	(459)	1,610	(1)
Settlement of inter-company balances	11,069	8,868	6,597	11,414	12,268

Net cash provided by financing activities	10,729	8,526	6,158	13,057	12,299

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	—	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—	—	—	—
CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—	$—	$—	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Assets acquired under capital lease	$—	$—	$—	$1,956	$—

Cash paid for income taxes	$32	$179	$182	$—	$—

Cash paid for interest	$48	$71	$91	$88	$1

The accompanying notes are an integral part of these financial statements.

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.     ORGANIZATION AND BACKGROUND

ENTERPRISE BUSINESS of RADIANT SYSTEMS, INC. (the “Business” or “Enterprise”) a division of Radiant Systems, Inc. (“Radiant Systems” or “Radiant”), develops, installs and delivers solutions for managing back office operations of retail and hospitality businesses. The Enterprise software products (“Enterprise Products”) include the following computer programs: (i) the Web-based productivity and Enterprise management programs commonly known as Enterprise Productivity Suite; (ii) the integrated workforce management solution commonly known as Visual Labor Management; (iii) the labor management, control, scheduling and budgeting software solution commonly known as ReMacs Back Office Systems.

Headquartered in Alpharetta, Georgia, Enterprise has deployed its solutions worldwide. In addition to its technology, the Business offers professional services focusing on technical implementation and process improvement, as well as help desk support.

On August 5, 2003, Radiant Systems announced that its Board of Directors had authorized Radiant to pursue a separation of its Enterprise business. The Board of Directors acted upon the recommendation of a special committee comprised of Radiant’s independent directors. The special committee and the Board of Directors conditioned their approval of the transaction upon, among other items, the approval of a majority of the shares of Radiant common stock (excluding shares held or controlled by Erez Goren, Alon Goren and members of their immediate family) outstanding as of November 28, 2003, the record date for the special meeting of shareholders to consider the proposed divestiture.

On October 10, 2003, Radiant and Erez Goren entered into a definitive Share Exchange Agreement. Under the proposed terms of the agreement, Radiant will contribute the assets of the enterprise software business and $4.0 million in cash to a new subsidiary, Wave Enterprise Systems, Inc. (“Enterprise”) and Enterprise will assume certain obligations associated with the enterprise software business. Radiant will transfer 100% of the outstanding shares of Enterprise to Erez Goren in exchange for 2.0 million shares of Radiant common stock held by Erez Goren, representing approximately 7.0% of Radiant’s outstanding shares of common stock. The exchange of Radiant shares for Enterprise shares will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code and the contribution of the Enterprise assets and liabilities to Enterprise will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code. Upon closing of the transaction, Mr. Goren will resign as Co-Chairman and Co-CEO of Radiant Systems and as a member of Radiant’s Board of Directors. In addition, Radiant and Enterprise will enter into a reseller and services agreement with an initial three-year term (with an option to renew by Radiant if certain minimum sales thresholds are met) pursuant to which Radiant will have the right to resell Enterprise’s enterprise management product.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements include the accounts of Enterprise for the periods presented. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and present the Business’s financial position, results of operation and cash flows and have been prepared using Radiant Systems’ historical bases in the assets and liabilities and the historical results of operations of the Enterprise business. As further described in Note 13, certain expenses, assets and liabilities of Radiant Systems have been allocated to the Business. These allocations were based on estimates of proportion of corporate expenses including centralized legal, accounting, real estate, information technology, distribution, customer service, sales, marketing, engineering, and other corporate services and infrastructure costs, salaries,

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

and wage expense and other applicable factors. In the opinion of management, these allocations have been made on a reasonable basis. The costs of these services charged to the Business may not reflect the actual costs the Business would have incurred for similar services as a stand-alone entity and the financial information included herein may not reflect the consolidated financial statements, operating results, net assets and cash flows of Enterprise in the future or what they would have been had Enterprise been a separate stand-alone entity during the periods presented.

The financial statements were prepared by the Business and in the opinion of management reflect all adjustments, consisting of normal and recurring items, necessary for the fair presentation of the Business’s financial position and results of operations. Results of operations for the interim nine months ended September 30, 2003 are not necessarily indicative of results expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates.

Revenue Recognition

The Business’s revenue is generated primarily through software and system sales, support and maintenance, and other services. The Business recognizes revenue using the guidance from AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”), Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts (“ARB 45”), SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, Emerging Issues Task Force (“EITF”) No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware, and EITF No. 03-05, Applicability of SOP 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software. Under these guidelines, the Business recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; (4) collectibility is reasonably assured; and (5) remaining obligations under the agreement are insignificant. Under multiple element arrangements, where each element is separately stated, sold and priced, the Business allocates revenues to the various elements based on vendor-specific objective evidence (“VSOE”) of fair value. The Business’s VSOE of fair value is determined based on the price charged when the same element is sold separately. If evidence of fair value does not exist for all elements in a multiple element arrangement, the Business recognizes revenue using the residual method. Under the residual method, a delivered element without VSOE of fair value is recognized in revenue as long as all undelivered elements have VSOE of fair value.

System Sales

The Business generally sells its products, which include both software licenses and hardware, directly to end-users. Revenue from software licenses and system sales is generally recognized as products are shipped, provided that no significant vendor obligations remain and that the collection of the related receivable is probable. For those agreements that provide for significant services or custom development that are essential to

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

the software’s functionality, the software license and contracted services are recognized under the percentage of completion method as prescribed by the provisions of ARB 45 and SOP 81-1.

Professional Services

The Business’s professional services revenue consists of fees generated from consulting, custom development, installation and training. Revenue related to professional services performed by the Business is generally recognized on a time and materials basis as the services are performed. Under contracts where revenue is recognized using the percentage of completion method under the provisions of SOP 81-1, the Business measures its progress-to-completion by using input measures, primarily labor hours. The Business continually updates and revises estimates of its input measures. If those estimates indicate a loss will be incurred, the entire loss is recognized in that period.

Support and Maintenance

The Business offers its clients post contract support in the form of maintenance, telephone support and unspecified software enhancements. Revenue from support and maintenance is recognized ratably over the term of the agreement.

Subscription-based revenues

In April 2000, the Business began offering its customers subscription pricing and hosting services for some of its products. Contracts are generally for a period of three to five years with revenue being recognized ratably over the contract period commencing, generally, when the product has been installed and training has been completed. The Business’s subscription based revenues to date have been immaterial to total revenues and are included in system sales.

Deferred Revenue

Deferred revenue represents amounts collected prior to complete performance of professional services, customer support services, software enhancements, and significant obligations under license agreements.

Long-Lived Assets

The Business evaluates the recoverability of long-lived assets and identifiable intangibles not held for sale whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used or in its physical condition, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset. The Business measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives of one to five years. Leasehold improvements are amortized over the terms of the respective leases or useful lives of the improvements, whichever is shorter. The cost and related accumulated depreciation of property and equipment that are retired or otherwise disposed of are relieved from the respective accounts, and the resulting gain or loss is reflected in the results of operations.

Software Development Costs

Capitalized software development costs consist principally of salaries and certain other expenses directly related to the development and modification of software products. Capitalization of such costs begins when a detail program or a working model has been produced as evidenced by the completion of design, planning, coding and testing, such that the product meets its design specifications and has thereby established technological feasibility. Capitalization of such costs ends when the resulting product is available for general release to the public. Amortization of capitalized software development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, which the Business has determined is not more than five years.

Income Taxes

Enterprise’s operating results historically have been included in Radiant Systems’ consolidated U.S. and state income tax returns and in tax returns of certain Radiant Systems foreign subsidiaries. The Business’s results are included in the consolidated federal income tax return of Radiant Systems. Radiant Systems makes income tax payments based on results of the Business. Enterprise and Radiant Systems do not have a formal tax sharing agreement under which the Business is required to provide for its portion of income taxes.

Fair Value of Financial Instruments

The book values of cash, trade accounts receivable, trade accounts payable and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Business’s long-term debt is estimated based on the current rates offered to the Business for debt of similar terms and maturities. Under this method, the Business’s fair value of long-term debt was not significantly different than the stated value for all periods presented.

Concentration of Business and Credit Risk

Financial instruments, which potentially subject the Business to credit risk, consist principally of trade receivables and interest bearing investments. The Business performs on-going credit evaluations of its clients and generally does not require collateral. The Business maintains adequate reserves for potential losses and such losses, which have historically been minimal, have been included in management’s estimates.

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

The Business’s revenues are derived from a limited number of clients. During the nine months ended September 30, 2003 and 2002, approximately 44.2% and 68.4%, respectively, of the Business’s revenues were derived from five clients. During 2002, 2001 and 2000, approximately 63.8%, 50.7% and 51.4%, respectively, of the Business’s revenues were derived from five clients. During the nine months ended September 30, 2003 and 2002, and the years ended December 31, 2002, 2001 and 2000, the following clients individually accounted for more than 10% of the Business’s revenue:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
Client A	*	*	*	12.5%	13.6%
Client B	*	*	*	*	13.2%
Client C	*	*	*	17.8%	*
Client D	*	18.0%	14.6%	*	*
Client E	11.2%	17.8%	18.1%	*	*
Client F	*	12.4%	11.6%	*	*
Client G	*	13.5%	14.1%	*	*
Client H	14.4%	*	*	*	*

*	Accounted for less than 10% of total revenue for the period indicated.

At September 30, 2003, approximately 17.8% of the Business’s accounts receivable related to Clients E and H. At December 31, 2002, approximately 71.1% of the Business’s accounts receivable related to Clients D, E, F and G. At December 31, 2001, approximately 11.9% of the Business’s accounts receivable related to Clients A and C.

Shareholder’s Net Investment

Shareholder’s net investment represents Radiant Systems’ net investment in the assets and liabilities of Enterprise, which includes all intercompany accounts. For all periods presented, there are no separate intercompany payables or receivables. See further discussion at Note 13.

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 supersedes Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (“SFAS No. 121”), and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (“Opinion 30”) for the disposal of a segment of a business (as previously defined in Opinion 30). The Financial Accounting Standards Board issued SFAS No. 144 to establish a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale.

SFAS No. 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS No. 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. The Business adopted SFAS 144 effective January 1, 2002.

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

In November 2001, the EITF issued EITF No. 01-14, (“EITF 01-14”), Income Statement Characterization of Reimbursements Received for “Out-of-Pocket Expenses” Incurred. EITF 01-14 establishes that reimbursements received for out-of-pocket expenses should be reported as revenue in the income statement. Historically, the Business has classified reimbursed out-of-pocket expenses as a reduction in the cost of consulting services. The Business adopted the guidance of EITF 01-14 in the first quarter of 2002. The adoption of EITF 01-14 resulted in an increase in reported client support, maintenance and other services revenues and related costs associated with these revenues of approximately $355,000, $870,000 and $1.2 million for the nine months ended September 30, 2003 and 2002 and the year ended December 31, 2002, respectively. The Business did not reclassify prior periods’ results, as the amounts were immaterial. The impact of this adoption did not and will not affect the Business’s net income or loss in any past or future periods.

In July 2002, the Financial Accounting Standards Board issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”), which replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS No. 146 requires that liabilities associated with exit or disposal activities be recognized when they are incurred. Under EITF Issue No. 94-3, a liability for exit costs is recognized at the date of a commitment to an exit plan. SFAS No. 146 also requires that the liability be measured and recorded at fair value. The provisions of SFAS No. 146 are effective for restructuring activities initiated after December 31, 2002.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accountings and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others,” which clarifies the requirement of SFAS No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for and disclosures of certain guarantee issues. The Business does not provide direct or indirect guarantees of the indebtedness of others.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”) which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in both annual and interim financial statements. The Business will continue to account for stock compensation in accordance with APB 25. See related disclosure in Note 11 to these financial statements.

Radiant Systems applies APB Opinion No. 25 and related interpretations in accounting for the plans and has adopted the disclosure-only provisions of SFAS No. 123 as amended by SFAS No. 148. The following table presents pro forma net income as if compensation expense had been recognized for stock options granted in the nine month periods ended September 30, 2003 and 2002, and the three year period ended December 31, 2002, as determined under the fair value method using the Black-Scholes pricing model consistent with the provisions of SFAS No. 123 as amended by SFAS No. 148 and allocated based on headcount and includes the effect of shares issued under the employee stock purchase plan (in thousands):

	Nine Months ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
Net (loss) income as reported	$(35,745)	$(327)	$(1,701)	$(4,100)	$(3,967)
Less: stock-based compensation expense, net of related tax effects	2,511	2,118	2,417	835	1,200

Pro forma net loss	$(38,256)	$(2,445)	$(4,118)	$(4,935)	$(5,167)

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” Variable interest entities are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit it to operate on a stand alone basis. The Business does not participate in and does not believe it has any investment in variable interest entities.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends SFAS No. 133 for decisions made as part of the FASB’s Derivatives Implementation Group process, other FASB projects dealing with financial instruments, and in connection with implementation issues raised in relation to the application of the definition of a derivative. This statement is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Business currently does not have investments in derivative or hedging type instruments.

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 clarifies the definition of a liability as currently defined in FASB Concepts Statement No. 6, Elements of Financial Statements, as well as other planned revisions. This statement requires a financial instrument that embodies an obligation of an issuer to be classified as a liability. In addition, the statement establishes standards for the initial and subsequent measurement of these financial instruments  and disclosure requirements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the third quarter 2003.

3.    OTHER SHORT TERM ASSETS

The components of other short term assets are summarized as follows (in thousands):

	September 30,	December 31,
	2003	2002	2001
Prepaid expenses	$300	$279	$194
Prepaid maintenance	147	57	44
Deposits	24	21	20
Other short term assets	85	104	32

	$556	$461	$290

4.    PROPERTY AND EQUIPMENT

The components of property and equipment are summarized as follows (in thousands):

	September 30,	December 31,
	2003	2002	2001
Computers and office equipment	$5,734	$4,851	$4,207
Leasehold improvements	1,709	1,706	1,706
Purchased software	243	251	169
Furniture and fixtures	3,168	3,040	2,662

	10,854	9,848	8,744
Less: accumulated depreciation and amortization	(7,785)	(6,577)	(4,715)

	$3,069	$3,271	$4,029

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for the nine months ended September 30, 2003 and 2002 was approximately $1.2 million and $1.4 million, respectively. Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was approximately $1.9 million, $2.0 million, and $1.1 million, respectively. In conjunction with the closing of its Pleasanton, California office, in January 2001 (See Note 8), the Business wrote off approximately $200,000 of fixed assets with a net book value of approximately $68,000.

5.    PRODUCT DEVELOPMENT EXPENDITURES

Product development expenditures are summarized as follows (in thousands):

	Nine Months ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
Total development expenditures	$7,856	$7,065	$8,657	$8,617	$6,282
Less: additions to capitalized software development costs prior to amortization	(3,657)	(3,445)	(4,532)	(6,872)	(4,506)

Product development expense	$4,199	$3,620	$4,125	$1,745	$1,776

The activity in the capitalized software development account is summarized as follows (in thousands):

	Nine Months ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
Balance at beginning of period, net	$14,258	$12,157	$12,157	$5,560	$1,106
Capitalized software development costs	3,657	3,445	4,532	6,872	4,506
Amortization expense	(1,727)	(1,606)	(2,431)	(275)	(52)
Impairment of capitalized software	(16,188)	—	—	—	—

Balance at end of period, net	$—	$13,996	$14,258	$12,157	$5,560

Amortization of capitalized software costs is included in system sales costs of revenues in the accompanying statements of operations. Accumulated amortization of capitalized software development costs was $0 as of September 30, 2003. As more fully described in Note 8, during the nine months ended September 30, 2003, the Business recorded a charge of approximately $16.2 million as management determined the capitalized software was impaired. As of December 31, 2002 and 2001, accumulated amortization of capitalized software development costs was approximately $2.8 million and $417,000, respectively.

6.    TRIYUMF ASSET AND OTHER LONG-TERM ASSETS

The components of the TriYumf Asset and other long-term assets are as follows (in thousands):

	September 30,	December 31,
	2003	2002	2001
TriYumf Asset and capitalized professional services costs	$299	$9,420	$3,338
Other long-term assets	—	16	21

	$299	$9,436	$3,359

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

On June 30, 2001, Radiant and Yum! Brands, Inc. (“Yum! Brands”), formerly Tricon Restaurant Services Group, Inc., signed a contract (the “Agreement”) evidencing a multi-year arrangement to implement the Radiant 6e Enterprise Productivity Suite (“Enterprise Software”) in Yum! Brands’ company-owned restaurants around the world under a subscription software arrangement. Under the Agreement, the Business will host the Enterprise Software on behalf of Yum! Brands, but Yum! Brands does not have an unconditional right to receive a copy of the Enterprise Software or source code. Yum! Brands’ franchisees will also be able to subscribe to the software under the same terms as the company-owned restaurants. Upon implementation, Yum! Brands will pay the Business a monthly per site fee which will include the software subscription, support, maintenance and hosting fees. Additionally, under the Agreement, Yum! Brands agreed to pay the Business approximately $5.0 million for specified consulting and other non-development services to assist Yum! Brands in its preparation to utilize the Enterprise Software product at its sites and headquarters locations.

As part of this Agreement, the Business agreed to purchase from Yum! Brands its source code and object code for certain back office software (“TriYumf Asset”) previously developed by Yum! Brands for approximately $20.0 million, $16.4 million of which is payable in specified annual installments through December 31, 2003. The remaining $3.5 million is payable on a pro rata basis based upon Yum! Brands’ acceptance and rollout of the Enterprise Software and fulfillment of its total target client store commitment. The Business agreed to purchase the TriYumf Asset for needs analysis purposes only and has no intention to complete coding on the TriYumf Asset or incorporate the TriYumf Asset into its Enterprise Software. Furthermore, Yum! Brands is not entitled to receive royalties from sales of the Enterprise Software, and the Business is entitled to a refund of a majority of its payments from Yum! Brands should Yum! Brands not install a requisite number of sites with the Enterprise Software, as prescribed in the Agreement.

To date, the Business has paid Yum! Brands $12.4 million as its first three payments for the purchase of the TriYumf Asset with the remaining specified annual installment payment of $4.0 million due December 31, 2003 that will be paid by Radiant. This payment is secured by an irrevocable letter of credit secured by Radiant Systems’ accounts receivable.

Prior to June 30, 2003, all costs associated with the purchase of the TriYumf Asset, costs of professional services work performed, as well as cash received by the Business for such professional services work, have been deferred in accordance with the provisions of EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), and EITF 00-03, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware.

As more fully described in Note 8, during the quarter ended June 30, 2003 the Business recorded a charge of approximately $10.6 million as management determined the TriYumf Asset was impaired.

7.    ACCRUED LIABILITIES

The components of accrued liabilities are summarized as follows (in thousands):

	September 30,	December 31,
	2003	2002	2001
Accrued wages	$850	$545	$331
Accrued bonus and commission	237	515	28
Accrued restructuring reserve	331	—	91
Other accrued liabilities	205	473	314

	$1,623	$1,533	$764

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

8.    ASSET IMPAIRMENTS AND NON-RECURRING CHARGES

Asset Impairments

During the second quarter ended June 30, 2003, Radiant determined that, although not held for sale at the end of the second quarter of 2003, it was more likely than not that Enterprise would be sold or otherwise disposed. As such, under the provisions of SFAS No. 144, the Business was required to assess the recoverability of the Enterprise assets. Among the Enterprise assets was capitalized software costs associated with its web-based Enterprise Productivity Software with a balance of $14.8 million at June 30, 2003, prior to impairment. Additionally, Enterprise assets included the TriYumf Asset with a balance of $14.3 million at June 30, 2003, prior to impairment, as well as deferred revenues associated with Yum! Brands of $3.7 million at June 30, 2003 (See further discussion at Note 6).

The Enterprise assets were assessed for recoverability in accordance with provisions of the following guidance; SFAS No. 144 and Statement of Financial Accounting Standard No. 86, Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed (“SFAS No. 86”). Under the provisions of SFAS No. 144, the assets were assessed for recoverability based on the future cash flows directly associated with Enterprise as well as the estimated proceeds to be received from a sale or disposal of this business. Under the provisions of SFAS No. 86, Radiant evaluated the costs associated with the development of the Enterprise Products and the associated net realizable value of the assets. Based on the assessment of the above guidance, as well as consideration of the proposed sale of Enterprise, management determined that the assets were impaired and wrote the assets down to their respective fair values. Management determined that the assets were impaired based on the then current offer to buy Enterprise. As such, management determined that both the capitalized software costs and the TriYumf Asset should be reduced to a value of $0, representing the current fair market value of the associated assets. As a result, during the second quarter of 2003, Enterprise recorded a charge of approximately $14.8 million relating to the impairment of the capitalized software costs, which is included in cost of revenues in the accompanying condensed statements of operations, as well as a charge of approximately $10.6 million relating to the impairment of the TriYumf Asset. During the third quarter ended September 30, 2003, an additional charge of approximately $1.4 million was recorded relating to the impairment of capitalized software costs associated with the Enterprise products in accordance with the provisions of SFAS No. 86 based on the net realizable value.

Non-recurring Charges

During the nine months ended September 30, 2003 and the year ended December 31, 2001, the Business recorded non-recurring charges of $561,000 and $314,000, respectively, relating primarily to the closure of the Pleasanton, California facilities as well as two downsizings of the Business’s workforce. No such charges were incurred in 2002 or 2000.

In January 2001, the Business announced the permanent closure of its facilities in Pleasanton, California. The decision was made to reduce costs and consolidate operations at the Business’s headquarters in Alpharetta, Georgia. As a result of the closing, during 2001, the Business recorded a non-recurring charge of approximately $282,000 relating primarily to employee severance, the write off certain assets, and estimates of lease termination fees based on management’s estimation of time to re-lease the California facilities. During the nine months ended September 30, 2003, the Business recorded an additional non-recurring charge of $550,000. This charge related to actual lease settlement fees associated with the closure of one of the California facilities, as well as management’s estimate of settlement fees, recorded at the minimum amount of a probable range, associated with a second California facility.

During both the nine months ended September 30, 2003, and the year ended December 31, 2001, in response to slower economic conditions, the Business downsized its workforce to reduce its operating expenses

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

and better align resources within the Business. As a result, the Business recorded a non-recurring charge of approximately $11,000 during the nine months ended September 30, 2003, and $32,000 during 2001 relating to employee severance.

9.    INCOME TAXES

The Business’s operating results are included in the consolidated federal income tax return of Radiant Systems. Tax provisions are settled through the intercompany account and Radiant Systems makes income tax payments based on results of the Business. Enterprise and Radiant Systems do not have a formal tax sharing agreement, under which the Business is required to provide for its portion of income taxes. Any potential tax benefit, that would have been recorded if taxes were allocated, would be offset by a valuation allowance as management has concluded that realization of any such benefits is not more likely than not.

The components of the income tax provision are as follows (in thousands):

	Nine Months ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
Foreign	$32	$179	$182	$—	$—
Federal	—	—	—	—	—
State	—	—	—	—	—

Income tax provision	$32	$179	$182	$—	$—

As part of the Tax Disaffiliation Agreement, all previously incurred operating tax losses will remain with Radiant Systems after the divestiture.

10.    COMMITMENTS AND CONTINGENCIES

Leases

Radiant Systems leases office space, equipment and certain vehicles under non-cancelable operating lease agreements expiring on various dates through 2013 on behalf of the Business. Radiant Systems leases various equipment and furniture under a four-year capital lease agreement on behalf of the Business. The capital lease runs until March 31, 2005. As further discussed in Note 13, lease payments were allocated to the business by headcount. Aggregate future minimum lease payments under the capital lease and non-cancelable operating leases as of September 30, 2003 are as follows (in thousands):

	Capital Leases	Operating Leases
2003	$137	$455
2004	551	1,357
2005	138	1,291
2006	—	1,408
2007	—	1,405
Thereafter	—	7,218

Total:	826	$13,134

Less: Amount representing interest	41

Net present value of minimum lease payments	785
Less: Current portion of capital lease	515

Long-term portion of capital lease obligation	$270

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

Total rent expense under operating leases was as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
Rent Expense	$1,406	$1,136	$1,546	$1,095	$764

Purchased Software Payments

As more fully described in Note 6, during 2001 the Business agreed to purchase from Yum! Brands its source code and object code for certain back office software previously developed by Yum! Brands for $20.0 million, $16.5 million of which is payable in specified annual installments through December 31, 2003. The remaining $3.5 million is payable on a pro rata basis based upon Yum! Brands’ acceptance and rollout of the Radiant 6e Enterprise Productivity Suite and fulfillment of its total target client store commitment. The remaining specified annual installment payment of $4.0 million is due December 31, 2003, and will be paid by Radiant. This installment payment is partially secured by an irrevocable letter of credit secured by Radiant Systems’ accounts receivable.

11.    EMPLOYEE BENEFITS

Employee Benefit Plan

Radiant Systems offers a 401(k) profit-sharing plan (the “401(k) Plan”) which is available to all Enterprise employees who have attained age 21. The 401(k) Plan includes a salary deferral arrangement pursuant to which employees may contribute a minimum of 1.0% and a maximum of 15.0% of their salary on a pretax basis. The Business may make both matching and additional contributions at the discretion of the Radiant Systems’ Board of Directors. The Business made contributions of $0, $120,000 and $64,000 during 2002, 2001 and 2000, respectively for Enterprise employees. For the nine months ended September 30, 2003 and 2002, the Business made no contributions under the 401(k) Plan. Effective as of the separation date, Enterprise employees shall cease to actively participate in the Radiant 401(k) Plan. Effective as of the separation date, Enterprise plans to offer a similar 401(k) plan to its employees.

Employee Stock Purchase Plan

During 1998, the Radiant Systems’ Board of Directors adopted and shareholders approved the 1998 Employee Stock Purchase Plan (the “ESPP”). Under the Radiant Systems ESPP, eligible Enterprise employees have generally been able to purchase shares of Radiant Systems’ common stock at the lower of the market price in effect on the day the offering starts or the day the offering terminates. In 2002, 2001 and 2000, Radiant Systems issued approximately 17,000, 12,000 and 14,000 shares under the ESPP to Enterprise employees at an average price of $9.92, $11.82 and $19.00 per share, respectively. For the nine months ended September 30, 2003 and 2002, Radiant Systems issued approximately 8,000 and 8,000 shares under the ESPP to Enterprise employees at a price of $6.84, and $13.03 per share, respectively. Enterprise will not offer such a plan to its employees.

1995 Stock Option Plan

The Radiant Systems 1995 Stock Option Plan (the “Plan”), as amended, was approved by shareholders, and provides for the issuance of up to 13,000,000 incentive and nonqualified stock options to key employees. Enterprise employees eligible to participate in this plan are granted options at an exercise price which is not less

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

than fair value as estimated by the Radiant Systems Board of Directors and become exercisable as determined by the Radiant Systems Board of Directors, generally over a period of four to five years. Options granted under the Plan expire ten years from the date of grant.

The Business determined the pro forma amounts presented in Note 2 using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

	Nine months ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%
Expected stock price volatility	95.0%	95.0%	95.0%	93.0%	90.0%
Risk-free interest rate	3.25%	2.25%	2.25%	4.50%	5.75%
Expected life of option	4.5 years	4.5 years	4.5 years	4.0 years	4.0 years

The structure of Radiant Systems’ stock incentive plans does not provide for the separate determination of certain disclosures for the Business. The required information is provided on a consolidated basis in Radiant Systems’ Annual Report on Form 10-K for the year ended December 31, 2002.

As of September 30, 2003, approximately 2.1 million options were outstanding related to Enterprise employees. Management estimates, based on the stock price at September 30, 2003 and the vesting schedule of such options, that approximately 483,000 will be exercisable at the transaction date. Under the terms of the transaction, employees of Enterprise will be deemed to be terminated employees with regard to rights under the provisions of the Plan.

12.     SEGMENT REPORTING DATA

Enterprise operates in one reportable segment, computer software. Although Enterprise’s headquarters and most of its operations are located in the United States, Enterprise conducts sales, marketing and customer service activities throughout the world. Geographic revenue information is based on the location of the end customer. Revenues from unaffiliated customers by geographic region are as follows (in thousands):

	Nine months ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
Domestic	$11,753	$14,806	$19,593	$10,270	$9,043
International	1,736	6,318	8,112	692	—

	$13,489	$21,124	$27,705	$10,962	$9,043

For the nine months ended September 30, 2002, 28.8% of the Business’s revenues were derived from clients located in Spain and the United Kingdom. For the year ended December 31, 2002, 14.6% of the Business’s revenues were derived from clients located in Spain and 14.1% of the Business’s revenues were derived from clients located in the United Kingdom.

13.     RELATED PARTY TRANSACTIONS

The Business receives certain services from, and has entered into certain transactions with, Radiant Systems. Costs of the services that are allocated to the Business are based on actual direct costs incurred or on

ENTERPRISE BUSINESS OF RADIANT SYSTEMS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

Radiant Systems’ estimate of the proportion of expenses incurred by Radiant Systems that relate to the services provided to the Business. Radiant Systems utilized such factors such as percentage of revenues, number of employees and other applicable factors in estimating the proportion of corporate expenses to allocate to the Business. The Business believes that these allocations were made on a reasonable basis and approximate all of the material incremental costs it would have incurred had it been operating on a stand alone basis; however, there has been no independent study or any attempt to obtain quotes from third parties to determine what the costs of obtaining such services from third parties would have been.

Specifically, expenses and assets related to overhead for items such as rent, fringe benefits, telephone and telephone equipment, rental operating expenses, furniture and fixtures and computer equipment were allocated to the Business using headcount as the allocation method. Certain headcount driven general and administrative expenses such as training, office supplies, etc. were also allocated to the entities using this method. In addition, corporate service fees for network administration and human resources were allocated using the headcount methodology.

Expenses and assets for items related to marketing, purchased software, audit, tax and legal fees were allocated to the entities based on revenue. Corporate service fees for finance, legal and corporate administration were also allocated using revenue as the allocation basis.

All other expenses such as sales, product development, and client management were directly assigned to the entities based on the project or client work being performed.

Cash Management

Radiant Systems has historically funded the operations of the Enterprise business. The funding amounts from Radiant are recorded in Shareholder’s Net Investment. The funding amounts at September 30, 2003, December 31, 2002 and 2001, were approximately $11.1 million, $6.6 million, and $11.4 million, respectively.

Disposition/Separation of Enterprise

As more fully described in Note 1, on August 5, 2003, Radiant announced that its Board of Directors had authorized Radiant to pursue a divestment of its’ Enterprise business. For purposes of governing certain of the ongoing relationships between Radiant Systems and Enterprise at and after the separation date and to provide for an orderly transition, Radiant Systems and Enterprise will enter into various agreements described in this proxy statement.

Annex A

SHARE EXCHANGE AGREEMENT

by and between

RADIANT SYSTEMS, INC.

and

EREZ GOREN

Dated as of October 10, 2003

ii

12.9 Entire Agreement	A-14

12.10 Headings	A-14

12.11 Severability	A-14

12.12 Other Remedies	A-14

12.13 Specific Performance	A-14

12.14 Interpretation; Definitions	A-15

iii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of October 10, 2003, by and between RADIANT SYSTEMS, INC., a Georgia corporation (“Radiant”), and EREZ GOREN, an individual resident of the State of Georgia (“Shareholder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in Article I of the Separation Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Radiant is the direct owner of all of the issued and outstanding shares of common stock, no par value (the “Enterprise Stock”) of Wave Enterprise Systems, Inc., a Georgia corporation (“Enterprise”), which constitutes all of the issued and outstanding capital stock of Enterprise;

WHEREAS, the Board of Directors of Radiant (the “Board”) has established a special committee (the “Special Committee”) comprised of “qualified directors,” as such term is defined in Section 14-2-862(d) of the Georgia Business Corporation Code (“GBCC”), to consider and evaluate the fairness to Radiant and its shareholders of the divestiture of its enterprise software business through a tax free split-off, pursuant to which the Enterprise Business and Enterprise Assets will be transferred to Enterprise and Enterprise will assume the Enterprise Liabilities, on the terms and subject to the conditions of the Separation Agreement between Radiant and Enterprise in the form attached hereto as Exhibit A (the “Separation Agreement”), in each case effective immediately prior to the transfer of all of the Enterprise Stock in exchange for a certain number of shares of common stock, no par value, of Radiant (the “Radiant Common Stock”) held by Shareholder, on the terms and subject to the conditions set forth in this Agreement (the “Exchange”);

WHEREAS, the Special Committee has carefully reviewed and negotiated the terms of this Agreement and has unanimously recommended that the Board approve and authorize this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, which recommendation was based in part upon the opinion of SunTrust Robinson Humphrey (the “Financial Advisor”), financial advisor to the Special Committee, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the terms of the Exchange are fair, from a financial point of view, to the shareholders of Radiant other than Shareholder;

WHEREAS, the Board has unanimously approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, which approval was based on the recommendation of the Special Committee;

WHEREAS, the Board has determined that the Exchange is fair to and in the best interests of Radiant and its shareholders and has unanimously resolved to recommend that this Agreement, the Separation Agreement and the Ancillary Agreements referred to therein (together with the Separation Agreement, the “Related Agreements), the transactions contemplated by Separation Agreement (the “Separation”), the Exchange and the other transactions contemplated by this Agreement and the Related Agreements be approved by Radiant’s shareholders;

WHEREAS, the parties hereto intend that the Exchange qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Separation qualify as a tax-free “reorganization” under Section 368(a)(1)(D) of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Separation and the Exchange and certain other agreements that will govern certain matters relating to the Separation and the Exchange and the relationship between Radiant and Enterprise following the Exchange;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

Section 1.    Exchange of Enterprise Stock.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), (a) Radiant shall assign, transfer and deliver to Shareholder all of its right, title and interest in and to all of the Enterprise Stock, and (b) Shareholder shall assign, transfer and deliver to Radiant TWO MILLION (2,000,000) shares of Radiant Common Stock (the “Radiant Shares”).

Section 2.    Certain Changes.

In the event that between the date of this Agreement and the Closing Date, Radiant subdivides the outstanding shares of Radiant Common Stock into a greater number of shares, or combines its outstanding shares of Radiant Common Stock into a smaller number of shares, or effects a reclassification of the Radiant Common Stock, or pays a dividend in shares of its capital stock (each an “Adjustment Event”), then the Radiant Shares shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such Adjustment Event.

Section 3.    Consummation of the Transactions; Closing Date.

The consummation of the transactions contemplated herein (the “Closing”) and the delivery of the certificates and acknowledgements called for by this Agreement shall take place at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia, at such time and date (the “Closing Date”) as shall be fixed by mutual agreement of Radiant and Shareholder as promptly as practicable following the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9 of this Agreement. At the Closing (i) Radiant shall deliver to Shareholder a certificate or certificates representing the Enterprise Stock, duly endorsed in blank or accompanied by duly executed stock powers, and (ii) Shareholder shall deliver to Radiant (x) a certificate or certificates representing the Radiant Shares, duly endorsed in blank or accompanied by duly executed stock powers and (y) a noncompetition and nonsolicitation agreement (the “Noncompetition Agreement”) in favor of Radiant in substantially the form attached hereto as Exhibit B.

Section 4.    Representations and Warranties of Shareholder.

Shareholder represents and warrants to Radiant that:

4.1 Binding Agreement; No Violation.    This Agreement has been, and the Noncompetition Agreement will be as of the Closing Date, duly executed and delivered by Shareholder and constitutes or will constitute (as applicable) the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with their respective terms. The execution and delivery of this Agreement and the Noncompetition Agreement by Shareholder, and the consummation of the transactions contemplated by this Agreement, will not result in a Conflict (as hereinafter defined) with the provisions of any Law (as hereinafter defined), Order (as hereinafter defined), or Permit (as hereinafter defined) to which Shareholder is a party or is bound.

4.2 Broker’s and Finder’s Fees.    Shareholder has not incurred any Liability to any brokers, finders, investment banks, or financial advisors in respect of the matters provided for in this Agreement.

4.3 Transfer of Title.    The Radiant Shares are held of record and beneficially owned by Shareholder, free and clear of any Lien (as hereinafter defined). Upon delivery of the Radiant Shares to Radiant as provided in Section 3, Radiant will acquire good and valid title to the Radiant Shares, free and clear of any Liens.

4.4 Pending Transactions.    Shareholder has fairly represented to Radiant all material pending transactions and proposed business opportunities that exist relating to the Enterprise Business as currently proposed to be conducted. Each prospective customer of the Enterprise Business, other than any Person (as hereinafter defined) who is or has been a party to a Contract (as hereinafter defined) with Radiant, who, as of the date hereof or within the previous year, is or has been in active negotiations, discussions or contact with any of the Enterprise Business management team members listed on Schedule 4.4(a) attached hereto regarding the terms of a commercial relationship with the Enterprise Business, is set forth on Schedule 4.4(b) attached hereto.

4.5 Projections.    The projected financial information set forth in the Enterprise Financial and Valuation Analysis dated October 5, 2003 that was furnished to the Special Committee was prepared in good faith by the management of the Enterprise Business, who believe that the assumptions set forth therein underlying such projections were reasonable as of the date thereof; provided, however, that such assumptions are inherently subjective and uncertain and that such projections are not guarantees of future performance; provided further, that the actual results of the Enterprise Business may differ materially from those that might be anticipated on the basis of such presentation.

Section 5.    Representations and Warranties of Radiant.

Radiant represents and warrants to Shareholder that:

5.1 Corporate Organization; Subsidiaries.    Each of Radiant and Enterprise is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Radiant has made available to Shareholder correct and complete copies of the articles of incorporation and bylaws of Enterprise as currently in effect and the minute books and stock records of Enterprise. Enterprise does not have and has never had any Subsidiaries (as hereinafter defined), and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other Person or have any ongoing obligation to purchase any shares of capital stock or make any investment or capital contribution with respect thereto; nor is Enterprise responsible in any way for any similar obligation with respect to any other entity.

5.2 Capital Stock.    The Enterprise Stock represents all of the issued and outstanding shares of capital stock of Enterprise. There are no issued or outstanding warrants, options, preemptive rights, rights of first refusal or other rights to purchase shares of capital stock of Enterprise. All of the Enterprise Stock has been duly and validly authorized and validly issued. All of the Enterprise Stock is fully paid and nonassessable and is owned by Radiant free and clear of any Liens. Upon delivery of the Enterprise Stock to Shareholder as provided in Section 3, Shareholder will acquire will acquire good and valid title to the Enterprise Stock, free and clear of any Liens.

5.3 Corporate Power and Authority; Binding Agreement.

(a) Radiant has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and subject to obtaining the approval of this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby by the holders of a majority of the qualified shares pursuant to Section 14-2-863 of the GBCC (the “Radiant Shareholder Approval”), to consummate the Separation and the Exchange and the other transactions contemplated by this Agreement and the Related Agreements. The execution, delivery and performance by Radiant of this Agreement and the Related Agreements, and the consummation by Radiant of the Separation and the Exchange and the other transactions contemplated by this Agreement and the Related Agreements, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board) and no other corporate proceedings on the part of Radiant are necessary to authorize this Agreement or the Related Agreements or to consummate the Exchange or the Separation or the other transactions contemplated by this Agreement and the Related Agreements (in each case other than obtaining the Radiant Shareholder Approval).

(b) This Agreement has been duly executed and delivered by Radiant and constitutes the legal, valid and binding obligation of Radiant, enforceable against Radiant in accordance with its terms. Each of the Related Agreements, when duly executed and delivered, will constitute the legal, valid and binding obligation of Radiant, enforceable against Radiant in accordance with its terms.

5.4 No Violation.    The execution and delivery of this Agreement and the Related Agreements by Radiant, the consummation of the transactions contemplated by this Agreement and the Related Agreements, and compliance by Radiant with the provisions of this Agreement and the Related Agreements do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Radiant or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Radiant or any of its Subsidiaries to require Radiant or any of its Subsidiaries to acquire such security) (any such event, a “Conflict”), any provision of (i) the Articles of Incorporation, as amended, or the Bylaws, as amended, of Radiant or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, or (ii) any Law or Order, in each case, applicable to Radiant or any of its Subsidiaries or their respective properties or assets.

5.5 Brokers’ and Finders’ Fees.    Except for fees and expenses payable to SunTrust Capital Markets, Inc. under the engagement letter dated June 5, 2003, Radiant has not incurred any Liability to any brokers, finders, investment banks, or financial advisors in respect of the matters provided for in this Agreement.

5.6 Opinion of Financial Advisor.    The Financial Advisor has delivered to the Special Committee, its written opinion, dated as of October 8, 2003, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the terms of the Exchange are fair, from a financial point of view, to the shareholders of Radiant other than Shareholder. A true, correct, and complete copy of such opinion has been provided to Shareholder prior to or on the date hereof.

5.7 Interim Operations of Enterprise.    Enterprise was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Related Agreements and has engaged in no business other than in connection with the transactions contemplated by this Agreement and the Related Agreements.

5.8 Title.    Upon consummation of the transactions contemplated hereby, Radiant and its Subsidiaries (other than Enterprise) will have transferred to Enterprise all of their respective, right, title and interest in the Products, and Enterprise will have acquired good (and, in the case in tangible assets, marketable) title in and to, or a valid leasehold interest in, each of the Enterprise Assets other than the Products, free and clear of all Liens, other than the Permitted Encumbrances.

Section 6.    Additional Covenants and Agreements.

6.1 Best Efforts.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees: (i) to use reasonable best efforts to take promptly, or cause to be taken, all action and to do promptly, or cause to be done, all things necessary, proper or advisable on the part of such party, under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary Governmental Approvals and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; and (ii) not to enter into, or agree to enter into, any transaction or perform, or agree to perform, any act which would result in any of the representations or warranties on the part of either party not being true and correct in all material respects at and as of the time immediately after the occurrence of any such transaction or event or on the Closing Date or that would be likely to jeopardize the consummation of the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to obtain prior to the Closing all consents under each Contract listed or described in Schedule 6.1(b) attached hereto (other than the payment of money or the deposit of funds from one party on behalf of the other).

6.2 Shareholders’ Meeting.    Subject to the fiduciary duties of the Board, applicable law and the other provisions of this Agreement, Radiant shall, in accordance with Georgia Law, its Articles of Incorporation and its Bylaws: (a) duly call, give notice of, convene, and hold a special meeting of its shareholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement (the “Shareholders’ Meeting”); (b) include in the proxy statement or information statement prepared by Radiant for distribution to shareholders of Radiant in advance of the Shareholders’ Meeting (the “Proxy Statement”) in accordance with Regulation 14A promulgated under the Exchange Act, the recommendation of the Board that Radiant’s shareholders approve this Agreement, the Related Agreements, the Separation, the Exchange, and the other transactions contemplated by this Agreement and the Related Agreements; and (c) use all reasonable efforts: (i) to obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Shareholder, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time; (ii) to obtain the Radiant Shareholder Approval; and (iii) otherwise comply with all legal requirements applicable to the Shareholders Meeting. Shareholder will promptly provide Radiant with the information concerning Shareholder required to be included in the Proxy Statement.

6.3 Preparation of Proxy Statement.    Subject to the fiduciary duties of the Board:

(a) Radiant shall, as soon as reasonably practicable, prepare a preliminary form of the Proxy Statement (the “Preliminary Proxy Statement”) and: (i) file the Preliminary Proxy Statement with the Commission; (ii) use reasonable efforts to promptly prepare any amendments to the Preliminary Proxy Statement required in response to comments of the Commission or its staff or that Radiant with the advice of counsel deems necessary or advisable; and (iii) use reasonable efforts to cause the Proxy Statement to be mailed to Radiant’s shareholders as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the Commission. After the Proxy Statement shall have been mailed to Radiant’s shareholders, Radiant, if required, shall promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy material will be mailed by Radiant without consultation with and review by Shareholder and his counsel. In addition, Radiant shall: (i) promptly notify Shareholder of the receipt of the comments of the Commission and of any request from the Commission for amendments or supplements to the Preliminary Proxy Statement or Proxy Statement or for additional information, and will promptly supply Shareholder and his outside counsel with copies of all written correspondence between Radiant or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Proxy Statement, or the Separation or Exchange; and (ii) promptly inform Shareholder and his outside counsel if at any time prior to the Shareholders’ Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, Radiant, in consultation with Shareholder and his outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

(b) It is expressly understood and agreed that: (i) Shareholder and Radiant will consult with each other in connection with all aspects of the preparation, filing, and clearance by the Commission of the Proxy Statement and the Preliminary Proxy Statement (including any and all amendments or supplements thereto); and (ii) Radiant shall give Shareholder and his outside counsel the reasonable opportunity to review and comment on each of the Proxy Statement and Preliminary Proxy Statement prior to filing with the Commission and shall give Shareholder and his outside counsel the reasonable opportunity to review and comment on all amendments and supplements to each of the Proxy Statement, and Preliminary Proxy Statement and all responses to requests for additional information and replies to comments prior to filing with the Commission. Each of Shareholder and Radiant agrees to use all reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the Commission.

6.4 Further Assurances.    Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments of transfer, conveyance, assignment or other documents and do and perform such other acts and things as may be necessary or desirable for effecting completely and promptly the consummation of the Separation and the Exchange and the transactions contemplated hereby; provided, however, that nothing in this Section 6.4 shall be construed to obligate any party to waive any of the closing conditions set forth in Sections 7, 8 and 9.

6.5 Conduct of Business.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing Date, Radiant shall use all reasonable efforts consistent with past practices and policies (except to the extent that Shareholder shall otherwise consent or direct) to carry on the Enterprise Business in the ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, comply with all applicable Laws and, to the extent consistent therewith, to use all reasonable efforts consistent with past practice and policies to preserve intact the present business organization of and properties of the Enterprise Business, keep available the services of its present officers and employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and maintain its franchises, rights and Permits, all with the goal of preserving unimpaired the goodwill and ongoing business of the Enterprise Business at the Closing Date.

6.6 Notification of Certain Matters.    Each shall give prompt notice to the other party of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement; provided, further, however, that no disclosure by a party pursuant to this Section 6.6 shall be deemed to prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.7 Takeover Statutes.    If any “fair price,” “moratorium,” “contral share acquisition,” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (“Takeover Statute”) is or may become applicable to the transactions contemplated by this Agreement, the Board (subject to its fiduciary duties) will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby and thereby.

6.8 Tax Disclosure.    Notwithstanding anything in this Agreement to the contrary or in any other agreement between the parties, each party to this Agreement (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; each party acknowledges that it has no proprietary or exclusive rights to the tax structure of the transaction. The preceding sentence is intended to cause the transaction contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. Each party recognizes that the privilege each has to maintain with respect to the confidentiality of the transaction contemplated by this Agreement or the confidentiality of a communication relating to such transaction, including a confidential communication with its attorney or with a federally authorized tax practitioner under Section 7252 of the Code, is not intended to be waived by the foregoing.

6.9 Notice of the Enterprise Expenses.    Two Business Days prior to the Closing Date, Radiant will prepare and deliver to Shareholder a notice setting forth the proposed amount of the Enterprise Expenses, which shall be accompanied by written documentation substantiating such amount.

Section 7. Conditions to Obligations of Each Party.

The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability, or obligation to any Person):

7.1 No Order Preventing Consummation; Illegality.    No Order issued by any Governmental Authority (as hereinafter defined) or other Law preventing the consummation of the transactions contemplated herein shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending. No action taken by any Governmental Authority, and no Law or Order shall have been enacted, entered, enforced, or deemed applicable to the Exchange or the Separation, which makes the consummation of the Exchange illegal.

7.2 Approval and Recommendation.    Neither the Special Committee nor the Board of Directors shall have withdrawn its approval or recommendation to shareholders of this Agreement, the Related Agreements, the Separation, the Exchange and the other transactions contemplated hereby and thereby; provided, however, that any such withdrawal shall have been made in good faith based on a determination that such withdrawal is in the best interest of Radiant and its shareholders.

7.3 Litigation.    There shall be no Action pending against Shareholder or Radiant, its properties or any of its respective officers or directors arising out of, or in any way connected with, the Exchange, the Separation, or the other transactions contemplated by the terms of this Agreement and the Related Agreements.

7.4 Shareholder Approval.    The Radiant Shareholder Approval shall have been obtained at an annual or special meeting of shareholders of Radiant.

7.5 Tax Opinion.    Radiant and Shareholder shall have received an opinion from King & Spalding LLP, in the form attached hereto as Exhibit C and subject to the representations, assumptions and limitations set forth therein, to the effect that the Exchange and the related transfer of assets and liabilities pursuant to the Separation Agreement will not result in the recognition of any income, gain or loss to Radiant or Shareholder for federal income tax purposes (except that such opinion shall express no view as to whether Radiant is required to include in its taxable income any advance payments previously received by Radiant but for which Enterprise assumes Radiant’s obligation to provide the associated services or software).

7.6 Opinion of Financial Advisor.    The Financial Advisor shall not have withdrawn its opinion delivered to the Special Committee, dated October 8, 2003, or its consent for Radiant to include the name of the Financial Advisor and a description of such opinion in the Proxy Statement.

Section 8. Additional Conditions to Obligations of Shareholder.

The obligations of Shareholder to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Shareholder (it being understood that each such condition is solely for the benefit of Shareholder and may be waived in writing by Shareholder in its sole discretion without notice, liability or obligation to any Person):

8.1 Representations and Warranties.    The representations and warranties of Radiant contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Shareholder shall have received a certificate to such effect signed on behalf of Radiant by the Chief Executive Officer of Radiant.

8.2 Agreements and Covenants.    Radiant shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Radiant on or prior to the Closing Date, and Shareholder shall have received a certificate to such effect signed on behalf of Radiant by the Chief Executive Officer of Radiant.

8.3 Related Agreements.    Each of the Related Agreements shall have been executed and delivered by Radiant and Enterprise.

8.4 Resignation of Officers and Directors.    Shareholder shall have received a written resignation from each of the officers and directors of Enterprise effective as of the Closing Date.

8.5 Certificate of Secretary of Radiant.    Shareholder shall have received a certificate, validly executed by the Secretary of Radiant, certifying as to (i) the terms and effectiveness of the Articles of Incorporation and the Bylaws of each of Radiant and Enterprise, and (ii) the valid adoption of resolutions of the Board and the shareholders of Radiant approving this Agreement, the Related Agreements, the Separation, the Exchange and the other transactions contemplated by this Agreement and the Related Agreements.

8.6 Certificates of Existence.    Shareholder shall have received long-form certificates of existence for Radiant and Enterprise from the Secretary of State of the State of Georgia, dated within a reasonable period prior to Closing.

8.7 Material Adverse Effect.    There shall not have occurred after the date hereof any Material Adverse Effect (as hereinafter defined).

Section 9. Additional Conditions to Obligations of Radiant.

The obligations of Radiant to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Radiant (it being understood that each such condition is solely for the benefit of Radiant and may be waived in writing by Radiant in its sole discretion without notice, liability or obligation to any Person):

9.1 Representations and Warranties.    The representations and warranties of Shareholder contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Radiant shall have received a certificate to such effect signed by Shareholder.

9.2 Agreements and Covenants.    Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by him on or prior to the Closing Date, and Radiant shall have received a certificate to such effect signed by Shareholder.

9.3 Resignation.    Shareholder shall have resigned, effective upon the Closing, from all employee, officer and director positions held with Radiant.

9.4 Noncompetition Agreement.    Shareholder shall have executed and delivered to Radiant the Noncompetition Agreement.

Section 10. Termination.

10.1 Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written consent of Radiant and Shareholder;

(b) by either Radiant or Shareholder if any Governmental Authority shall have issued any Order prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such Order shall have become final and nonappealable (provided however, that the party seeking to terminate this Agreement pursuant to this paragraph (b) shall have used reasonable best efforts to remove such Order) or if any Law is promulgated or enacted by any Governmental Authority after the date of this Agreement which prohibits the consummation of the Separation or the Exchange shall be in effect, provided that no party hereto who brought or is affiliated with the party who brought any action seeking the permanent enjoinment of the transactions contemplated hereby may seek termination of this Agreement pursuant to this Section 10.1(b);

(c) by Shareholder if any of the conditions set forth in Sections 7 and 8 shall have become incapable of fulfillment and shall not have been waived by Shareholder;

(d) by Radiant if any of the conditions set forth in Sections 7 and 9 shall have become incapable of fulfillment and shall not have been waived by Radiant; or

(e) by Radiant or Shareholder, at any time on or after January 31, 2004, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

10.2 Effect of Termination.    Upon termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and there shall be no liability on the part of Shareholder or Radiant. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any willful breach of any covenant or agreement in this Agreement. If this Agreement is terminated pursuant to Section 10.1 (other than Section 10.1(d) as a result of the failure of any of Shareholder’s representations or warranties to be true in all material respects or the breach by Shareholder of any material covenants or agreements hereunder), Radiant shall pay to Shareholder upon demand, payable in same day funds, the reasonable legal fees and related out-of-pocket costs and expenses of Shareholder incurred in connection with this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

Section 11. Indemnification.

11.1 Survival of Representations.    All representations and warranties made in this Agreement shall survive the Closing for a period of twelve (12) months, but, except as provided in Section 10.2, shall not survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, (i) the representations and warranties contained in Sections 4.3, 5.2 and 5.3(a) shall survive the Closing indefinitely (subject to any applicable statutes of limitations). The applicable time periods specified in the preceding provisions of this Section 11.1 are each referred to as an “Indemnity Period.” This Section 11.1 shall not limit any covenant or agreement of the parties hereto in this Agreement or any of the Related Agreements that contemplates performance after the Closing or the surivival of any representation or warranty made by any of the parties hereto in any of the Related Agreements.

11.2 Indemnification Obligations of Shareholder.

(a) Subject to the terms and conditions set forth herein, from and after the Closing, Shareholder shall indemnify, defend, and hold harmless Radiant and its officers, directors, employees, and affiliates, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the “Radiant Indemnified Parties”) from, against, and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments, and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation, and reasonable attorneys’ fees and expenses) (collectively, “Radiant Losses”) arising out of or relating to: (i) any breach or inaccuracy of any representation or warranty made by Shareholder in Section 4 hereof (other than any such breach or inaccuracy of which executive officers or directors of Radiant other than Shareholder or Alon Goren had actual knowledge as of the date hereof); and (ii) any breach of any covenant, agreement, or undertaking of Shareholder in this Agreement.

(b) Shareholder’s obligations to indemnify Radiant Indemnified Parties pursuant to Section 11.2(a) hereof are subject to the following limitations: (i) in no event shall the aggregate Liability of Shareholder pursuant to this Section 11.2 exceed the Radiant Shares (valued at the Average Trading Price (as hereinafter defined) for such purposes); (ii) Shareholder shall have the option of satisfying any obligations to indemnify a Radiant Indemnified Party for any Radiant Losses by tendering shares of Radiant Common Stock, which shares, for such purposes, shall be valued at the Average Trading Price; (iii) the amount of any Radiant Losses shall be reduced by any amount actually received by a Radiant Indemnified Party with respect thereto under any insurance coverage (other than self insurance) or from any other party alleged to be responsible therefor; and (iv) Shareholder shall be obligated to indemnify the Radiant Indemnified Parties only for those claims with respect to a breach of a representation or warranty giving rise to Radiant Losses and to which the Radiant Indemnified Parties have given Shareholder written notice thereof prior to the end of any applicable Indemnity Period.

11.3 Indemnification Obligations of Radiant.

(a) Radiant shall indemnify and hold harmless Shareholder and Shareholder’s Affiliates, heirs, beneficiaries, executors, and assigns (collectively, the “Shareholder Indemnified Parties”) from, against, and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments, and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation, and reasonable attorneys’ fees and expenses) arising out of or relating to: (i) any breach or inaccuracy of any representation or warranty made by Radiant in this Agreement (other than any such breach or inaccuracy of which Shareholder had actual knowledge as of the date hereof); and (ii) any breach of any covenant, agreement, or undertaking of Radiant in this Agreement. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments, and damages of Shareholder Indemnified Parties described in this Section 11.3(a) as to which Shareholder Indemnified Parties are entitled to indemnification are hereinafter referred to, collectively, as “Shareholder Losses.”

(b) The amount of any Shareholder Losses shall be reduced by any amount actually received by a Shareholder Indemnified Party with respect thereto under any insurance coverage (other than self-insurance) or from any other party alleged to be responsible therefor. Radiant shall be obligated to indemnify the Shareholder Indemnified Parties only for those claims with respect to a breach of a representation or warranty giving rise to Shareholder Losses and to which the Shareholder Indemnified Parties have given Radiant written notice thereof prior to the end of any applicable Indemnity Period.

11.4 Indemnification Procedure.

(a) After receipt by a Radiant Indemnified Party or a Shareholder Indemnified Party (hereinafter referred to as, collectively, an “Indemnified Party”) of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Radiant Losses or Shareholder Losses (as the case may be), such Indemnified Party shall, within ten (10) days, give Radiant or Shareholder, as the appropriate indemnifying party or representative thereof (the “Indemnifying Party”), written notice of such complaint or of the commencement of such action or proceeding and copies of correspondence and documentation relating to any such claim; provided, however, that such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding, and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise, or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) the terms or effect of the settlement shall not encumber any of the assets of any Indemnified Party thereof, or contain or result in any restriction, interference or condition that would apply to such Indemnified Party or to the conduct of any of its businesses; and (iii) the Indemnifying Party shall obtain, as a condition of such settlement, a complete release of each Indemnified Party.

(c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement or pursuant to paragraph (d) of this Section 11.4) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

(d) If no such agreement can be reached after good faith negotiation, either Shareholder or Radiant may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Any such arbitration shall be held in Fulton County, Atlanta before and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “Rules”). Shareholder and Radiant shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award. Judgment upon any award rendered by the arbitrators shall be entered in any court of competent jurisdiction located in Fulton County, Georgia, and in connection therewith, each party hereto hereby irrevocably and unconditionally (i) consents to submit itself or himself to the personal jurisdiction of any Georgia state or federal court located in the City of Atlanta, (ii) waives any objection to the laying of venue of any such action, suit or proceeding in any Georgia state or federal court located in the City of Atlanta, and (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.5 Sole Remedies.    After the Closing, (a) the indemnification provisions set forth in this Section 11 and (b) the specific performance provisions of Section 12.13, are the sole and exclusive remedy of an Indemnifed Party with respect to any of the matters described in Section 11.2(a) and Section 11.3(a).

Section 12. Miscellaneous.

12.1 Payment of Expenses.    Except as otherwise specifically set forth herein or in any of the Related Agreements, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

12.2 Publicity and Reports.    Radiant shall coordinate all publicity relating to the transactions contemplated by this Agreement and Shareholder shall not issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby, or communicate with analysts or the investment community, without obtaining the prior consent of Radiant.

12.3 Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either party hereto without the prior written consent of the other party hereto; provided, however, that Radiant may assign all but not less than all of its rights, interests and obligations under this Agreement to any Person in connection with a Change of Control of Radiant. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

12.4 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed in the State of Georgia, without regard to any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.5 Counterparts.    This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

12.6 Amendment and Waiver.    Except as is otherwise required by applicable Law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing Date, Radiant, on the one hand, and Shareholder, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.7 Parties in Interest.    No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other Person unless specifically provided otherwise herein.

12.8 Notices.    Any notice or communication required or permitted hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three (3) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one (1) business day after the business day of deposit with FedEx or similar overnight courier for next day delivery (or two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Radiant, addressed to:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: Mark W. Haidet, Chief Financial Officer

Telephone: (770) 576-6404

Facsimile No.: (770) 360-7627

with a copy to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E.

Suite 3100

Atlanta, Georgia 30309

Attention: Arthur Jay Schwartz

Telephone No.: (404) 815-3500

Facsimile No.: (404) 685-6932

with a copy to:

King & Spalding, LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention: Russell B. Richards

Telephone No.: (404) 572-4600

Facsimile No.: (404) 572-5136

If to Shareholder, addressed to:

Erez Goren

c/o Wave Enterprise Systems, Inc.

3905 Brookside Parkway

Alpharetta, Georgia 30022

Attention: David Schulman, General Counsel

Telephone: (770) 576-7030

Facsimile No.: (770) 619-4669

with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309

Attention: Larry D. Ledbetter

Bruce D. Wanamaker

Telephone No.: (404) 815-6500

Facsimile No.: (404) 815-6555

12.9 Entire Agreement.    This Agreement, together with the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein and therein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

12.10 Headings.    The section headings and subheadings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.11 Severability.    If any provision of this Agreement is held or declared by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.12 Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.13 Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.14 Interpretation; Definitions.

(a) When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words include, includes or including are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words hereof, hereto, hereby, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

(b) For purposes of this Agreement,

(i) “Average Trading Price” shall mean the average of the daily volume weighted average price of Radiant Common Stock on the The Nasdaq National Market as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time) using the VAP function for each of the thirty consecutive trading days ending on and including the third trading day prior to the Closing Date (adjusted to reflect any Adjustment Event);

(ii) “Consents” shall mean any consents, waivers, approvals, or authorizations from, or notification, declaration or filing requirements to, any third party, including a party to any Contract with Radiant or a Subsidiary thereof, other than Governmental Approvals;

(iii) “Contracts” shall mean any written, oral or other agreement, contract, subcontract, lease, sublease, mortgage, instrument, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, memorandum of understanding, letter of intent, promise, arrangement, commitment or undertaking of any nature;

(iv) “Governmental Approvals” shall mean any notices, reports, declarations or other filings to be made, or any Permits to be obtained from, any Governmental Authority;

(v) “Governmental Authority” shall mean any supranational, national, federal, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority;

(vi) “Law” shall mean all laws, statutes, constitutions and ordinances, and all regulations, rules and other pronouncements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof;

(vii) “Liens” shall mean any pledge, lien, collateral assignment, security interest, deed of trust, mortgage, title retention device, collateral assignment, claim, license or other contractual restriction (including any restriction on the transfer of any asset, the receipt of income derived from any asset or on the possession, exercise or transfer of any other attribute of ownership of any asset), conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use or any other encumbrance of any kind whatsoever;

(viii) a “Material Adverse Effect” means any state of facts, change, development, effect or occurrence (an “Effect”) that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, prospects, results of operations, properties (including intangible properties) or condition (financial or otherwise), taken as a whole, of the Enterprise Business (it being understood that the failure to obtain the Consents for the Contracts listed on Schedule 6.1(b), together with the failure to otherwise provide Enterprise with the material economic benefits under such Contracts, may constitute a Material Adverse Effect); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect: (A) actions or omissions of Radiant or any Subsidiary of Radiant taken with the prior consent, or at the direction, of Shareholder; (B) actions or omissions of Shareholder; (C) actions or omissions of management of Enterprise taken with the prior consent, or at the direction, of Shareholder; or (D) any Effect to the extent resulting from the announcement or pendency of the Separation and the Exchange (except for any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Separation and the Exchange and except as set forth above with respect to the Consents listed on Schedule 6.1(b));

(ix) “Order” shall mean any order, writ, judgment, decree, injunction, ruling, directive or other requirement of any Governmental Authority (in each case, whether preliminary or final);

(x) “Permits” shall means all consents, approvals, orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights of or issued by any Governmental Authority;

(xi) “Permitted Encumbrances” shall mean (i) Liens for current Taxes not yet due or Taxes being contested in good faith, (ii) mechanics’, materialmen’s, warehousemen’s, contractors’, workmens’, repairmens’, carriers’ and similar Liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, which are not, individually or in the aggregate, material, (iii) imperfections of title, easements and zoning restrictions on real property, if any, which do not materially impair the use of such real property or the operations of the Enterprise Business thereon and (iv) Conflicts arising from the failure to obtain the Consent of any Person.

(xii) “Person” shall mean any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority; and

(xiii) “Subsidiary” shall mean with respect to any specified Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

[Signatures follow on next page.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

RADIANT:

RADIANT SYSTEMS, INC.

By:	/s/ MARK HAIDET
Name:	Mark Haidet
Title:	Chief Financial Officer

SHAREHOLDER:

/s/ EREZ GOREN
Erez Goren

Exhibit A to

Share Exchange Agreement

SEPARATION AGREEMENT

by and between

RADIANT SYSTEMS, INC.

and

WAVE ENTERPRISE SYSTEMS, INC.

Dated as of             , 2004

Exhibits
Exhibit A	Reseller and Services Agreement
Exhibit 1.1.17	Employee Benefits Agreement
Exhibit 1.1.52	Right of First Refusal, Purchase Option and Repurchase Right Agreement
Exhibit 1.1.56	Sublease Agreement
Exhibit 1.1.59	Tax Disaffiliation Agreement

Schedules
Schedule 1.1.18(c)	Transferred Assets
Schedule 1.1.20(a)	Supply or Vendor Contracts
Schedule 1.1.20(c)	Other Contracts
Schedule 1.1.21	Enterprise Expenses
Schedule 1.1.25(a)	Excluded Assets
Schedule 1.1.25(c)	Excluded Contracts
Schedule 2.1(c)	Timing of Delayed Transfer Assets and Delayed Transfer Liabilities
Schedule 2.13	Indemnification Agreements

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”), dated as of             , 2004, by and between RADIANT SYSTEMS, INC., a Georgia corporation (“Radiant”), and WAVE ENTERPRISE SYSTEMS, INC., a Georgia corporation (“Enterprise”);

W I T N E S S E T H:

WHEREAS, Enterprise is currently a wholly owned subsidiary of Radiant;

WHEREAS, Radiant currently conducts the Radiant Business (as defined herein) and the Enterprise Business (as defined herein), owns the Radiant Assets (as defined herein) and the Enterprise Assets (as defined herein) and is subject to the Excluded Liabilities (as defined herein) and Enterprise Liabilities (as defined herein);

WHEREAS, Radiant desires to transfer to Enterprise the Enterprise Business, Enterprise Assets and Enterprise Liabilities so that immediately prior to the Closing Date (as defined herein), Enterprise will conduct the Enterprise Business, will own the Enterprise Assets and will be subject to the Enterprise Liabilities;

WHEREAS, the Board of Directors of Radiant (the “Board”), based upon the recommendation of the Special Committee (as defined herein), has determined that the separation of the Enterprise Business from Radiant pursuant to this Agreement and the Ancillary Agreements referred to herein immediately prior to the transfer of the Enterprise Stock (as defined herein) to Erez Goren (“Goren”) in exchange for the Radiant Shares (as defined herein) on the terms and subject to the conditions of the Share Exchange Agreement (the “Exchange Agreement”) dated as of October 10, 2003 between Radiant and Goren (the “Exchange”), is fair to and in the best interests of Radiant and its shareholders;

WHEREAS, concurrently with the execution of this Agreement, Radiant and Enterprise are entering into each of the Ancillary Agreements, including the Reseller and Services Agreement in the form attached hereto as Exhibit A (the “Reseller Agreement”), pursuant to which, among other things, (a) Radiant will become a preferred reseller of the Products (as defined herein), and (b) Enterprise will provide service and support for certain of the Enterprise Assets and certain hosting, support and professional services to certain customers of Radiant and its Subsidiaries;

WHEREAS, the parties hereto intend that the Separation (as defined herein) qualify as a tax-free “reorganization” under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto have determined to set forth the principal transactions required to effect the Separation and to set forth other agreements that will govern certain other matters relating to the Separation;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.  General.    Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

1.1.1 “Action” shall mean any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

1.1.2 “Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Any contrary provision of this Agreement notwithstanding, neither Radiant nor any of its Subsidiaries shall be deemed to be an Affiliate of Enterprise, and Enterprise shall not be deemed to be an Affiliate of Radiant.

1.1.3 “Agreement” shall mean this Agreement, including all of the Schedules and Exhibits hereto.

1.1.4 “Agreement Disputes” shall have the meaning set forth in Section 5.1 of this Agreement.

1.1.5 “Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement and the Exchange Agreement) entered into by the parties hereto in connection with the transactions contemplated hereby, including the Employee Benefits Agreement, the Reseller Agreement, the Right of First Refusal, Purchase Option and Repurchase Right Agreement, the Sublease Agreement, and the Tax Disaffiliation Agreement.

1.1.6 “Applicable Rate” shall mean the rate of interest per annum announced from time to time by SunTrust Bank, as its prime lending rate.

1.1.7 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in Atlanta, Georgia are authorized or obligated by law or executive order to close.

1.1.8 “Cash Contribution” shall mean FOUR MILLION DOLLARS ($4,000,000.00).

1.1.9 “Change of Control” shall mean, with respect to Enterprise, any of the following: (i) any sale or transfer of all or substantially all of the assets of such party; (ii) any merger, consolidation or other business reorganization in which the holders of such party’s outstanding voting securities immediately prior to such transaction do not hold, immediately following such transaction, securities representing 50% or more of the combined voting power of the outstanding securities of the surviving entity; or (iii) the acquisition by any Person (as defined herein), of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the then-outstanding securities of such party.

1.1.10 “Closing Date” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.11 “Competitive Offering” shall mean any software product with the primary purpose of managing retail customer sales transactions at the point of sale in petroleum and convenience stores, retail food service outlets or domestic cinemas, and that automates and tracks the placement and fulfillment of customer orders at the point of sale, integrates with credit and debit card payment processing systems, interfaces with other management information systems associated with the order fulfillment process, and is offered in the Restricted Territory; provided, however, that such term does not include any point-of-sale systems that are web hosted with the software and associated data residing centrally, outside the retail site.

1.1.12 “Contracts” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.13 “Consents” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.14 “Covered Persons” shall have the meaning ascribed to such term in Section 2.13.

1.1.15 “Delayed Transfer Assets” shall mean Enterprise Assets that are expressly provided in this Agreement or any Ancillary Agreement to be transferred after the date of this Agreement.

1.1.16 “Delayed Transfer Liabilities” shall mean any Enterprise Liabilities that are expressly provided in this Agreement or any Ancillary Agreement to be assumed after the date of this Agreement.

1.1.17 “Employee Benefits Agreement” shall mean the Employee Benefits Agreement by and between Radiant and Enterprise, which agreement shall be entered into prior to or on the Closing Date in the form attached hereto as Exhibit 1.1.17.

1.1.18 “Enterprise Assets” shall mean collectively (without duplication):

(a) the Cash Contribution;

(b) the Enterprise Products (as defined in the Reseller Agreement), including any and all rights in, arising out of, or associated with any: (i) United States and foreign patents and utility models and applications therefor, the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (regardless of whether patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or resubmitted); (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names and URLs, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof; (iii) copyrights, including all renewals and extensions, copyrights registrations and applications for registration, and non-registered copyrights and moral rights; (iv) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection); and (v) all computer software programs, including all source code, object code and documentation related thereto, that are embodied in the Enterprise Products;

(c) any and all assets set forth on Schedule 1.1.18(c) as assets to be transferred to Enterprise;

(d) subject to Section 2.11, any rights of Enterprise under any of the Insurance Policies, including any rights thereunder arising after the Closing Date in respect of any Insurance Policies that are occurrence policies;

(e) the Enterprise Contracts; and

(f) subject to Section 2.3, Unearned Revenues of the Enterprise Business.

Notwithstanding the foregoing, the Enterprise Assets shall not in any event include the Excluded Assets.

1.1.19 “Enterprise Business” shall mean (a) the business and operations of (i) the enterprise software business that develops, sells and services business enterprise software programs providing back-office solutions, workforce management and supply chain management (ii) such other business carried on by the Enterprise Software Systems segment of Radiant, and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Enterprise Business (as described in subsection (a) above) as then conducted, but in any event not the businesses and operations related to the Excluded Assets.

1.1.20 “Enterprise Contracts” shall means the following Contracts to which Radiant or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective assets is bound, whether or not in writing:

(a) any supply or vendor Contracts listed or described on Schedule 1.1.20(a);

(b) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Enterprise; and

(c) the Contracts (including any related purchase and sales orders and commitments) and other documents listed or described on Schedule 1.1.20(c).

1.1.21 “Enterprise Expenses” shall mean the aggregate amount of the type of Liabilities incurred by Radiant on behalf of Enterprise or Goren set forth on Schedule 1.1.21 attached hereto, which in no event shall include any Liabilities primarily relating to, arising out of or resulting from the operation of the Enterprise Business in the ordinary course at any time prior to the Closing Date.

1.1.22 “Enterprise Indemnitees” shall have the meaning ascribed to such term in Section 3.1.

1.1.23 “Enterprise Liabilities” shall mean (without duplication):

(a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Enterprise, and all agreements, obligations and Liabilities of Enterprise under this Agreement or any of the Ancillary Agreements;

(b) all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Agreement, respectively) primarily relating to, arising out of or resulting from:

(i) the operation of the Enterprise Business or the Enterprise Assets at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(ii) obligations arising from the Enterprise Contracts after the Closing Date; or

(iii) any Liabilities arising from any misappropriation or any infringement by, or conflict of, the Products with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any Person other than any member of the Radiant Group, whether occurring prior to, on or after the Closing Date, exclusive of any Liability for claims directly related to and resulting from (A) the modification or enhancement of the Products performed by any member of the Radiant Group with the Tools (as such term is defined in the Reseller Agreement) or otherwise without the express written consent of Enterprise, (B) the use of the Products by a Customer of any member of the Radiant Group other than as permitted under the Reseller Agreement or (C) use of the Products in combination with any other computer software programs, equipment or technology other than in accordance with the Documentation (as such term is defined in the Reseller Agreement); and

(c) the outstanding obligations of Radiant to make payments of the “Performance Component” of the “Purchase Price,” as such terms are defined in that certain Asset Purchase and License Agreement dated as of June 30, 2001, between Radiant and Tricon Restaurant Services Group, Inc. which a subsidiary of YUM! Brands, Inc. and is not known as YUM Restaurant Services Group, Inc. (“YUM”), as amended through the date hereof (the “YUM Asset Purchase Agreement”), including such amendments as are set forth in that certain Binding Letter of Intent dated October 6, 2003 between Radiant and YUM (the “YUM LOI”), on the terms and subject to the limitations set forth therein.

Notwithstanding the foregoing, the Enterprise Liabilities shall not include the Excluded Liabilities.

1.1.24 “Exchange Act” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.25 “Excluded Assets” shall mean:

(a) the assets listed or described on Schedule 1.1.25(a);

(b) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as assets to be retained by Radiant or any other member of the Radiant Group; and

(c) any Contract listed or described on Schedule 1.1.25(c).

1.1.26 “Excluded Liabilities” shall mean:

(a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Radiant or any other member of the Radiant Group, and all agreements and obligations of any member of the Radiant Group under this Agreement or any of the Ancillary Agreements;

(b) any and all Liabilities primarily relating to, arising out of or resulting from any Excluded Assets;

(c) all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Agreement, respectively) primarily relating to, arising out of or resulting from:

(i) the operation of the Radiant Business, as conducted at any time prior to, on or after the Closing Date

(ii) except as set forth in Section 1.24(b)(iii), the operation of the Enterprise Business, as conducted at any time prior to the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority) and the ownership of the Enterprise Assets and the performance of the Enterprise Contracts prior to the Closing Date); or

(iii) any Radiant Assets, whether arising before, on or after the Closing Date; and

(d) any and all Liabilities of Radiant to satisfy its outstanding obligations to make payments of the “Cash Component” of the “Purchase Price,” as such terms are defined in the YUM Asset Purchase Agreement, on the terms and subject to the limitations set forth therein.

1.1.27 “GAAP” shall mean United States generally accepted accounting principles.

1.1.28 “Governmental Approvals” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.29 “Governmental Authority” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.30 “Indemnifying Party” shall have the meaning set forth in Section 3.3(a) of this Agreement.

1.1.31 “Indemnitee” shall have the meaning set forth in Section 3.3(a) of this Agreement.

1.1.32 “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

1.1.33 “Insurance Policies” shall mean the insurance policies of Radiant written by any insurance carrier, pursuant to which Enterprise (or its officers or directors) will be an insured party after the Closing Date.

1.1.34 “Insurance Proceeds” shall mean those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

1.1.35 “Law” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.36 “Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, response actions, losses, claims, charges, demands, causes of actions, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration, covenants, contracts, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, all contractual obligations, including those arising under this Agreement or any Ancillary Agreement, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority, or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

1.1.37 “Notice” shall have the meaning set forth in Section 6.6 of this Agreement.

1.1.38 “Person” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.39 “Products” shall mean the Software (as such term is defined in the Reseller Agreement).

1.1.40 “Proxy Statement” shall have the meaning ascribed to such term in the Exchange Agreement..

1.1.41 “Radiant” shall have the meaning set forth in the preamble to this Agreement.

1.1.42 “Radiant Assets” shall mean any assets of Radiant or any of its Subsidiaries (other than Enterprise) other than the Enterprise Assets.

1.1.43 “Radiant Business” shall mean (a) the business and operations of (i) the site management systems business that provides (A) open point-of-sale technology for managing site operations of petroleum and convenience store, food service, and cinema businesses; (B) consumer-activated customer self-service systems allowing consumers to purchase tickets, place food orders, pay with a credit card, make inquiries, and view promotions through the use of a touch screen application for the food service, and cinema businesses; and (C) certain back-office systems allowing petroleum and convenience store operators to manage employees and inventory, schedule labor, automate daily reports, analyze costs, and forecast results of individual sites from headquarters; (ii) such other business carried on by the Store Systems segment of Radiant, and (iii) all other businesses (including the businesses and operations related to the Excluded Assets) conducted by Radiant not otherwise included in the Enterprise Business or Enterprise Assets; and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Radiant Business (as described in subsection (a) above) as then conducted, but in any event not the businesses and operations related to the Enterprise Assets.

1.1.44 “Radiant Group” shall mean Radiant, and each Person that is an Affiliate of Radiant immediately after the Closing Date (other than any Affiliate of Enterprise).

1.1.45 “Radiant Indemnitee” shall have the meaning ascribed to such term in Section 3.2.

1.1.46 “Radiant Shares” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.47 “Representative” shall mean, with respect to any Person, any of such Person’s former, current and future directors, officers, members, employees, agents, consultants, advisors, accountants, attorneys and representatives.

1.1.48 “Restricted Acquiring Person” shall mean any Person that provides a Competitive Offering in the Restricted Territory provided such Person either (a) derives revenues from software associated with Competitive Offerings on an annual basis in excess of $20 million or (b) derives revenues from software and hardware (either independently from, or in addition to, software) associated with Competitive Offerings on an annual basis in excess of $50 million.

1.1.49 “Restricted Change of Control Period” shall mean the period ending on the fourth anniversary of the Closing Date.

1.1.50 “Restricted Competition Period” shall mean the period ending on the fifth anniversary of the Closing Date.

1.1.51 “Restricted Territory” shall mean any state of the United States or any country in which Radiant conducts the Radiant Business as of the Closing Date.

1.1.52 “Right of First Refusal, Purchase Option and Repurchase Right Agreement” shall mean the Right of First Refusal, Purchase Option and Repurchase Right Agreement by and between Radiant and Enterprise, which Agreement shall be entered into prior to or on the Closing Date in the form attached hereto as Exhibit 1.1.52 pursuant to which Radiant will grant to Enterprise a Right of First Refusal and Option on certain real property.

1.1.53 “Rules” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.54 “Separation” shall mean the transfer of the Enterprise Assets to Enterprise and the assumption by Enterprise of the Enterprise Liabilities, in each case, effective immediately prior to the Closing Date, all as more fully described in this Agreement and the Ancillary Agreements.

1.1.55 “Special Committee” shall have the meaning ascribed to such term in the Exchange Agreement.

1.1.56 “Sublease Agreement” shall mean the Sublease and Facilities Agreement by and between Radiant and Enterprise, which agreement shall be entered into prior to or on the Closing Date in the form attached hereto as Exhibit 1.1.56, pursuant to which Radiant will sublease a building and lease certain equipment to, and share certain other facilities with, Enterprise.

1.1.57 “Subsidiary” shall mean with respect to any specified Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

1.1.58 “Taxes” shall have the meaning set forth in the Tax Disaffiliation Agreement.

1.1.59 “Tax Disaffiliation Agreement” shall mean the Tax Disaffiliation Agreement by and between Radiant and Enterprise, which agreement shall be entered into prior to or on the Closing Date in the form attached hereto as Exhibit 1.1.59.

1.1.60 “Third-Party Claim” shall have the meaning set forth in Section 3.4(a) of this Agreement.

1.1.61 “Unearned Revenues” shall mean all deposits, prepayments, amounts billed and unpaid, and other funds that Radiant has received or is entitled to receive on or prior to the Closing Date in connection with products or services sold or performed or to be sold or performed, but that have not been recognized as revenue in accordance with GAAP, including prepaid support billed 90 days prior to the Closing Date.

SECTION 1.2.   Reference; Interpretation.    References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either party as the principal draftsman hereof or thereof. Unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the instant immediately prior to the Closing Date regardless of any amendment or restatement hereof.

ARTICLE II

THE SEPARATION AND OTHER TRANSACTIONS;

CERTAIN COVENANTS

SECTION 2.1.   The Transfer of Assets and Assumption of Liabilities.

(a) Radiant hereby contributes, assigns, transfers, conveys and delivers to Enterprise, and agrees to cause its applicable Subsidiaries to contribute, assign, transfer, convey and deliver to Enterprise, and Enterprise hereby accepts from Radiant and its Subsidiaries, all of Radiant’s and its Subsidiaries’ respective right, title and interest in all Enterprise Assets, other than the Delayed Transfer Assets.

(b) Enterprise hereby accepts, assumes and agrees faithfully to perform and fulfill all the Enterprise Liabilities, other than the Delayed Transfer Liabilities, in accordance with their respective terms.

(c) Each of the parties hereto agrees that the Delayed Transfer Assets will be contributed, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be accepted and assumed, in accordance with the terms of the agreements that provide for such contribution, assignment, transfer, conveyance and delivery, or such acceptance and assumption, after the date of this Agreement or as otherwise set forth on Schedule 2.1(c). Following such contribution, assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the acceptance and assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Ancillary Agreements as an Enterprise Asset or an Enterprise Liability, as the case may be.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to Enterprise of any Enterprise Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Separation or the Exchange, then, unless the parties shall mutually determine otherwise, the transfer or assignment to Enterprise, as the case may be, of such Enterprise Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall be deemed an Enterprise Asset for purposes of determining whether any Liability is an Enterprise Liability.

(e) In the event that at any time or from time to time (whether prior to or after the Closing Date), any party hereto (or any member of such party’s respective group), shall receive or otherwise possess any asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person.

(f) In furtherance of the contribution, assignment, transfer and conveyance of Enterprise Assets and the acceptance and assumption of Enterprise Liabilities set forth in Section 2.1(a) and (b) simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Radiant shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence and effect the transfer, conveyance and assignment of all of Radiant’s and its Subsidiaries’ right, title and interest in and to the Enterprise Assets to Enterprise pursuant to Georgia law or the Laws of one of the other states of the United States or, if not appropriate for a given transfer, and for transfers to be effected pursuant to non-U.S. Laws, in such other form as the parties shall reasonably agree, and (ii) Enterprise shall execute and deliver to Radiant and its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Enterprise Liabilities by Enterprise, in any such case.

SECTION 2.2.  Adjustment of the Cash Contribution.    The Cash Contribution shall be subject to adjustment so as to be reduced by an amount equal to the Enterprise Expenses.

SECTION 2.3.  Unearned Revenues.    Notwithstanding any provision hereof to the contrary, all Unearned Revenues that are attributable to the Legacy Contracts and Reseller Legacy Clients (as such terms are defined in the Reseller Agreement), shall continue to be held by Radiant as security for Enterprise’s obligation to perform the services or deliver the software associated with such Unearned Revenues. Promptly (but in any event, within five (5) Business Days) after receipt by Radiant of Notice from Enterprise that it has performed the services or delivered the software associated with such Unearned Revenues, together with such evidence of performance as shall be reasonably requested by Radiant (which may include customer confirmation), Radiant shall deliver to Enterprise an amount of cash in same day funds equal to such Unearned Revenues.

SECTION 2.4.  Ancillary Agreements.    Effective as of the Closing Date, the parties shall execute and deliver all Ancillary Agreements to which it is a party.

SECTION 2.5.  Limited Representations or Warranties.    Each of the parties hereto understands and agrees that no party hereto is, in this Agreement, in any Ancillary Agreement or in any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, making any representation or warranty whatsoever to any other party as to the value, quality or condition of any assets of such party, and all such representations and warranties are hereby disclaimed and negated. The parties also agree and understand that there are no warranties whatsoever, whether express or implied, given by any party to this Agreement, as to the condition, quality, merchantability or fitness for a particular purpose of any of the assets, businesses or other rights transferred or retained by the parties, as the case may be, and all such assets, businesses and other rights shall be “as is, where is” and “with all faults” (provided that the absence of warranties given by the parties shall not negate the assumption of Liabilities under this Agreement and shall have no effect on any manufacturers, sellers, or other third party warranties that are intended to be transferred with such assets). Notwithstanding the foregoing, however, from and after the Closing Date, Radiant shall be solely responsible for Excluded Liabilities, and Enterprise shall be solely responsible for Enterprise Liabilities.

SECTION 2.6.  Witness Services.    After the Closing Date, except in the case of an adversarial Action by one party against another party, each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, its respective Representatives as witnesses to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith, and a party providing witness services to the other party under this Section 2.6 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, reimbursement for payments made for any out-of-pocket expenses (which shall include the costs of salaries and benefits of employees who are witnesses) as may be reasonably incurred in providing such witness services.

SECTION 2.7.  Corporate Names; Trademarks.    Except as otherwise specifically provided in the Reseller Agreement or any other Ancillary Agreement, as soon as reasonably practicable after the Closing Date but in any event within six (6) months thereafter:

(a) Enterprise will: (i) at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its real property or premises or on the real property or premises used by Enterprise (other than the premises occupied by Enterprise pursuant to the Sublease Agreement) which refer or pertain to Radiant or which include the Radiant or any Radiant Subsidiary name, logo or other trademark or service mark or any similar mark or any derivative thereof or other intellectual property included in the Radiant Assets; and (ii) remove from all letterhead, envelopes, invoices, products, product labels, product literature, brochures and other communications media of any kind, all references to Radiant, including the “Radiant Systems, Inc.” name, logo and any other trademark or service mark or other intellectual property included in the Radiant Assets (except that Enterprise shall not be required to take any such action with respect to materials in the possession of third parties); and

(b) Radiant will at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on the premises occupied by Enterprise pursuant to the Sublease Agreement which refer or pertain to Radiant or which include the Radiant or any Radiant Subsidiary name, logo or other trademark or service mark or any similar mark or any derivative thereof or other intellectual property included in the Radiant Assets.

SECTION 2.8.  Post-Separation Remittances.    Following the Closing Date, (i) Radiant will promptly remit to Enterprise, or reimburse Enterprise for, all amounts, and endorse or remit to Enterprise the proceeds of all checks, drafts, notes or other documents, received by Radiant or any of its Subsidiaries, that should have otherwise been paid to Enterprise; and (ii) Enterprise will promptly remit to Radiant, or reimburse Radiant for, all amounts, and endorse or remit to Radiant the proceeds of all checks, drafts, notes or other documents, received by Enterprise, that should have otherwise been paid to Radiant or any of its Subsidiaries.

SECTION 2.9.  Non-Solicitation.    For the period ending on the second anniversary of the Closing Date:

(a) Enterprise will not, directly or indirectly, solicit or recruit for its employment any employee of Radiant or any of its Subsidiaries (other than Enterprise immediately prior to the Closing Date) without the prior written consent of Radiant; provided, however, that nothing in this Section 2.12(a) shall (i) prohibit the hiring of any natural person who applied for employment with Enterprise solely in response to any public medium advertising or (ii) prohibit the hiring of any natural person whose employment with Radiant or any of its Subsidiaries terminated at least three (3) months prior to the date of such solicitation or recruitment for a bona fide reason not designed or intended to circumvent the provisions of this Section 2.9(a) and so long as such natural person was not solicited or recruited by Enterprise prior to the expiration of such three (3) month period.

(b) Radiant will not, and will not permit any of its Subsidiaries to, directly or indirectly, solicit or recruit for its employment any employee of Enterprise immediately after the Closing Date without the prior written consent of Enterprise; provided, however, that nothing in this Section 2.9(b) shall (i) prohibit the hiring of any natural person who applied for employment with Radiant or any of its Subsidiaries solely in response to any public medium advertising or (ii) prohibit the hiring of any natural person whose employment with Enterprise terminated at least three (3) months prior to the date of such solicitation or recruitment for a bona fide reason not designed or intended to circumvent the provisions of this Section 2.9(b) and so long as such natural person was not solicited or recruited by Radiant or any of its Subsidiaries prior to the expiration of such three (3) month period.

SECTION 2.10.  Prohibited Transactions.

(a) Consolidation, Merger, etc.

(i) Enterprise hereby covenants and agrees that during the Restricted Change of Control Period, it will not engage in or consummate a Change of Control transaction with a Restricted Acquiring Person. In addition to the restriction in the preceding sentence, Enterprise shall not engage in or consummate any Change in Control transaction with any Person, unless such Person is a corporation, partnership, limited liability company or trust that expressly assumes, by a written agreement, executed and delivered to Radiant, in form reasonably satisfactory to Radiant, all of the liabilities, obligations and expenses to be assumed by Enterprise under this Agreement and the due and punctual performance or observance of every agreement and covenant of this Agreement and the Ancillary Agreements on the part of Enterprise to be performed or observed.

(ii) In addition to the restriction in the preceding paragraph, in the event that, on or prior to the second anniversary of the Closing Date, (A) Enterprise consummates, or enters into a definitive agreement to consummate, a Change of Control transaction and (B) the Third Party Value for such Change of Control transaction is greater than the Implied Gross Separation Value (in which case the amount by which such Third Party Value exceeds the Implied Gross Separation Value shall be referred to herein as the “Excess Value”), then, Enterprise, in the case of a sale of assets, or its shareholders or other securityholders, in the case of a sale of the stock of Enterprise (or any other transaction in which the consideration is paid directly to the shareholders or other securityholders), shall pay Radiant a fee equal to the amount determined in accordance with the following (the “Excess Value Fee”): (x) if such Change of Control transaction is consummated (or the definitive agreement with respect thereto was entered into) on or prior to the first anniversary of the Closing Date, an amount equal to 70% of such Excess Value; or (y) if such Change of Control transaction is consummated (or the definitive agreement with respect thereto was entered into) on or prior to the second anniversary (but after the first anniversary) of the Closing Date, an amount equal to 40% of such Excess Value. The Excess Value Fee shall be payable to Radiant in the same form of consideration (and if different types of consideration are paid, in the same proportion) as is paid to Enterprise or its shareholders in the Change of Control transaction. The Excess Value Fee shall be payable to Radiant simultaneously with the receipt of consideration from the Change of Control Transaction by Enterprise or its shareholders. If payment of any portion of such consideration is deferred, contingent, held back, or escrowed, a like percentage of the Excess Value Fee payable to Radiant shall be payable only if and when such portion of the consideration is actually received by Enterprise or its shareholders. Enterprise shall ensure that any amount otherwise payable by its shareholders or other securityholders to Radiant hereunder is in fact paid as and when due pursuant to the terms hereof. In a Change of Control transaction, the Excess Value Fee payable to Radiant pursuant to this Section 2.10(a)(ii) shall be paid to Radiant by Enterprise, the shareholders or the security holders, as applicable. For purposes of this Section 2.10(a)(ii), the following terms shall have the meanings set forth below:

“Implied Gross Separation Value” shall mean an amount equal to 2,000,000 multiplied by the Average Trading Price (as defined in the Exchange Agreement).

“Third Party Value” shall mean, with respect to a Change of Control transaction, the aggregate amount, without duplication, of all cash and the fair market value of all other consideration paid or payable (including amounts paid into escrow and any amounts paid in the form of dividends) to Enterprise or its shareholders or other securityholders and to Radiant (pursuant to this Section 2.10(a)(ii)) (excluding severance payments, payments made pursuant to non-compete agreements not made with respect to their status as shareholders or securityholders, and other payments not made with respect to their status as shareholders or securityholders) in connection with the Change of Control transaction, including amounts paid or payable in respect of warrants, options or similar rights, but not including any indebtedness or other obligations of Enterprise (other than the Excess Value Fee) assumed by the purchaser or the portion of any consideration to be used to repay any indebtedness or other obligations of Enterprise (other than the Excess Value Fee) at the closing of the Change of Control transaction. “Third Party Value” shall also include, in the case of a sale of assets, the fair market value of any assets not sold by Enterprise less any indebtedness or other obligations which are retained by Enterprise. “Third Party Value” shall be reduced by the portion of the consideration payable to Persons (or their respective successors in interest) contributing any capital to Enterprise during the period commencing after the date hereof and ending immediately prior to the consummation of the Change of Control transaction with respect to the interest acquired as a result of such contribution of capital. “Third Party Value” shall be net of any federal and state income taxes incurred by Enterprise or its shareholders or other securityholders in connection with the Change of Control transaction (other than taxes incurred with respect to the portion of consideration excluded from Third Party Value pursuant to the immediately preceding sentence), taking into account the tax deduction or other benefits to Enterprise or its shareholders or other securityholders arising out of the payment of the Excess Value Fee to Radiant. The fair market value of any securities or other property shall be (a) the discounted present value of any debt securities, or (b) the fair market value of any other securities or property. The fair market value of any securities or other property shall be determined as follows: (i) the value of securities that are freely tradable in an established public market will be determined on the basis of the average closing market prices on the fifteen last trading days prior to the public announcement of the Change of Control transaction; and (ii) the value of securities that are not freely tradable or have no established public market, and the value of consideration that consists of other property, shall be the fair market value as determined (A) in good faith by Enterprise and Radiant, or (B) pursuant to the provisions of Article 5.

(b) Restrictive Covenants.    Enterprise covenants and agrees that during the Restricted Competition Period, it will not, in the Restricted Territory, (i) engage in the development or sale of Competitive Offerings on its own behalf, or (ii) own any interest in, or engage in or perform any development of services for any Person other than Radiant that develops or sells Competitive Offerings in the Restricted Territory, either as a partner, owner, consultant, or shareholder, if such Person either (A) derives revenues from software associated with Competitive Offerings on an annual basis in excess of $20 million or (B) derives revenues from software and hardware (either independently from, or in addition to, software) associated with Competitive Offerings on an annual basis in excess of $50 million. Notwithstanding the foregoing, nothing contained in this Section 2.10(b) shall prohibit Enterprise from (x) entering into strategic alliances, joint ventures or similar contractual commercial relationships with any Person for purposes of marketing, selling and distributing any Enterprise Assets, including the Products, or (y) holding and making investments in securities of any Person whose securities are traded on a national securities exchange or are quoted on Nasdaq or an over-the-counter market, provided that Enterprise’s equity interest in any such Person does not exceed five percent (by voting power) of the outstanding shares of capital stock of such Person.

(c) Reliance.    Enterprise acknowledges that Radiant would not consummate the transactions contemplated by this Agreement and the Ancillary Agreements without the assurance that Enterprise will not engage in the transactions and activities prohibited by this Section 2.10 as and for the periods set forth herein. In order to induce Radiant to consummate the Separation and the other transactions contemplated by this Agreement and the Ancillary Agreements, Enterprise agrees to the restrictions set forth in this Section 2.10.

(d) Remedies.    Each of Enterprise’s agreements contained in Section 2.9 and this Section 2.10 relates to matters of unique character and peculiar value impossible of replacement, and Enterprise acknowledges and agrees that breach of such agreements by Enterprise will cause Radiant irreparable injury, that the remedy at law for any breach of these agreements would be inadequate and that Radiant, in addition to other remedies available to it, shall be entitled to temporary restraining orders and temporary and permanent injunctive relief or other equitable remedies without the necessity of proving actual damages or of providing a bond so as to prevent a breach or threatened breach of these agreements and to secure the enforcement thereof.

SECTION 2.11.  Insurance.

(a) Radiant and Enterprise agree to cooperate in good faith to provide for an orderly transition of insurance coverage for the treatment of any Insurance Policies that will remain in effect following the Closing Date on a mutually agreeable basis.

(b) Except as otherwise provided in any Ancillary Agreement, the parties intend that the Enterprise Assets shall include all rights that Enterprise or its Affiliates may have as of the Closing Date as a subsidiary, affiliate, division or department of Radiant prior to the Closing Date under any policy of insurance issued to Radiant by any insurance carrier or under any agreements related to such policies executed and delivered prior to the Closing Date, including any rights Enterprise or any such Affiliate of Enterprise may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Closing Date. At the request of Enterprise and at Enterprise’s expense, Radiant shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however that Radiant shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

(c) If, subsequent to the Closing Date, any Person shall assert a claim against Enterprise (including where Enterprise is a joint defendant with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Closing Date in, or in connection with, the conduct of the Enterprise Business or the ownership of the Enterprise Assets, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Insurance Policies, Radiant shall, on behalf of Enterprise, assert a claim under the appropriate Insurance Policy and collect any related Insurance Proceeds under such Insurance Policy and remit promptly to Enterprise any Insurance Proceeds so collected. At the request of Enterprise, Radiant shall further on behalf of Enterprise assert any and all rights of an insured party under such Insurance Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable proceeds thereunder. From and after the Closing Date, Radiant shall be solely responsible for administration of the Insurance Policies with respect to all Liabilities (including Enterprise Liabilities); provided, however, that the retention of such administrative responsibilities by Radiant is in no way intended to relieve Enterprise of the primary responsibility for reporting such third-party claim accurately, completely and in a timely manner or of Enterprise’s authority to settle any such third-party claim within any period permitted or required by the relevant Insurance Policy. Radiant may discharge its administrative responsibilities under this Section 2.11(c) by contracting for the provision of services by independent third parties. Enterprise shall pay any costs relating to defending any such claims to the extent such defense costs are not covered under such Insurance Policies. Enterprise shall reimburse Radiant promptly for all disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of Radiant relating to the administration of the Insurance Policies on behalf of Enterprise as contemplated by this Section 2.11. Enterprise shall not assert any claims under any of the Insurance Policies except through Radiant as provided in this Section 2.11.

(d) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Radiant Group in respect of any Insurance Policy or any other contract or policy of insurance.

(e) Enterprise does hereby agree that no member of the Radiant Group or any Radiant Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Radiant and its Affiliates as in effect at any time prior to the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(f) Nothing in this Agreement shall be deemed to restrict Enterprise from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

SECTION 2.12.  Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, on and after the Closing Date, each party hereto shall cooperate with the other party, to execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Enterprise Assets and the assignment and assumption of the Enterprise Liabilities and the other transactions contemplated hereby and thereby (other than the payment of money or the deposit of funds by one party on behalf of the other). Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any lien, if and to the extent it is practicable to do so.

(b) If the transfer or assignment of any Enterprise Assets or Liabilities intended to be transferred or assigned hereunder is not consummated prior to or at the Closing Date, whether as a result of the provisions of Section 2.1(d) or for any other reason, then the Person retaining such Enterprise Asset or Enterprise Liability shall continue to take the actions required by Section 2.12(a) to consummate and make effective such transfer as soon as practicable after the Closing Date and, in the case of Enterprise Assets, shall use its best efforts to preserve the value of such Enterprise Assets until the time of transfer, and shall hold such Enterprise Asset for the use and benefit insofar as reasonably possible, of Enterprise. In addition, the Person retaining such Enterprise Asset shall take such other actions as may be reasonably requested by Enterprise in order to place Enterprise, insofar as reasonably possible, in the same position as if such Enterprise Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Enterprise Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Enterprise Assets, are to inure from and after the Closing Date to Enterprise. If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Enterprise Asset pursuant to Section 2.1(d), are obtained, the transfer of the applicable Enterprise Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement. The parties hereto agree that, as of the Closing Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership to all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement and the Ancillary Agreements all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled or required to hold or assume pursuant to this Agreement.

(c) Any disagreement regarding whether any Asset or Liability was or should have been transferred to, retained by or assumed by Radiant or Enterprise shall be resolved in accordance with the provisions of Article V.

SECTION 2.13.  Directors’ and Officers’ Indemnification and Insurance.

(a) Radiant agrees that all rights to indemnification (and advancement of expenses) and all rights with respect to the elimination or limitation of liability now existing in favor of all persons (hereinafter referred to as “Covered Persons”) who at any time (x) prior to the Closing Date were directors or officers of Radiant, and (y) after the Closing Date, were directors, officers or employees of Enterprise, provided in Radiant’s Articles of Incorporation and Bylaws and under any indemnification agreement or other contract listed in Schedule 2.13 attached hereto, as in effect as of the Closing Date, with respect to matters occurring at or prior to the Closing Date, shall survive after the Closing Date and shall continue in full force and effect for a period of six years after the Closing Date. During such period, Radiant shall not amend, repeal or otherwise modify such provisions for indemnification (and advancement of expenses) and elimination or limitation of liability in any manner that would materially and adversely affect the rights thereunder of Covered Persons in respect of actions or omissions occurring at or prior to the Close of the Separation Date (including, without limitation, the transactions contemplated by the Exchange Agreement), without the written consent of Enterprise, which consent shall not be unreasonably withheld or delayed, unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Closing Date or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Without limiting the foregoing, from and after the Closing Date, Radiant shall indemnify, defend and hold harmless each Covered Person from and against any and all Liabilities of the Covered Persons relating to, arising out of or resulting from any claim of a current or former shareholder of Radiant against any of the Covered Persons made in connection with or related to the execution and delivery of the Exchange Agreement or any of the Related Agreements, or consummation of the Separation and the Exchange, whether asserted or claimed prior to, at or after the Closing Date, and shall pay each Covered Person any expenses, as incurred, in advance of the final disposition of any action relating to such claims; provided, however, that the Covered Persons shall not be entitled to such indemnity if a court of competent jurisdiction issues a final, nonappealable Order (as such term is defined in the Exchange Agreement) that (x) Goren did not provide the Special Committee with the “required disclosure” (as such term is defined in Section 14-2-860(4) of the Georgia Business Corporation Code) to the extent such information was not known by any member thereof, and (y) the Separation and Exchange are not entitled to the protections afforded by Section 14-2-861(b) of the Georgia Business Corporation Code.

(b) Radiant shall maintain, on a primary, non-contributory basis, for a period of six years after the Closing Date, directors’ and officers,’ errors and omissions, professional liability, employment practices, fiduciary, ERISA, and/or any other insurance (including all primary, umbrella and excess coverages) that provides coverage on a claims made basis if (but only if) such coverage is now provided on this basis (in at least the same amounts and on terms no less advantageous than the coverage currently provided under such policies) for events or in respect of actions or omissions occurring at or prior to the Closing Date for Covered Persons.

SECTION 2.14.  Late Payments.    Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Applicable Rate plus 2%.

ARTICLE III

INDEMNIFICATION

SECTION 3.1.  Indemnification by Radiant.    Except as provided in Section 3.3, Radiant shall indemnify, defend and hold harmless Enterprise and each Person, if any, after the Closing Date who controls Enterprise within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Enterprise Indemnitees”), from and against any and all Liabilities of the Enterprise Indemnitees relating to, arising out of or resulting from the failure of Radiant or any other member of the Radiant Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities. Subject to the last sentence of Section 6.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

SECTION 3.2.  Indemnification by Enterprise.    Except as provided in Section 3.3, Enterprise shall indemnify, defend and hold harmless Radiant, each member of the Radiant Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Radiant Indemnitees”) from and against any and all Liabilities of the Radiant Indemnitees relating to, arising out of or resulting from the failure of Enterprise to pay, perform or otherwise promptly discharge any Enterprise Liabilities in accordance with their respective terms after the date hereof. Subject to the last sentence of Section 6.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

SECTION 3.3.  Indemnification Obligations Net of Insurance Proceeds.

(a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article III will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate Enterprise or any member of the Radiant Group to seek to collect or recover any Insurance Proceeds.

SECTION 3.4.  Procedures for Indemnification.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) other than Enterprise or a member of the Radiant Group of any claim of or the commencement by any such Person of any Action (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to Section 3.1 or Section 3.2 of this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within fifteen (15) Business Days) after becoming aware of such Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so elects in accordance with this Section 3.4(b), to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee in writing of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in the written opinion of such Indemnitee’s outside counsel, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim that would make representation of both such parties by one counsel inappropriate under applicable standards of professional responsibility, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party; provided, further, however, that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnitees in each jurisdiction in a single proceeding. If the Indemnifying Party elects to assume such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Information and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

(c) If an Indemnifying Party elects to assume the defense of a Third-Party Claim as provided above, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If an Indemnifying Party elects to assume the defense of a Third-Party Claim as provided above, the Indemnitee will agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and releases the Indemnitee completely in connection with such Third-Party Claim; provided, however, that, notwithstanding the foregoing, the Indemnitee shall not be required hereunder to agree to any such settlement, compromise or discharge involving the stipulation of facts or the adjudication of any question that the Indemnitee determines in its discretion would have an adverse effect on the Indemnitee in any other proceeding or otherwise would affect adversely the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim, and such Indemnitee may recover the Indemnifiable Losses in connection with such compromise, settlement or defense from the Indemnifying Party.

(d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

SECTION 3.5.  Additional Matters.

(a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by Article V of this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 3.6.  Remedies Cumulative.    The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 3.7.  Survival of Indemnities.    The rights and obligations of each of Radiant and Enterprise and their respective Indemnitees under this Article III shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE IV

ACCESS TO INFORMATION

SECTION 4.1.  Agreement for Exchange of Information.

(a) Radiant agrees to provide, or cause to be provided, at any time after the Closing Date, as soon as reasonably practicable after written request of Enterprise therefor, any Information in the possession or under the control of Radiant that (i) relates to (x) Enterprise, the conduct of the Enterprise Business up to the Closing Date or the ownership of the Enterprise Assets up to the Closing Date, or (y) any Ancillary Agreement (other than the Tax Disaffiliation Agreement), (ii) Enterprise reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on Enterprise (including under applicable securities or Tax laws) by a Governmental Authority having jurisdiction over the requesting party, (B) for use in any other Action or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other or (C) subject to clause (B) above, to comply with its obligations under this Agreement, or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Radiant shall arrange, as soon as reasonably practicable following the receipt of such request, to provide such Information (or appropriate copies thereof if Radiant has a reasonable need to retain the originals) in the possession or control of Radiant or any of the Radiant Subsidiaries.

(b) Enterprise agrees to provide, or cause to be provided, at any time after the Closing Date, as soon as reasonably practicable after written request of Radiant therefor, any Information in the possession or under the control of Enterprise that (i) relates to (x) Radiant, the conduct of the Radiant Business up to the Closing Date or the ownership of the Radiant Assets up to the Closing Date, or (y) any Ancillary Agreement (other than the Tax Disaffiliation Agreement), (ii) Radiant reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on Radiant (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (B) for use in any other Action or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other or (C) subject to clause (B) above, to comply with its obligations under this Agreement, or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Enterprise shall arrange, as soon as reasonably practicable following the receipt of such request, to provide such Information (or appropriate copies thereof if Radiant has a reasonable need to retain the originals) in the possession or control of Enterprise, but only to the extent such items are not already in the possession or control of Radiant or any Subsidiary thereof.

SECTION 4.2.  Access to Information.    From and after the Closing Date, each of Radiant and Enterprise shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, and Information of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to (x) such other party or the conduct of its business or ownership of its Assets prior to the Closing Date or (y) any Ancillary Agreement.

SECTION 4.3.  Reimbursement; Other Matters.    Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Information or access to Information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, reimbursement for payments made for supplies, disbursements and other out-of-pocket expenses (including attorneys’ fees and disbursements), as may be reasonably incurred in creating, gathering, copying and providing such Information or access to Information.

SECTION 4.4.  Confidentiality.    Neither Radiant nor Enterprise shall use or permit the use of (without the prior written consent of the other) and each such entity shall keep, and shall cause its Representatives to keep, confidential all Information concerning the other party in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party or (B) such information has been later lawfully acquired from other sources by such party, (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information, or (D) was independently generated without reference to any proprietary or confidential Information of the other party) to the extent such information, (w) relates to or was acquired during the period up to the Closing Date, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such party’s Representatives, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such party has provided the other party with prompt notice of such requirement in order to afford the other party the opportunity to seek an appropriate protective order or other remedy. No party shall release or disclose any such Information to any other Person, except its Representatives who shall be advised of and agree to comply with the provisions of this Section 4.4. Notwithstanding the foregoing, each of the parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other Tax analyses) that are provided to the parties relating to such Tax treatment and Tax structure.

SECTION 4.5.  Privileged Matters.    The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Closing Date have been and will be rendered for the benefit of Radiant and Enterprise, and that each of the members of Radiant Group and Enterprise should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. Except as otherwise specifically provided in the Tax Disaffiliation Agreement with respect to tax matters, to allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

(a) Radiant shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Radiant Business, whether or not the privileged information is in the possession of or under the control of Radiant or Enterprise. Radiant shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Excluded Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by Radiant, whether or not the privileged information is in the possession of or under the control of Radiant or Enterprise.

(b) Enterprise shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Enterprise Business, whether or not the privileged information is in the possession of or under the control of Radiant or Enterprise. Enterprise shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Enterprise Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by Enterprise, whether or not the privileged information is in the possession of Enterprise or under the control of Radiant or Enterprise.

(c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(a) and 4.5(b). All privileges relating to any Action, disputes or other matters which involve Radiant and Enterprise in respect of which such parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

(d) No party hereto may waive any privilege which could be asserted under any applicable Law, and in which any other party hereto has a shared privilege, without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Action with Third Parties or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other party requesting such consent.

(e) In the event of any Action or dispute between any of the parties hereto, any party and a Subsidiary of another party hereto, or a Subsidiary of one party hereto and a Subsidiary of another party hereto, either such party, to the extent necessary in connection with such Action or dispute, may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to such Action or dispute between the relevant parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives has received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information (to the extent such information is available to such party) and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information and other information pursuant to this Agreement is made in reliance on the agreement of Radiant and Enterprise, as set forth in Sections 4.4 and 4.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1 and 4.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 2.6 and 3.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 3.4 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

SECTION 4.6.  Ownership of Information.    Any Information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to this Article IV shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

SECTION 4.7.  Retention of Records.

(a) Radiant shall deliver to Enterprise upon Enterprise’s request all Information that are specifically identified by Enterprise and known by Radiant, after reasonable inquiry, to be in its control or possession relating to Enterprise Assets, Enterprise Liabilities or the Enterprise Business. Except (a) as provided in the Tax Disaffiliation Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the Radiant Group and Enterprise shall retain in a reasonably retrievable format, for a period of at least six (6) years, all Information relating to the Enterprise Business as of the Closing Date. Notwithstanding the

foregoing, in lieu of retaining any specific Information, Radiant may offer in writing to deliver such Information to Enterprise and, if such offer is not accepted within ninety (90) days, the offered Information may be destroyed or otherwise disposed of at any time. If Enterprise shall request in writing prior to the expiration of such 90-day period that any of the Information proposed to be destroyed or disposed of be delivered to Enterprise, Radiant shall promptly arrange for delivery of such requested Information (at Enterprise’s cost).

(b) Enterprise shall deliver to Radiant upon Radiant’s request all Information that are specifically identified by Radiant and known by Enterprise, after reasonable inquiry, to be in its control or possession relating to Radiant Assets, Excluded Liabilities or the Radiant Business. Except (a) as provided in the Tax Disaffiliation Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the Radiant Group and Enterprise shall retain in a reasonably retrievable format, for a period of at least six (6) years, all Information relating to the Radiant Business as of the Closing Date. Notwithstanding the foregoing, in lieu of retaining any specific Information, Enterprise may offer in writing to deliver such Information to Radiant and, if such offer is not accepted within ninety (90) days, the offered Information may be destroyed or otherwise disposed of at any time. If Radiant shall request in writing prior to the expiration of such 90-day period that any of the Information proposed to be destroyed or disposed of be delivered to Radiant, Enterprise shall promptly arrange for delivery of such requested Information (at Radiant’s cost).

SECTION 4.8.  Limitation of Liability; Release.

(a) Except as set forth in any Ancillary Agreement, no party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Effective upon the Closing Date and except as otherwise specifically set forth in this Agreement, each of Radiant and Enterprise releases and forever discharges the other and its Representatives and Subsidiaries, of and from all Liabilities against such other party, its Representatives and Subsidiaries or any of its successors or assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Closing Date; provided, however, that the foregoing general release shall not apply to this Agreement, the Exchange Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and shall not affect either party’s right to enforce this Agreement or any of the Ancillary Agreements in accordance with their terms.

SECTION 4.9.  Other Agreements Providing for Exchange of Information.    The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

ARTICLE V

DISPUTE RESOLUTION

SECTION 5.1.  Negotiation.    In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, further, however, such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed thirty (30) days from the time the parties began such negotiations; and provided, further, however, that in the event of any arbitration in accordance with Section 5.2, (i) the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and (ii) any statute of limitations or any contractual time period or deadline under this Agreement or any Ancillary Agreement shall not be deemed to have passed with respect to such Agreement Dispute until such Agreement Dispute has been resolved.

SECTION 5.2.  Arbitration.    If after such reasonable period such management are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after forty-five (45) days have elapsed from the time the parties began such negotiations), such Agreement Dispute shall be determined, at the demand of any party, by binding arbitration unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Any such arbitration shall be held in Fulton County, Atlanta before and in accordance with the Rules. Shareholder and Radiant shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award Judgment upon any award rendered by the arbitrators shall be entered in any court of competent jurisdiction located in Fulton County, Georgia, and in connection therewith, hereby irrevocably and unconditionally (i) consents to submit itself or himself to the personal jurisdiction of any Georgia state or federal court located in the City of Atlanta, (ii) waives any objection to the laying of venue of any such action, suit or proceeding in any Georgia state or federal court located in the City of Atlanta, and (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 5.3.  Continuity of Service and Performance.    Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such dispute, controversy or claim.

SECTION 5.4.  Other Remedies.    Nothing in this Article V shall limit the right that any party may otherwise have to seek to obtain from any court of competent jurisdiction (a) preliminary injunctive relief in order to preserve the status quo pending the resolution of a dispute or (b) temporary or permanent injunctive relief from any breach of any provisions of this Agreement. By seeking such relief, a party in no way waives its arbitration rights under this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1.  Complete Agreement; Construction.    This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Other than Section 4.5 and Article V, which shall prevail over any inconsistent or conflicting provisions in any Ancillary Agreement, notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

SECTION 6.2.  Ancillary Agreements.    Subject to the last sentence of Section 6.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

SECTION 6.3.  Counterparts.    This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

SECTION 6.4.  Survival of Agreements.    Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Closing Date.

SECTION 6.5.  Separation Expenses.    Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Proxy Statement and the Separation and the consummation of the transactions contemplated thereby, and such costs and expenses shall be deemed to be Enterprise Liabilities or Excluded Liabilities, respectively. Further, except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Closing Date, and any amount or expense to be paid or reimbursed by any party hereto to any other party hereto (other than Enterprise Expenses which are reimbursed to Radiant through an adjustment to the Cash Contribution under Section 2.2) shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

SECTION 6.6.  Notices.    Any notice or communication required or permitted hereunder (each a “Notice”) shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three (3) Business Days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), or (c) one (1) business day after the business day of deposit with Federal Express, UPS or similar overnight courier for next day delivery (or two (2) Business Days after such deposit if deposited for second business day delivery), if delivered by such means to the parties at the following addresses (or at such other address for a party as shall be specified by like Notice):

If to Radiant, addressed to:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: Mark W. Haidet, Chief Financial Officer

Telephone: (770) 576-6404

with a copy to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, Suite 3100

Atlanta, Georgia 30309

Attention: Arthur Jay Schwartz

Telephone No.: (404) 815-3500

with a copy to:

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention: Russell B. Richards

Telephone No.: (404) 572-4600

If to Enterprise, addressed to:

Wave Enterprise Systems, Inc.

3905 Brookside Parkway

Alpharetta, Georgia 30022

Attention: David Schulman, General Counsel

Telephone: (        )         -

with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309

Attention:	Larry D. Ledbetter
Bruce D. Wanamaker

Telephone No.: (404) 815-6500

SECTION 6.7.  Waivers.    The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

SECTION 6.8.  Amendments.    This Agreement may not be modified or amended except by an agreement in writing signed by duly authorized Representatives of each of the parties hereto.

SECTION 6.9.  Successors and Assigns.    The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 6.10.  Termination.    After the Closing Date, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Article III shall not be terminated or amended after the Closing Date in respect of any Indemnitees not a party to this Agreement without the consent of such Persons.

SECTION 6.11.  Subsidiaries.    Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Closing Date.

SECTION 6.12.  Parties in Interest.    Except for the right of Indemnitees to enforce the provisions of Article III hereof, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates, and no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other Person unless specifically provided otherwise herein.

SECTION 6.13.  Title and Headings.    The title and section headings and subheadings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.14.  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed in the State of Georgia, without regard to any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 6.15.  Severability.    If any provision of this Agreement is held or declared by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, the parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic or operational effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

RADIANT SYSTEMS, INC.

By:
Name:
Title:

WAVE ENTERPRISE SYSTEMS, INC.

By:
Name:
Title:

Annex B

October 8, 2003

Special Committee of the Board of Directors

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Gentlemen:

We understand that Radiant Systems, Inc. (“Radiant” or the “Company”) intends to divest its enterprise software business through a tax-free split-off (the “Proposed Split-off”) to Erez Goren, the Company’s current Co-Chief Executive Officer (“Shareholder”). The Proposed Split-off will result in a new stand-alone privately-held company, Wave Enterprise Systems, Inc. (“Enterprise”), that would conduct the Company’s business providing enterprise management software solutions to the broader retail market, while the Company would continue to conduct its site management and point-of-sale systems business designed specifically for the Company’s core vertical markets as a separate publicly-traded company.

In order to effect the Proposed Split-off, the Company and Enterprise intend to enter into several agreements, including a Separation Agreement, whereby Radiant will transfer to Enterprise the assets associated with the Enterprise business (the “Enterprise Assets”) plus $4.0 million in cash, and Enterprise will assume the liabilities associated with the Enterprise business (the “Separation”). Pursuant to a Share Exchange Agreement between Radiant and Shareholder, Radiant will transfer 100% of the issued and outstanding capital stock of Enterprise to Shareholder in exchange for 2.0 million shares of common stock of Radiant (“Radiant Common Stock”) held by Shareholder (the “Exchange”).

In addition to the Separation Agreement and the Share Exchange Agreement, Radiant and Enterprise or Shareholder intend to enter into various ancillary agreements, including the Reseller and Services Agreement, the Noncompetition Agreement, the Tax Disaffiliation Agreement, the Employee Benefits Agreement, the Right of First Refusal and Purchase Option Agreement and the Sublease and Facilities Agreement (collectively the “Split-off Agreements”) pursuant to which, among other things, Radiant will become a preferred reseller of Enterprise’s products and Enterprise will provide service and support for certain of the Enterprise Assets and certain hosting, support and professional services to certain customers of Radiant. The terms and conditions of the Proposed Split-off are set forth in more detail in the drafts of the Split-off Agreements. The Company, Enterprise and Shareholder intend that the Exchange qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Separation qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code.

We have been requested by the Special Committee of the Board of Directors of the Company (the “Special Committee”) to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of Radiant (other than the Shareholder) of the terms of the Proposed Split-off.

In arriving at our opinion, we reviewed and analyzed (1) a draft of the Separation Agreement dated October 6, 2003; (2) a draft of the Share Exchange Agreement dated October 6, 2003; (3) a draft of the Reseller and Services Agreement dated October 6, 2003; (4) a draft of the Noncompetition Agreement dated October 6, 2003; (5) a draft of the Tax Disaffiliation Agreement dated October 6, 2003; (6) a draft of the Employee Benefits Agreement dated October 6, 2003; (7) a draft of the Right of First Refusal and Purchase Option Agreement dated October 6, 2003; (8) a draft of the Sublease and Facilities Agreement dated October 6, 2003; (9) a draft of the

Special Committee of the Board of Directors

Radiant Systems, Inc.

October 8, 2003

Proxy Statement dated October 6, 2003; (10) financial and operating information with respect to the business, operations and prospects of Radiant and Enterprise furnished to us by the Company; (11) a trading history of the Company’s common stock from February 13, 1997 to the present and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (12) a comparison of the historical financial results and present financial condition of the Company and Enterprise with those of publicly traded companies, which we deemed relevant; (13) projected financial results of the Company and Enterprise and (14) a comparison of the financial terms of the Proposed Split-off with the financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning the Company’s and Enterprise’s respective businesses, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company and Enterprise provided to us or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company and Enterprise. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company.

We have also assumed that the Proposed Split-off will be consummated in accordance with the terms of the Split-off Agreements and that the Proposed Split-off will quality as a tax-free distribution under Section 355 of the Code and as a tax-free reorganization under Section 368 (a)(1)(D) of the Code. We have also assumed without independent verification that neither the Proposed Split-off nor any related transaction will be voidable as a fraudulent conveyance or fraudulent transfer. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Split-off will be obtained without any adverse effect on the Company or on the expected benefits of the Proposed Split-off. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Enterprise business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company and Enterprise. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

We have acted as financial advisor to the Special Committee in connection with the Proposed Split-off and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Split-off. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past, including serving as private placement agent for the Company on August 2, 1996, serving as a co-manager on the Company’s initial public offering on February 13, 1997 and serving as a co-manager on the Company’s secondary equity offering on July 16, 1997, and have received customary fees for such services. In the ordinary

Special Committee of the Board of Directors

Radiant Systems, Inc.

October 8, 2003

course of our business, we and our affiliates actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc. and its subsidiaries) may have other financing and business relationships with the Company in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the terms of the Proposed Split-off are fair to the shareholders of Radiant (other than the Shareholder). This opinion is being rendered at the behest of the Special Committee and is for the benefit of the Special Committee in its evaluation of the Proposed Split-off, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Split-off.

Very Truly Yours,

SUNTRUST CAPITAL MARKETS, INC.

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE JANUARY 30, 2004 SPECIAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints John H. Heyman and Mark Haidet or either of them, with power of substitution to each, the proxies, of the undersigned to vote all of the Common Stock of the undersigned at the Special Meeting of Shareholders of RADIANT SYSTEMS, INC. to be held on January 30, 2004, at 10:00 a.m., local time, at the offices of Smith, Gambrell & Russell, LLP, Promenade II, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, and any adjournments or postponements thereof:

1.	To approve the Share Exchange Agreement, dated as of October 10, 2003, by and between Radiant Systems, Inc. and Erez Goren, and the transactions contemplated thereby, as more fully described in the accompanying proxy statement and in Annex A to the proxy statement.

☐  FOR                                         ☐  AGAINST                                     ☐  ABSTAIN

2.	To transact any other business as may properly come before the special meeting or any postponements or adjournments thereof, including any motion to adjourn or postpone the special meeting to a later time to permit further solicitations of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing item.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE

PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE

INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please date and sign this Proxy exactly as name(s) appears on the mailing label. If shares are held jointly, each joint holder must sign.

Print Name(s):

NOTE:    When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

Dated:

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.

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